Filed Pursuant to Rule 424(b)5
Registration No. 333-220980

Subject to completion, dated April 16, 2020

Prospectus supplement

(To prospectus dated October 16, 2017)

CDW LLC and

CDW Finance Corporation

$500,000,000

            % Senior notes due 2025

Interest payable                and

We are offering $500,000,000 aggregate principal amount of                 % senior notes due 2025 (the “notes”). The notes will mature on                , 2025. Interest will accrue from                 , 2020, and the first interest payment date will be                 , 2020.

We may redeem the notes at any time, in whole or in part, prior to                 , 2022 at a price equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the redemption date and a “make-whole premium.” Thereafter, we may redeem all or part of the notes at the redemption prices set forth herein. In addition, at any time prior to                , 2022, we may also redeem up to 40% of the aggregate principal amount of the notes with the net cash proceeds from certain equity offerings. If we experience specific kinds of changes of control, we must offer to purchase the notes.

The notes will be unsecured senior obligations of CDW LLC and CDW Finance Corporation (“CDW Finance”), will rank equal in right of payment with all of their existing and future senior indebtedness, but will be effectively subordinated to their existing and future secured indebtedness to the extent of the value of the collateral securing such indebtedness, and will be senior in right of payment to any of their future subordinated indebtedness. The notes will be guaranteed on an unsecured senior basis by CDW Corporation, the direct parent of CDW LLC and CDW Finance, and all of the direct and indirect domestic subsidiaries of CDW LLC that are guarantors under our senior secured term loan facility (the “Term Loan Facility”). The notes will be structurally subordinated to all of the liabilities and preferred stock of each of the subsidiaries of CDW LLC that do not guarantee the notes.

Investing in the notes involves risks. You should refer to “Risk factors” beginning on page S-8 of this prospectus supplement and the periodic reports and other information that we file with the Securities and Exchange Commission (the “SEC”) incorporated by reference in this prospectus supplement and carefully consider that information before deciding to purchase any notes.

Per note	Total

Public offering price (i)%	$

Underwriting discounts and commissions paid by us %	$

Net proceeds, before expenses, to us (i)%	$
(i)	Plus accrued interest, if any, from , 2020.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

We expect that delivery of the notes will be made to investors in book-entry form through The Depository Trust Company on or about                 , 2020.

Joint book-running managers

J.P. Morgan	Morgan Stanley	Goldman Sachs & Co. LLC
Barclays	MUFG	BofA Securities

Co-managers

Capital One Securities	RBC Capital Markets	US Bancorp

Prospectus supplement dated                , 2020

Prospectus supplement

S-i

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus is accurate as of any date other than the date set forth on the front of the document. We and the underwriters are not making an offer of these securities in any state where the offer is not permitted.

About this document

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and other matters relating to us and our financial condition. The second part is the accompanying prospectus, which gives more general information about securities we may offer from time to time, some of which will not apply to this offering. This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the SEC using the SEC’s shelf registration rules. You should read both this prospectus supplement and the accompanying prospectus, together with additional information described in this prospectus supplement and the accompanying prospectus in the sections titled “Where you can find more information” and “Incorporation of certain information by reference.” To the extent there is a conflict between the information contained in the accompanying prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement; provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in the accompanying prospectus or this prospectus supplement—the statement in the document having the later date modifies or supersedes the earlier statement.

We and the underwriters have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any such free writing prospectus. This prospectus supplement, the accompanying prospectus and any such free writing prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus supplement, the accompanying prospectus and any such free writing prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus and any such free writing prospectus subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus supplement, the accompanying prospectus and any such free writing prospectus is delivered or securities are sold on a later date.

Trademarks and service marks

This prospectus supplement and the accompanying prospectus include our trademarks, such as “CDW,” which are protected under applicable intellectual property laws and are the property of CDW Corporation or its subsidiaries. This prospectus supplement and the accompanying prospectus also contain trademarks, service marks, trade names and copyrights of other companies, which are the property of their respective owners.

Solely for convenience, trademarks and trade names referred to in this prospectus supplement and the accompanying prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks and trade names.

S-ii

Prospectus supplement summary

This summary highlights information included or incorporated by reference in this prospectus supplement and the accompanying prospectus. You should carefully read the entire prospectus supplement and the entire accompanying prospectus, including the sections entitled “Risk factors” and the risk factors and consolidated financial statements and notes related to those statements incorporated by reference in this prospectus supplement and the accompanying prospectus, before deciding to purchase any notes. Unless otherwise indicated or the context otherwise requires, the terms “we,” “us,” “our,” “the Company,” “CDW” and other similar terms refer to the business of CDW Corporation and its consolidated subsidiaries.

Our company

We are a Fortune 500 company and a leading provider of integrated information technology (“IT”) solutions to small, medium and large business, government, education and healthcare customers in the United States (“US”), the United Kingdom (“UK”) and Canada. Our broad array of offerings ranges from discrete hardware and software products to integrated IT solutions such as mobility, security, data center optimization, cloud computing, virtualization and collaboration.

We are technology “agnostic,” with a solutions portfolio including more than 100,000 products and services from more than 1,000 leading and emerging brands. Our solutions are delivered in physical, virtual and cloud-based environments through over 6,800 customer-facing coworkers, including sellers, highly-skilled technology specialists and advanced service delivery engineers. We are a leading sales channel partner for many original equipment manufacturers (“OEMs”), software publishers and cloud providers (collectively, our “vendor partners”), whose products we sell or include in the solutions we offer. We provide our vendor partners with a cost-effective way to reach customers and deliver a consistent brand experience through our established end-market coverage, technical expertise and extensive customer access.

We simplify the complexities of technology across design, selection, procurement, integration and management for our customers. Our goal is to have our customers, regardless of their size, view us as a trusted adviser and extension of their IT resources. We do not manufacture products. Our multi-brand offering approach enables us to identify the products or combination of products from our vendor partners that best address each customer’s specific IT requirements.

We provide integrated IT solutions in more than 150 countries for customers with primary locations in the United States, UK and Canada, which are large and growing markets. According to the International Data Corporation (“IDC”), the total US, UK and Canadian IT market generated approximately $1 trillion in sales in 2019. We believe our addressable markets in the United States, UK and Canada represent approximately $360 billion in annual sales. These are highly fragmented markets served by thousands of IT resellers and solutions providers. For the year ended December 31, 2019, we estimate that our total Net sales of $18 billion represented approximately 5% of our addressable markets. We believe that demand for IT will continue to outpace general economic growth in the markets we serve fueled by new technologies, including cloud computing, virtualization and mobility as well as growing end-user demand for security, efficiency and productivity.

CDW LLC is an Illinois limited liability company and a subsidiary of CDW Corporation, a Delaware corporation. CDW Finance is a Delaware corporation and a subsidiary of CDW Corporation. Our principal executive offices are located at 75 Tri-State International, Lincolnshire, Illinois 60069, and our telephone number at that address is (847) 465-6000. Our website is located at http://www.cdw.com. The information on our website is not part of this prospectus supplement or the accompanying prospectus (other than our SEC reports that are expressly incorporated by reference herein).

Recent developments

Updates relating to Covid-19

In response to the COVID-19 global pandemic, CDW has implemented precautions to help keep its coworkers healthy and safe, including activating a cross-functional response team led by Executive Committee members, moving to remote working for its office coworkers, and implementing safety protocols at its distribution centers, including social distancing measures, segmented shifts, additional personal protective equipment, enhanced facility cleanings, and temperature screening for anyone entering the facilities. In recent weeks, to limit the virus spread after a few coworkers tested positive for COVID-19, we decided to close our Vernon Hills, Illinois distribution center for several days and to require a shift of configuration center coworkers to self-isolate. These actions have not had a material impact to date as we have leveraged flexibility in our distribution and configuration capabilities where possible, and where not, shipping times modestly increased.

While we have a balanced portfolio of customer end-markets and a full suite of solutions and services that address customer priorities across the IT landscape, the impact of COVID-19 on our businesses could be material, with some customer end-markets impacted more significantly than others or due to operational measures taken to safeguard our coworkers or issues with our supply chain. We are unable at this time to predict the impact of COVID-19 on our operations, liquidity, and financial results, and, depending on the magnitude and duration of the COVID-19 pandemic, such impact may be material. See “Risk factors—Risks related to Covid-19—The outbreak of the novel coronavirus (COVID-19) pandemic could adversely impact our business, results of operations, cash flows, financial condition and liquidity.”

Current liquidity

CDW’s primary liquidity sources are operating cash flow, cash and cash equivalents, and borrowings under its revolving credit facilities. As of March 31, 2020, we had cash and cash equivalents of $214 million and $3.47 billion of total debt outstanding, plus the capacity to borrow an additional $1.0 billion under our revolving credit facilities. We have no debt maturities due in 2020 and $57 million (£46 million) of debt maturing in August 2021. We have taken measures to enhance liquidity, including implementing cost savings initiatives and suspending share repurchases.

Preliminary estimated unaudited financial data for the three months ended March 31, 2020

Set forth below are preliminary estimates of our unaudited selected financial information for the three months ended March 31, 2020 and our actual unaudited financial results for the three months ended March 31, 2019. The amounts set forth below for the three months ended March 31, 2020 are estimates because our financial closing procedures for the three months ended March 31, 2020 are not yet complete. Estimates of results are inherently uncertain and subject to change, and we undertake no obligation to update or revise the estimates set forth in this prospectus supplement as a result of new information, future events or otherwise, except as otherwise required by law. These estimates may differ from actual results. Actual results remain subject to the completion of our quarter-end closing process which includes a final review by our management and audit committee. During the course of the preparation of the financial statements and related notes and our final review, we may identify additional items that require material adjustments to the preliminary estimated financial information presented below for the three months ended March 31, 2020. Therefore, you should not place undue reliance upon these preliminary estimated financial results.

The preliminary estimates for the three months ended March 31, 2020 presented below have been prepared by, and are the responsibility of, management. Ernst & Young LLP, our independent registered public accounting firm, has not reviewed, audited, or performed any procedures with respect to such preliminary financial information, including the comparison of such preliminary financial information to that of the preceding comparable period in the prior year. Accordingly, Ernst & Young LLP does not express an opinion or any other form of assurance with respect thereto. However, Ernst & Young LLP has reviewed the GAAP financial information for the three months ended March 31, 2019 presented below.

Statement of operations data and certain non-GAAP financial information

	Three months ended March 31,
	2020 (preliminary estimate)	2019 (actual)
(in millions)	(unaudited)	(unaudited)
Net sales(1)	$4,389	$3,958
Operating income	246	229
Non-GAAP operating income(2)	304	287
Non-GAAP operating income plus depreciation and amortization in SG&A(2)	326	306
Non-GAAP net income(2)	200	185

(1)	The three months ended March 31, 2020 contained one additional selling day compared to the prior year period.

(2)	Non-GAAP operating income, Non-GAAP operating income plus depreciation and amortization in SG&A and Non-GAAP net income are Non-GAAP financial measures. For a description of these measures, the reasons for their inclusion and a reconciliation of these measures to net income, see “—Non-GAAP financial information” below.

Balance sheet data

	As of March 31, 2020 (preliminary estimate)	As of December 31, 2019 (actual)
(in millions)	(unaudited)
Cash and cash equivalents	$214	$154
Total debt(1)	3,472	3,317
Borrowing capacity under our revolving credit facilities	999	1,106

(1)	Net of unamortized discount and deferred financing costs.

Non-GAAP financial information

The tables below provide reconciliations of Non-GAAP operating income, Non-GAAP operating income plus depreciation and amortization in SG&A and Non-GAAP net income for the three months ended March 31, 2020 and 2019. Non-GAAP operating income and Non-GAAP operating income plus depreciation and amortization in SG&A exclude, among other things, charges related to the amortization of acquisition-related intangible assets, equity-based compensation and related payroll taxes, and acquisition and integration expenses. Non-GAAP net income excludes, among other things, charges related to acquisition-related intangible asset amortization, equity-based compensation, acquisition and integration expenses, and the associated tax effects of each. Non-GAAP operating income, Non-GAAP operating income plus depreciation and amortization in SG&A and Non-GAAP net income are considered non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance or financial position that either excludes or includes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with GAAP. We believe these measures provide analysts, investors and management with helpful information regarding the underlying operating performance of our business, as they remove the impact of items that management believes are not reflective of underlying operating performance. We use these measures to evaluate period-over-period performance as management believes they provide a more comparable measure of the underlying business.

Reconciliation of non-GAAP operating income

	Three months ended March 31,
	2020 (preliminary estimate)	2019 (actual)
(in millions)	(unaudited)	(unaudited)
Operating income	$246	$229
Amortization of intangibles(1)	45	44
Equity-based compensation	9	13
Other adjustments(2)	4	1

Non-GAAP operating income	304	287
Depreciation and amortization in SG&A	22	19

Non-GAAP operating income plus depreciation and amortization in SG&A	$326	$306

(1)	Includes amortization expense for acquisition-related intangible assets, primarily customer relationships, customer contracts and trade names.

(2)	Includes other expenses such as payroll taxes on equity-based compensation, expenses related to the relocation of our downtown Chicago office and acquisition and integration expenses.

Reconciliation of non-GAAP net income

	Three months ended March 31,
	2020 (preliminary estimate)	2019 (actual)
(in millions)	(unaudited)	(unaudited)
Net income	$168	$153
Amortization of intangibles(1)	45	44
Equity-based compensation	9	13
Other adjustments(2)	4	1
Aggregate adjustment for income taxes(3)	(26)	(26)

Non-GAAP net income	$200	$185

(1)	Includes amortization expense for acquisition-related intangible assets, primarily customer relationships, customer contracts and trade names.

(2)	Includes other expenses such as payroll taxes on equity-based compensation, expenses related to the relocation of our downtown Chicago office and acquisition and integration expenses.

(3)	Income tax on non-GAAP adjustments includes excess tax benefits associated with equity-based compensation.

The offering

The summary below describes the principal terms of the notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of notes” section of this prospectus supplement contains more detailed descriptions of the terms and conditions of the notes.

Issuers	CDW LLC and CDW Finance Corporation (the “Issuers”).

Securities	$500,000,000 aggregate principal amount of % senior notes due 2025.

Maturity Date	The notes will mature on , 2025.

Interest	Interest on the notes will be payable in cash and will accrue at a rate of % per annum.

Interest Payment Dates	and , commencing on , 2020. Interest will accrue from , 2020.

Ranking

The notes and the related guarantees will be the issuers’ and the guarantors’ senior unsecured obligations and will:

•  be effectively subordinated to all of our and the guarantors’ existing and future secured debt, including our senior secured asset-based revolving credit facility (the “ABL Facility”) and our Term Loan Facility (together with the ABL Facility, the “Senior Credit Facilities”), and to our inventory financing agreements that we have entered into with certain financial intermediaries in order to facilitate the purchase of certain inventory, in each case to the extent of the value of the assets securing such debt or other obligations;

•  be structurally subordinated to all existing and future indebtedness and other liabilities of CDW LLC’s non-guarantor subsidiaries;

•  rank equal in right of payment with all of our and the guarantors’ existing and future unsecured senior debt, including our 5.5% senior notes due 2024 (the “2024 Senior Notes”), our 5.0% senior notes due 2025 (the “2025 Senior Notes”) and our 4.25% senior notes due 2028 (the “2028 Senior Notes”), and the related guarantees; and

•  rank senior in right of payment to all of our and the guarantors’ future subordinated debt.

As of December 31, 2019, after giving effect to this offering, we would have had $3.3 billion of total long-term debt outstanding, as defined by GAAP, $1.6 billion of secured debt and outstanding (excluding $1.8 million of unamortized discount) and $429.9 million of obligations outstanding under our inventory financing agreements, and the ability to borrow approximately $1.0 billion under our ABL Facility.

Guarantees

The notes will be fully and unconditionally guaranteed, jointly and severally, on an unsecured senior basis by CDW Corporation and by each of CDW LLC’s direct and indirect wholly owned domestic subsidiaries and CDW LLC’s future wholly owned direct or indirect domestic subsidiaries that guarantees our existing indebtedness or the existing indebtedness of the guarantors.

Our non-guarantor subsidiaries represented approximately 19% of our total assets and approximately 12% of our total liabilities as of December 31, 2019. In addition, for the year ended December 31, 2019, our non-guarantor subsidiaries generated approximately 12% of our net sales and 11% of our net income.

Optional Redemption

We may redeem all or part of the notes at any time prior to             , 2022 at a price equal to 100% of the principal amount of the notes redeemed plus accrued and unpaid interest, if any, to the redemption date and a “make-whole” premium, as described under “Description of notes—Optional redemption.”

Thereafter, we may redeem all or part of the notes at the redemption prices specified in “Description of notes—Optional redemption.”

In addition, at any time prior to             , 2022, we may redeem up to 40% of the aggregate principal amount of the notes at a redemption price equal to     % of the face amount thereof plus accrued and unpaid interest, if any, to the redemption date, with the net cash proceeds that we raise in one or more equity offerings.

Change of Control Offer	Upon the occurrence of specific kinds of changes of control, you will have the right, as holders of the notes, to cause us to repurchase some or all of your notes at 101% of their face amount, plus accrued and unpaid interest to the repurchase date. See “Description of notes—Repurchase at the option of holders—Change of control.”

Certain Covenants

The indenture that will govern the notes offered hereby will contain covenants that will, among other things, limit our ability and the ability of our restricted subsidiaries to:

•  incur or guarantee additional non-guarantor indebtedness, or issue non-guarantor preferred stock;

•  create liens on certain assets to secure debt;

•  enter into sale and lease-back transactions;

•  consolidate, merge, sell or otherwise dispose of all or substantially all of our assets; and

•  designate our subsidiaries as unrestricted subsidiaries.

No Prior Market	The notes will be new securities for which there is currently no market. Although the underwriters have informed us that they intend to make a market in the notes, they are not obligated to do so, and they may discontinue market making activities at any time without notice. Accordingly, we cannot assure you that a liquid market for the notes will develop or be maintained.

Use of Proceeds	We intend to use the proceeds from the notes for general corporate purposes and to pay fees and expenses related to this offering. See “Use of proceeds.”

Risk Factors	See “Risk factors” included in this prospectus supplement and the accompanying prospectus, as well as the risk factors incorporated by reference in this prospectus supplement and the accompanying prospectus, for a discussion of factors that you should carefully consider before deciding to purchase any notes.

Risk factors

You should carefully consider the following risk factors and the risk factors included under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, which is incorporated by reference in this prospectus supplement, and evaluate all of the information included and incorporated by reference in this prospectus supplement and the accompanying prospectus, including the filings we make with the SEC, before you decide to purchase any notes. Our business, financial condition, liquidity or results of operations could be materially adversely affected by any of these risks. If any of these risks are realized, the trading price of the notes would likely decline and we may not be able to make payments of interest and principal on the notes, and you may lose all or part of your original investment.

Risks related to Covid-19

The outbreak of the novel coronavirus (COVID-19) pandemic could adversely impact our business, results of operations, cash flows, financial condition and liquidity.

The global spread of COVID-19 has created significant macroeconomic uncertainty, volatility and disruption. Many governments have implemented policies intended to stop or slow the further spread of the disease, such as shelter-in-place orders, resulting in the temporary closure of schools and non-essential businesses, and these measures may remain in place for a significant period of time. We could experience disruptions that prevent us from meeting the demands of our customers, such as product constraints from our vendor partners and wholesale distributors and other disruptions to our supply chain, disruptions in or restrictions on the ability of our coworkers to work effectively, temporary closures of our distribution facilities and disruptions of commercial delivery services. The impact of COVID-19 and measures implemented to slow the spread could also cause delay in, or limit the ability of, our customers to make timely payments to us and could increase our costs. In addition, the pandemic has resulted in a widespread health crisis that is adversely affecting the economies and financial markets of many countries, including the US, the UK and Canada. During the COVID-19 pandemic and even after it has subsided, we may experience adverse impacts to our business as a result of the pandemic’s global economic impact, including any recession, economic downturn, government spending cuts, tightening of credit markets or increased unemployment that has occurred or may occur in the future, which could cause our customers and potential customers to postpone or reduce spending on technology products or services or put downward pressure on prices.

Individually and collectively, the consequences of the COVID-19 pandemic could adversely impact our business, results of operations, cash flows, financial condition and liquidity. The extent to which the COVID-19 pandemic ultimately impacts our business, results of operations, cash flows, financial condition and liquidity will depend on future developments, which are highly uncertain and cannot be predicted, including, but not limited to, the duration and further spread of the outbreak, its severity, actions taken to contain the virus or treat its impact, and how quickly and to what extent normal economic and operating conditions can resume. To the extent the COVID-19 pandemic adversely affects our business, results of operations, cash flows, financial condition and liquidity, it may also have the effect of heightening many of the other risks described in this “Risk factors” section, such as those relating to spending on technology products and services by our public sector customers, our level of indebtedness, our need to generate sufficient cash to service our indebtedness, restrictive covenants contained in the agreements that govern our indebtedness limiting our ability to incur additional debt, pay dividends or repurchase capital stock, fluctuations in our operating results and volatility of our common stock price.

Risks related to the Notes

We have a substantial amount of indebtedness, which could have important consequences to our business and prevent us from fulfilling our obligations under the notes.

We have a substantial amount of indebtedness. As of December 31, 2019, after giving effect to this offering, we would have had $3.3 billion of total long-term debt outstanding, as defined by GAAP, and $429.9 million of obligations outstanding under our inventory financing agreements, and the ability to borrow approximately $1.0 billion under our ABL Facility and an additional £50.0 million under our CDW UK revolving credit and term loan facility (the “CDW UK Credit Facility”). Specifically, our substantial indebtedness could have important consequences to the holders of the notes, including the following:

•	making it more difficult for us to satisfy our obligations with respect to the notes and our other indebtedness;

•

requiring us to dedicate a substantial portion of our cash flow from operations to debt service payments on our and our subsidiaries’ debt, which reduces the funds available for working capital, capital expenditures, acquisitions and other general corporate purposes;

•

requiring us to comply with restrictive covenants in our Senior Credit Facilities and the more limited restrictive covenants in the indentures governing our 2024 Senior Notes, our 2025 Senior Notes, our 2028 Senior Notes and the indenture that will govern the notes offered hereby, which limit the manner in which we conduct our business;

•	making it more difficult for us to obtain vendor financing from our vendor partners, including original equipment manufacturers and software publishers;

•	limiting our flexibility in planning for, or reacting to, changes in the industry in which we operate;

•	placing us at a competitive disadvantage compared to any of our less leveraged competitors;

•	increasing our vulnerability to both general and industry-specific adverse economic conditions; and

•

limiting our ability to obtain additional debt or equity financing to fund future working capital, capital expenditures, acquisitions or other general corporate requirements and increasing our cost of borrowing.

We will be required to generate sufficient cash to service our indebtedness, including the notes, and, if not successful, we may be forced to take other actions to satisfy our obligations under our indebtedness.

Our ability to make scheduled payments on or to refinance our debt obligations depends on our financial and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. Our outstanding long-term debt will impose significant cash interest payment obligations on us and, accordingly, we will have to generate significant cash flow from operating activities to fund our debt service obligations. We cannot assure you that we will maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, sell assets or operations, seek additional debt or equity capital, restructure or refinance our indebtedness, including the notes, or revise or delay our strategic plan. We cannot assure you that we would be able to take any of these actions, that these actions would be successful and permit us to meet our scheduled debt service obligations or satisfy our capital requirements, or that these actions would be permitted under the terms of our existing or future debt agreements, including our Senior Credit Facilities, our existing indentures and the indenture that will govern the notes offered hereby. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. Our Senior Credit Facilities restrict our ability to dispose of assets and use the proceeds from the disposition. We may not be able to consummate those dispositions or to obtain the proceeds which we could realize from them and these proceeds may not be adequate to meet any debt service obligations then due.

If we cannot make scheduled payments on our debt, we will be in default and, as a result:

•	our debt holders could declare all outstanding principal and interest to be due and payable;

•	the lenders under our Senior Credit Facilities could foreclose against the assets securing our borrowings from them and could terminate their commitments to lend us money; and

•	we could be forced into bankruptcy or liquidation, which could result in holders of notes losing their investment in the notes.

Despite our indebtedness levels, we and our subsidiaries may be able to incur substantially more debt, including secured debt. This could further increase the risks associated with our leverage.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of our Senior Credit Facilities and our existing indentures do not, and the indenture that will govern the notes offered hereby will not, fully prohibit us or our subsidiaries from doing so. To the extent that we incur additional indebtedness or such other obligations, the risks associated with our substantial indebtedness described above, including our possible inability to service our debt, will increase. As of December 31, 2019, before and after giving effect to this offering, we would have had approximately $1.0 billion available for additional borrowing under our ABL Facility after taking into account borrowing base limitations (net of $0.1 million of issued and undrawn letters of credit and $359.0 million of reserves related to our floorplan sub-facility) and an additional £50.0 million available under our CDW UK Credit Facility.

Restrictive covenants under our Senior Credit Facilities and, to a lesser degree, our existing indentures may adversely affect our operations and liquidity.

Our Senior Credit Facilities and, to a lesser degree, our existing indentures contain, and any future indebtedness of ours may contain, various covenants that limit our ability to, among other things:

•	incur or guarantee additional debt;

•	pay dividends or make distributions to holders of our capital stock or to make certain other restricted payments or investments;

•	repurchase or redeem capital stock;

•	make loans, capital expenditures or investments or acquisitions;

•	receive dividends or other payments from our subsidiaries;

•	enter into transactions with affiliates;

•	create liens;

•	merge or consolidate with other companies or transfer all or substantially all of our assets;

•	transfer or sell assets, including capital stock of subsidiaries; and

•	prepay, repurchase or redeem debt that is junior in right of payment to the notes.

As a result of these covenants, we are limited in the manner in which we conduct our business and we may be unable to engage in favorable business activities or finance future operations or capital needs. A breach of any of these covenants or any of the other restrictive covenants would result in a default under our Senior Credit Facilities. Upon the occurrence of an event of default under our Senior Credit Facilities, the lenders:

•	will not be required to lend any additional amounts to us;

•	could elect to declare all borrowings outstanding thereunder, together with accrued and unpaid interest and fees, to be due and payable; or

•	could require us to apply all of our available cash to repay these borrowings.

The acceleration of amounts outstanding under our Senior Credit Facilities would trigger an event of default under our existing indentures.

If we were unable to repay those amounts, the lenders under our Senior Credit Facilities could proceed against the collateral granted to them to secure our borrowings thereunder. We have pledged a significant portion of our assets as collateral under our Senior Credit Facilities. If the lenders under our Senior Credit Facilities accelerate the repayment of borrowings, we cannot assure you that we will have sufficient assets to repay our Senior Credit Facilities and our other indebtedness, including the notes, or the ability to borrow sufficient funds to refinance such indebtedness. Even if we were able to obtain new financing, it may not be on commercially reasonable terms, or terms that are acceptable to us.

In addition, under our ABL Facility we are permitted to borrow an aggregate amount of up to $1.5 billion. However, our ability to borrow under our ABL Facility is limited by a borrowing base and a liquidity condition. The borrowing base at any time equals the sum of up to 85% of our and our subsidiary guarantors’ eligible accounts receivable (net of accounts reserves) (up to 30% of such eligible accounts receivable which can consist of federal government accounts receivable) plus the lesser of (i) 75% of our and our subsidiary guarantors’ eligible inventory (valued at cost and net of inventory reserves) and (ii) the product of 85% multiplied by the net orderly liquidation value percentage multiplied by eligible inventory (valued at cost and net of inventory reserves), less reserves (other than accounts reserves and inventory reserves). Our borrowing base in effect as of December 31, 2019 was $2.0 billion, and therefore did not restrict our ability to borrow under the ABL Facility as of that date.

Our ability to borrow under our ABL Facility is also limited by a minimum liquidity condition, which provides that, if excess cash availability is less than the lesser of (i) $125.0 million and (ii) the greater of (A) ten percent (10%) of the borrowing base and (B) $100.0 million, the lenders are not required to lend any additional amounts under the ABL Facility unless the consolidated fixed charge coverage ratio (as defined in the credit agreement evidencing our ABL Facility) is at least 1.00 to 1.00. Moreover, our ABL Facility provides discretion to the agent bank acting on behalf of the lenders to impose additional availability reserves, which could materially impair the amount of borrowings that would otherwise be available to us. We cannot assure you that the agent bank will not impose such reserves or, were it to do so, that the resulting impact of this action would not materially and adversely impair our liquidity.

The notes will be unsecured and will be effectively subordinated to our and the guarantors’ secured debt.

The Issuers’ obligations under the notes and the guarantors’ obligations under the guarantees of the notes will not be secured by any of our or our subsidiaries’ assets. Borrowings under our Senior Credit Facilities are secured by a security interest in substantially all of our assets and the assets of the guarantors. In addition, the indenture that will govern the notes will permit us and our subsidiaries to incur additional secured debt. As a result, the notes and the guarantees will be effectively subordinated to all of the Issuers’ and the guarantors’ secured debt and other obligations to the extent of the value of the assets securing such obligations. As of December 31, 2019, before and after giving effect to this offering, we would have had $1.6 billion of secured debt outstanding (excluding $1.8 million of unamortized discount), and approximately $1.0 billion of availability under our ABL Facility after taking into account borrowing base limitations (net of $0.1 million of issued and undrawn letters of credit and $359.9 million of reserves related to our floorplan sub-facility). If the Issuers and the guarantors were to become insolvent or otherwise fail to make payments on the notes, holders of the Issuers’ and the guarantors’ secured obligations would be paid first and would receive payments from the assets securing such obligations before the holders of the notes would receive any payments. You may therefore not be fully repaid in the event we become insolvent or otherwise fail to make payments on the notes.

Variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly.

Certain of our borrowings, primarily borrowings under our Senior Credit Facilities, are at variable rates of interest and expose us to interest rate risk. As of December 31, 2019, we had $1.6 billion of variable rate debt outstanding. If interest rates increase, our debt service obligations on the variable rate indebtedness would increase even though the amount borrowed remained the same, and our net income would decrease. Although we have entered into interest rate cap agreements on our Term Loan Facility to reduce interest rate volatility, we cannot assure you we will be able to enter into interest rate cap agreements in the future on acceptable terms or that such caps or the caps we have in place now will be effective.

The notes are structurally subordinated to all indebtedness of our existing or future subsidiaries that do not become guarantors of the notes.

Holders of the notes do not have any claim as a creditor against any of our existing subsidiaries that are not guarantors of the notes or against any of our future subsidiaries that do not become guarantors of the notes. Indebtedness and other liabilities, including trade payables of those subsidiaries will be structurally senior to claims of holders of the notes against those subsidiaries. As of December 31, 2019, our non-guarantor subsidiaries had approximately $860.6 million of total liabilities, all of which would have been structurally senior to the notes.

The notes are not guaranteed by our foreign subsidiary and will not be guaranteed by any future foreign subsidiaries. Our non-guarantor subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due under the notes, or to make any funds available therefor, whether by dividends, loans, distributions or other payments. In the event of a bankruptcy, liquidation, reorganization or other winding up of any of these non-guarantor subsidiaries or any future subsidiary that is not a guarantor of the notes, these non-guarantor subsidiaries will pay the holders of their debts, holders of preferred equity interests and their trade creditors before they will be able to distribute any of their assets to us (except to the extent we have a claim as a creditor of such non-guarantor subsidiary). Any right that we or the subsidiary guarantors have to receive any assets of any non-guarantor subsidiaries upon the bankruptcy, liquidation, reorganization or other winding up of those subsidiaries, and the consequent rights of holders of notes to realize proceeds from the sale of any of those subsidiaries’ assets, will be effectively subordinated to the claims of those subsidiaries’ creditors, including trade creditors and holders of preferred equity interests of those subsidiaries.

As of and for the year ended December 31, 2019, our non-guarantor subsidiaries represented approximately 19% of our total assets, 12% of our total liabilities, including trade payables, 12% of our net sales and 11% of our net income, respectively, in each case after intercompany eliminations.

In addition, the indenture that will govern the notes offered hereby, subject to some limitations, permits these subsidiaries to incur additional indebtedness and does not contain any limitation on the amount of certain other liabilities, such as trade payables, that may be incurred by these subsidiaries.

Our ability to service our debt and meet our cash requirements depends on many factors, some of which are beyond our control.

Our ability to satisfy our obligations and meet our cash requirements for the foreseeable future will depend on our future operating performance and financial results, which will be subject, in part, to factors beyond our control, including interest rates and general economic, financial and business conditions. If we are unable to generate sufficient cash flow to service our debt, we may be required to:

•	refinance all or a portion of our debt, including the notes;
•	obtain additional financing;
•	sell some of our assets or operations;
•	reduce or delay capital expenditures and/or acquisitions; or
•	revise or delay our strategic plan, including our recently announced capital allocation strategy.

If we are required to take any of these actions, it could have a material adverse effect on our business, financial condition and results of operations. In addition, we cannot assure you that we would be able to take any of these actions, that these actions would enable us to continue to satisfy our capital requirements or that these actions would be permitted under the terms of our various debt instruments, including our Senior Credit Facilities, our existing indentures and the indenture that will govern the notes offered hereby. In addition, our Senior Credit Facilities restrict our ability to sell assets and to use the proceeds from the sales. We may not be able to sell assets quickly enough or for sufficient amounts to enable us to meet our obligations, including our obligations on the notes. Therefore, it may be difficult for us to make required payments on the notes in the event of an acceleration of the maturity of the notes.

Our ability to make payments on the notes depends on our ability to receive dividends and other distributions from our subsidiaries.

Our principal assets are the equity interests that we hold in our operating subsidiaries. As a result, we are dependent on dividends and other distributions from our subsidiaries to generate the funds necessary to meet our financial obligations, including the payment of principal and interest on our outstanding debt. Our subsidiaries may not generate sufficient cash from operations to enable us to make principal and interest payments on our indebtedness, including the notes. In addition, any payment of dividends, distributions, loans or advances to us by our subsidiaries could be subject to restrictions on dividends or, in the case of foreign subsidiaries, restrictions on repatriation of earnings under applicable local law and monetary transfer restrictions in the jurisdictions in which our subsidiaries operate. In addition, payments to us by our subsidiaries will be contingent upon our subsidiaries’ earnings. Our subsidiaries are permitted under the terms of our indebtedness to incur additional indebtedness that may restrict payments from those subsidiaries to us. We cannot assure you that agreements governing current and future indebtedness of our subsidiaries will permit those subsidiaries to provide us with sufficient cash to fund payments on the notes when due.

Our subsidiaries are legally distinct from us and, except for our existing and future subsidiaries that will be guarantors of the notes, have no obligation, contingent or otherwise, to pay amounts due on our debt or to make funds available to us for such payment.

If we default on our obligations to pay our indebtedness, we may not be able to make payments on the notes.

Any default under the agreements governing our indebtedness, including a default under our Senior Credit Facilities that is not waived by the required lenders, and the remedies sought by the holders of such indebtedness, could make us unable to pay principal, premium, if any, and interest on the notes and substantially decrease the value of the notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness (including covenants in our Senior Credit Facilities and, to a lesser degree, the indentures governing our 2024 Senior Notes, our 2025 Senior Notes, our 2028 Senior Notes and the indenture that will govern the notes offered hereby), we could be in default under the terms of the agreements governing such indebtedness, including our Senior Credit Facilities, our existing indentures and the indenture that will govern the notes offered hereby. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under our Senior Credit Facilities could elect to terminate their commitments thereunder and cease making further loans and lenders under our Senior Credit Facilities could institute foreclosure proceedings against our assets and we could be forced into bankruptcy or liquidation. If our operating performance declines, we may in the future need to obtain waivers from the required lenders under our Senior Credit Facilities to avoid being in default. If we breach our covenants under our Senior Credit Facilities and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we would be in default under our Senior Credit Facilities, the lenders could exercise their rights, as described above, and we could be forced into bankruptcy or liquidation. See “Description of notes” in this prospectus supplement.

We may be unable to purchase the notes upon a change of control which would result in a default under the indenture that will govern the notes offered hereby and would adversely affect our business.

Upon a change of control, as defined in the indenture that will govern the notes, we are required to offer to purchase all of the notes then outstanding for cash at 101% of the principal amount thereof, together with accrued and unpaid interest and additional interest, if any. If a change of control occurs under the indenture that will govern the notes, we may not have sufficient funds to pay the change of control purchase price, and we may be required to secure third party financing to do so. We may not be able to obtain this financing on commercially reasonable terms, or on terms acceptable to us, or at all. We are subject to similar repurchase obligations under the indentures governing our other outstanding notes, which may additionally increase our risk of not having sufficient funds to pay for all tendered notes. Further, we may be contractually restricted under the terms of our Senior Credit Facilities from repurchasing all of the notes tendered by holders of the notes upon a change of control. Accordingly, we may not be able to satisfy our obligations to purchase the notes unless we are able to refinance or obtain waivers under our Senior Credit Facilities. Our failure to repurchase the notes upon a change of control would cause a default under the indenture that will govern the notes offered hereby and a cross-default under the Senior Credit Facilities and our other indentures. Our Senior Credit Facilities and the indenture that will govern the notes offered hereby also provide that a change of control, as defined in such agreement, will be a default that permits lenders to accelerate the maturity of borrowings thereunder and, in the case of our Senior Credit Facilities, if such debt is not paid, to enforce security interests in the collateral securing such debt, thereby limiting our ability to raise cash to purchase the notes.

The change of control provisions in the indenture that will govern the notes offered hereby may not protect holders of the notes in the event we consummate a highly leveraged transaction, reorganization, restructuring, merger or other similar transaction, unless such transaction constitutes a change of control under the indenture that will govern the notes offered hereby. Such a transaction may not involve a change in voting power or beneficial ownership or, even if it does, may not involve a change in the magnitude required under the definition of change of control in the indenture that will govern the notes offered hereby to trigger our obligation to repurchase the notes. Except as otherwise described above, the indenture that will govern the notes offered hereby does not contain provisions that permit the holders of the notes to require us to repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction. If an event occurs that does not constitute a “Change of control” as defined in the indenture that will govern the notes offered hereby, we will not be required to make an offer to repurchase the notes and holders may be required to continue to hold notes despite the event.

See “Description of notes—Repurchase at the option of holders” in this prospectus supplement.

Federal and state statutes allow courts, under specific circumstances, to void notes and adversely affect the validity and enforceability of the guarantees and require noteholders to return payments received.

The issuance of, and payments made under, the notes and the guarantees may be subject to review under federal and state fraudulent transfer and conveyance statutes. While the relevant laws may vary from state to state, generally under such laws the incurrence of an obligation (such as under the notes or guarantees) or the making of a payment or other transfer will be a fraudulent conveyance if (1) we or any of our guarantors, as applicable, incurred such obligation or made such payment with the intent of hindering, delaying or defrauding creditors or (2) we or any of our guarantors, as applicable, received less than reasonably equivalent value or fair consideration in return for incurring such obligation or making such payment and, in the case of (2) only, one of the following is also true:

•	we or the applicable guarantor were insolvent at the time of or rendered insolvent by reason of the incurrence of the obligation or the making of such payment; or

•	the incurrence of the obligation or the making of such payment of the consideration left us or the applicable guarantor with an unreasonably small amount of capital to carry on our or its business; or

•	we or the applicable guarantor intended to, or believed that we or it would, incur debts beyond our or its ability to pay them as they mature.

If a court were to find that the issuance of the notes or guarantees, or a payment made under the notes or guarantees, was a fraudulent conveyance, the court could void the payment obligations under the notes or such guarantees or subordinate the notes or such guarantees to presently existing and future indebtedness of ours or any such guarantor, and require the holders of the notes to repay particular amounts or any amounts received with respect to the notes or such guarantees. In the event of a finding that a fraudulent conveyance occurred, you may not receive any repayment on the notes. Further, the voiding of the notes or the guarantees could result in an event of default with respect to our other debt and that of our guarantors that could result in acceleration of such debt.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. In general, however, a court would consider an issuer or a guarantor insolvent if:

•	the sum of its debts, including contingent and unliquidated liabilities, was greater than all of its property, at a fair valuation;

•

the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent unliquidated liabilities, as they become absolute and matured; or

•	it could not pay its debts as they became due.

We cannot be certain as to the standards a court would use to determine whether or not we or the guarantors were solvent at the relevant time, or regardless of the standard that a court uses, that the notes and the guarantees would not be subordinated to our or any guarantor’s other debt.

If the guarantees were legally challenged, any guarantee could also be subject to the claim that, since the guarantee was incurred for our benefit, and only indirectly for the benefit of the guarantor, the obligations of the applicable guarantor were incurred for less than reasonably equivalent value or fair consideration. A court could thus void the obligations under the guarantees, subordinate them to the applicable guarantor’s other debt or take other action detrimental to the holders of the notes.

Each guarantee contains a provision intended to limit the guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer. This provision may not be effective to protect the guarantees from being voided under fraudulent transfer law, or may reduce or eliminate the guarantor’s obligation to an amount that effectively makes the guarantee worthless. Although subsequently overturned on other grounds, a recent Florida bankruptcy court decision found that this kind of provision was ineffective to protect the guarantees.

The trading prices for the notes will be directly affected by many factors, including our credit rating.

Credit rating agencies continually revise their ratings for companies they follow or discontinue rating companies, including us. Any ratings downgrade or decisions by a credit rating agency to discontinue rating us could adversely affect the trading price of the notes, or the trading market for the notes, to the extent a trading market for the notes develops. The condition of the financial and credit markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future and any fluctuation may impact the trading price of the notes.

We cannot assure you that an active trading market will develop for the notes.

Prior to this offering, there has been no trading market for the notes, and we do not intend to apply to list the notes on any securities exchange or to arrange for quotation on any automated dealer quotation system. We have been informed by the underwriters that they intend to make a market in the notes after this offering is completed. However, the underwriters may cease their market-making at any time without notice. In addition, the liquidity of the trading market in the notes, and the market price quoted for the notes, may be adversely affected by changes in the overall market for this type of security and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, we cannot assure you that an active trading market will develop for the notes. If an active trading market does not develop or is not maintained, the market price and liquidity of the notes may be adversely affected. In that case you may not be able to sell your notes at a particular time or you may not be able to sell your notes at a favorable price.

Use of proceeds

We will use the proceeds from the sale for general corporate purposes and to pay fees and expenses related to this offering.

Capitalization

The following table sets forth our consolidated cash and cash equivalents and capitalization as of December 31, 2019 on an actual basis and as adjusted to give effect to this offering. This information should be read in conjunction with “Management’s discussion and analysis of financial condition and results of operations” and the historical consolidated financial statements and related notes in our filings incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of December 31, 2019
(in millions)	Actual	As Adjusted
Cash and cash equivalents	$154.0	$

Total debt (including current portion):
ABL Facility(1)	$51.0		$51.0
Term Loan Facility(2)	1,438.3		1,438.3
CDW UK Credit Facility(3)	61.0		61.0
2024 Senior Notes(4)	575.0		575.0
2025 Senior Notes(5)	600.0		600.0
2028 Senior Notes(6)	600.0		600.0
Senior Notes offered hereby	—
Capital lease obligations	8.5		8.5

Total debt (including current portion)(7)	3,333.8
Stockholders’ equity	960.3

Total capitalization	$4,294.1	$

(1)	Before and after giving effect to this offering, we could have borrowed approximately $1.0 billion in additional amounts under our ABL Facility after taking into account borrowing base limitations (net of $0.1 million of issued and undrawn letters of credit and $359.0 million of reserves related to our floorplan sub-facility) as of December 31, 2019.

(2)	Excludes unamortized discount and deferred financing costs of $3.8 million.

(3)	Excludes unamortized discount and deferred financing costs of $0.6 million. Borrowings under the CDW UK Credit Facility are denominated in British pounds. Amounts reflected in the table are based on currency exchange rates as of December 31, 2019. Before and after giving effect to this offering, we could have borrowed an additional £50.0 million under our CDW UK Credit Facility.

(4)	Excludes unamortized discount and deferred financing costs of $3.7 million.

(5)	Excludes unamortized discount and deferred financing costs of $5.4 million.

(6)	Excludes unamortized discount and deferred financing costs of $7.1 million.

(7)	The amount does not include the $429.9 million balance of accounts payable–inventory financing as of December 31, 2019 related to the obligations under our inventory financing agreements. We include these obligations in current liabilities and not in total debt because we have not in the past incurred, and in the future do not expect to incur, any interest expense under these agreements. Also excludes $4.2 million of other liabilities which are classified as debt under GAAP but are not treated as indebtedness under our ABL Facility or Term Loan Facility.

Description of notes

CDW LLC (“CDW”) and CDW Finance Corporation (“FinanceCo,” and together with CDW, the “Issuers”) will issue $500.0 million of     % senior notes due 2025 (the “Notes”) under the indenture dated on December 1, 2014 (the “Base Indenture”) among CDW LLC, CDW Finance Corporation, the Guarantors and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by the supplemental indenture to be dated on or about                 , 2020 (the “Supplemental Indenture,” and together with the Base Indenture, the “Indenture”) among CDW LLC, CDW Finance Corporation, the Guarantors and the Trustee. The terms of the Notes include those stated in the Indenture and those expressly made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

In this description, the term “Issuers” refers only to CDW LLC and CDW Finance Corporation and not to any of their Subsidiaries, the term “CDW” refers only to CDW LLC and not to any of its Subsidiaries. CDW Finance Corporation was formed on August 6, 2010 for the sole purpose of acting as a co-Issuer of debt securities and does not have any material assets. For a description of restrictions on CDW Finance Corporation’s activities, see “—Certain covenants—Restrictions on activities of CDW Finance Corporation.”

The following description is a summary of the material provisions of the Indenture, the Notes and the Guarantees. The following description does not restate these documents in their entirety. You are encouraged to read these documents because they, and not this description, define your rights as Holders of the Notes.

Certain defined terms used in this description but not defined below under “—Certain definitions” have the meanings assigned to them in the Indenture.

The registered Holder of a Note will be treated as the owner of it for all purposes. Only registered Holders will have rights under the Indenture.

Brief description of the notes and the guarantees

The Notes and the Guarantees thereof:

•	will be general unsecured senior obligations of the Issuers and the Guarantors;

•	will rank senior in right of payment to any future Subordinated Indebtedness of the Issuers and Guarantors;

•

will rank equally in right of payment with all existing and future Senior Indebtedness of the Issuers and the Guarantors, including the 2024 Senior Notes, the 2025 Senior Notes, the 2028 Senior Notes, the Senior Secured Term Loan and the ABL Facility;

•

will be effectively subordinated to any existing and future Secured Indebtedness of the Issuers and the Guarantors to the extent of the value of the assets securing such Secured Indebtedness, including the Senior Secured Term Loan and the ABL Facility;

•

will be effectively subordinated to the any existing and future obligations under the Existing Inventory Financing Agreements that are secured by a Lien to the extent of the value of the assets securing such obligations;

•	will be structurally subordinated to any existing and future indebtedness and liabilities of non-guarantor Subsidiaries, including indebtedness under the UK Credit Facility; and

•	will be initially unconditionally guaranteed on a joint and several and senior basis by CDW Corporation (the “Parent”) and each Restricted Subsidiary that guarantees the Senior Secured Term Loan.

Substantially all of the operations of CDW are conducted through its Subsidiaries, but not all of CDW’s Subsidiaries will Guarantee the Notes. Unless a Subsidiary is a Guarantor, claims of creditors of such Subsidiary, including trade creditors, and claims of preferred stockholders (if any) of such Subsidiary generally will have priority with respect to the assets and earnings of such Subsidiary over the claims of creditors of CDW, including Holders of the Notes. The Notes, therefore, will be structurally subordinated to creditors (including trade creditors) and preferred stockholders (if any) of Subsidiaries of CDW that are not Guarantors. For the year ended December 31, 2019, the non-guarantor Subsidiaries generated approximately 12% and 11% of CDW’s net sales and net income, respectively. In addition, as of December 31, 2019, the non-guarantor Subsidiaries held approximately 19% of CDW’s consolidated total assets and had approximately $860.6 million of total liabilities, all of which would have been structurally senior to the Notes. See “Risk factors—Risks related to the notes—The notes are structurally subordinated to all indebtedness of our existing or future subsidiaries that do not become guarantors of the notes.”

The Indebtedness evidenced by the Notes is unsecured Senior Indebtedness of the Issuers and the Guarantors, and as such, will be effectively subordinated to any Secured Indebtedness or other secured obligations of the Issuers and the Guarantors to the extent of the value of the assets securing such Secured Indebtedness. As of December 31, 2019, before and after giving effect to this offering, CDW and its Subsidiaries would have had $1.6 billion of Secured Indebtedness outstanding (excluding $1.8 million of unamortized discount), and approximately $1.0 billion of availability under our ABL Facility after taking into account borrowing base limitations (net of $0.1 million of issued and undrawn letters of credit and $359.0 million of reserves related to our floorplan sub-facility). See “Risk factors—Risks related to the notes—The notes will be unsecured and will be effectively subordinated to our and our guarantors’ secured debt.”

Principal, maturity and interest

The Issuers will issue $500.0 million in aggregate principal amount of Notes in this offering. The Issuers may issue additional Notes under the Indenture from time to time after this offering. The Notes and any additional Notes contemporaneously or subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. It is possible, however, that the Notes and any other additional Notes will not be treated as part of the same issue for U.S. federal income tax purposes. The Issuers will issue the Notes in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. The Notes will mature on                  , 2025.

Interest on the Notes will accrue at the rate of     % per annum and will be payable semi-annually in arrears on                  and                  , commencing on                  , 2020. The Issuers will make each interest payment to the Holders of record on the immediately preceding                  and                  .

Interest is computed on the basis of a 360-day year comprised of twelve 30-day months. Interest accrues from the date it was most recently paid.

Paying agent and registrar for the notes

CDW will maintain one or more paying agents (each, a “paying agent”) for the Notes within the City and State of New York.

CDW will also maintain one or more registrars (each, a “registrar”) and a transfer agent. The Trustee will serve as initial registrar and transfer agent at its corporate trust office. The registrar and the transfer agent will maintain a register reflecting ownership of Notes outstanding from time to time and will make payments on and facilitate transfer of Notes on behalf of CDW at the office or agency of the registrar within the City and State of New York.

CDW may change the paying agents, the registrars or the transfer agents without prior notice to the Holders. CDW or any Restricted Subsidiary may act as a paying agent or registrar.

Transfer and exchange

A Holder may transfer or exchange Notes in accordance with the Indenture. The registrar and the Trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of Notes. Holders will be required to pay all taxes due on transfer. CDW is not required to transfer or exchange any Note selected for redemption. Also, CDW is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

Guarantees

The Guarantors will jointly and severally fully and unconditionally guarantee, on a senior unsecured basis, the performance and full and punctual payment when due, whether at maturity, by acceleration or otherwise, of all obligations of the Issuers under the Notes, whether for payment of principal of, premium, if any, or interest in respect of the Notes, expenses, indemnification or otherwise, on the terms set forth in the Indenture.

Parent and the Restricted Subsidiaries which guarantee the Senior Secured Term Loan will initially guarantee the Notes. Each of the Guarantees of the Notes will be a general unsecured senior obligation of each Guarantor.

The obligations of each Guarantor (other than a company that is a direct or indirect parent of CDW) under its Guarantee will be limited as necessary to prevent the Guarantee from constituting a fraudulent conveyance under applicable law.

Any entity that makes a payment under its Guarantee will be entitled upon payment in full of all guaranteed obligations under the Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

If a Guarantee were rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the Guarantor, and, depending on the amount of such indebtedness, a Guarantor’s liability on its Guarantee could be reduced to zero. See “Risk factors—Risks related to the notes—Federal and state statutes allow courts, under specific circumstances, to void notes and adversely affect the validity and enforceability of the guarantees and require noteholders to return payments received.”

Each Guarantor may consolidate with or merge into or sell its assets to CDW or another Guarantor without limitation, or with, into or to any other Persons upon the terms and conditions set forth in the Indenture. See “—Certain covenants—Merger, consolidation or sale of assets.” The Guarantee of a Guarantor will be automatically released and discharged in the event that:

(a)	the sale, disposition or other transfer (including through merger or consolidation) of (x) Capital Stock of the applicable Guarantor (including any sale, disposition or other transfer), after which, in the case of a subsidiary Guarantor, such Guarantor is no longer a Restricted Subsidiary, or (y) all or substantially all the assets of such Guarantor; provided that, in each case, such sale, disposition or other transfer is made in compliance with the provisions of the Indenture;

(b)	CDW designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in accordance with the provisions of the Indenture;

(c)	in the case of any Restricted Subsidiary which after the Issue Date is required to guarantee the Notes pursuant to the covenant described under “—Certain covenants—Additional guarantees,” the release or discharge of the guarantee by such Restricted Subsidiary of all of the Indebtedness of CDW or any Restricted Subsidiary or the repayment of all of the Indebtedness or Disqualified Stock, in each case, which resulted in the obligation to guarantee the Notes;

(d)	CDW exercises its legal defeasance option or its covenant defeasance option as described under “—Legal defeasance and covenant defeasance” or its obligations under the Indenture are discharged in accordance with the terms of the Indenture; or

(e)	such Guarantor is also a guarantor or borrower under the Senior Secured Term Loan and, at the time of release of its Guarantee, (x) has been released from its guarantee of, and all pledges and security, if any, granted in connection with the Senior Secured Term Loan (which may be conditioned on the concurrent release hereunder) except as a result of a discharge or release arising from payment under such guarantee, (y) is not an obligor under any Indebtedness (other than Indebtedness permitted to be incurred pursuant to the second paragraph of the covenant described under “—Certain covenants—Incurrence of non-guarantor indebtedness and issuance of non-guarantor preferred stock”) and (z) does not guarantee (and is not required to guarantee pursuant to the covenant described under “—Certain covenants—Additional guarantees”) any Indebtedness of CDW or any Restricted Subsidiaries (other than any guarantee that will be released upon the release of the Guarantee hereunder).

Optional redemption

At any time prior to                , 2022, the Issuers may on any one or more occasions redeem up to 40% of the aggregate principal amount of Notes issued under the Indenture at a redemption price of                % of the principal amount, plus accrued and unpaid interest, if any, to the redemption date, with the net cash proceeds of one or more Equity Offerings; provided that:

(1)	at least 50% of the aggregate principal amount of Notes originally issued under the Indenture remains outstanding immediately after the occurrence of such redemption (excluding Notes held by the Issuers and their Subsidiaries); and

(2)	the redemption occurs within 180 days of the date of the closing of such Equity Offering.

At any time prior to                  , 2022, the Issuers may redeem all or a part of the Notes, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail, or delivered electronically if held by DTC, to each Holder’s registered address, at a redemption price equal to 100% of the principal amount of Notes redeemed plus the Applicable Premium as of the date of redemption, and accrued and unpaid interest, if any, to the date of redemption, subject to the rights of Holders of Notes on any relevant record date to receive interest due on the relevant interest payment date.

Except pursuant to the preceding paragraph, the Notes will not be redeemable prior to                  , 2022.

On or after                  , 2022, the Issuers may redeem all or part of the Notes upon not less than 30 nor more than 60 days’ notice mailed by first-class mail, or delivered electronically if held by DTC, to each Holder’s registered address, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest, if any, to the date of redemption, subject to the rights of Holders of Notes on any relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve-month period beginning on                  of the years indicated below.

Year	Percentage

2022	%
2023	%
2024 and thereafter	100.000%

In addition, the Issuers may acquire Notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws, so long as such acquisition does not otherwise violate the terms of the Indenture.

Notice of any redemption of the Notes in connection with a corporate transaction (including an Equity Offering, an incurrence of Indebtedness or a Change of Control) may, at the Issuers’ discretion, be given prior to the completion thereof and any such redemption or notice may, at the Issuers’ discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related transaction. If such redemption or purchase is so subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition, and if applicable, shall state that, in the Issuers’ discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption or purchase may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date as so delayed. In addition, the Issuers may provide in such notice that payment of the redemption price and performance of the Issuers’ obligations with respect to such redemption may be performed by another Person.

Notwithstanding the foregoing, in connection with any tender offer for the Notes, including a Change of Control Offer, if Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in such tender offer and the Issuers, or any third party making such a tender offer in lieu of the Issuers, purchase all of the Notes validly tendered and not withdrawn by such Holders, the Issuers or such third party will have the right upon not less than 10 nor more than 60 days’ prior notice, given not more than 30 days following such purchase date, to redeem all Notes that remain outstanding following such purchase at a redemption price equal to the price offered to each other Holder (excluding any early tender or incentive fee) in such tender offer plus, to the extent not included in the tender offer payment, accrued and unpaid interest, if any, thereon, to, but excluding, the date of such redemption.

Mandatory redemption

The Issuers are not required to make mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, the Issuers may be required to offer to purchase Notes as described under “—Repurchase at the option of holders—Change of control.” The Issuers may at any time and from time to time purchase Notes in the open market or otherwise as permitted by the Indenture.

Repurchase at the option of holders

Change of control

If a Change of Control occurs, unless CDW at such time has given notice of redemption under “—Optional redemption” with respect to all outstanding Notes, each Holder of Notes will have the right to require CDW to repurchase all or any part (equal to $2,000 or integral multiples of $1,000 in excess thereof) of that Holder’s Notes pursuant to an offer on the terms set forth in the Indenture (a “Change of Control Offer”). In the Change of Control Offer, CDW will offer a payment (a “Change of Control Payment”) in cash equal to 101% of the aggregate principal amount of the Notes repurchased plus accrued and unpaid interest, if any, on the Notes repurchased, to the date of purchase. Within 30 days following any Change of Control, unless CDW at such time has given notice of redemption under “—Optional redemption” with respect to all outstanding Notes, or, at CDW’s option and as set forth below, in advance of a Change of Control, CDW will mail or electronically deliver a notice to each Holder, with a copy to the Trustee, describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the date of such Change of Control Payment specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed or electronically delivered (the “Change of Control Payment Date”), pursuant to the procedures required by the Indenture and described in such notice. CDW will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, CDW will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue of such conflict.

On the Change of Control Payment Date, CDW will, to the extent lawful:

(1)	accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(2)	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(3)	deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by CDW.

The paying agent will promptly mail or deliver by electronic means (in the case of global notes) to each Holder of Notes properly tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each new Note will be in a minimum principal amount of $2,000 or integral multiples of $1,000 in excess thereof. CDW will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

CDW will not be required to make a Change of Control Offer upon a Change of Control if (i) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by CDW and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer or (ii) a notice of redemption has been given pursuant to the Indenture as described under “—Optional redemption” unless and until there is a default in the payment of the applicable redemption price. A Change of Control Offer may be made in advance of a Change of Control and may be conditional upon the occurrence of a Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

Each of the ABL Facility and the Senior Secured Term Loan contains certain prohibitions on CDW and its Subsidiaries purchasing Notes, and also provides that the occurrence of certain change of control events with respect to Parent or CDW would constitute a default thereunder. Prior to complying with any of the provisions of this “Change of control” covenant under the Indenture governing the Notes, but in any event within 90 days following a Change of Control, to the extent required to permit CDW to comply with this covenant, CDW will need to either repay all outstanding Indebtedness under the ABL Facility and the Senior Secured Term Loan or other Indebtedness ranking pari passu with the Notes or obtain the requisite consents, if any, under all agreements governing such outstanding Indebtedness. If CDW does not repay such Indebtedness or obtain such consents, CDW will remain prohibited from purchasing Notes in a Change of Control, which after appropriate notice and lapse of time would result in an Event of Default under the Indenture, which would in turn constitute a default under the ABL Facility and the Senior Secured Term Loan.

Future Indebtedness that CDW or its Subsidiaries may incur may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require the repurchase of such indebtedness upon a Change of Control. Moreover, the exercise by the Holders of their right to require CDW to repurchase their Notes could cause a default under such Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on CDW or its Subsidiaries. Finally, CDW’s ability to pay cash to the Holders of Notes following the occurrence of a Change of Control may be limited by its then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. See “Risk factors—Risks related to the notes—We may be unable to purchase the notes upon a change of control which would result in a default under the indenture that will govern the notes offered hereby and would adversely affect our business.”

The provisions described above that require CDW to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require that CDW repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

The Change of Control purchase feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of CDW or its Subsidiaries and, thus, the removal of incumbent management. CDW has no present intention to engage in a transaction involving a Change of Control, although it is possible that CDW could decide to do so in the future. Subject to the limitations discussed below, CDW or its Subsidiaries could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect the capital structure of CDW or its credit ratings. The Indenture does not contain any covenants or provisions that may afford Holders of the Notes protection in the event of a highly leveraged transaction.

The definition of “Change of Control” includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of CDW and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Notes to require CDW to repurchase its Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of CDW and its Subsidiaries taken as a whole to another Person or group may be uncertain. In addition, the Chancery Court of Delaware has raised the possibility that a “Change of Control” as a result of a failure to have “continuing directors” comprising a majority of a Board of Directors may be unenforceable on public policy grounds.

Selection and notice

If less than all of the Notes are to be redeemed at any time, the Trustee will select Notes for redemption on a pro rata basis to the extent practicable or by lot, in any case subject to the procedures of The Depository Trust Company.

No Notes of $2,000 or less can be redeemed in part. Except as otherwise provided herein, in the case of global notes, notices of redemption will be delivered electronically at least 30 but not more than 60 days before the redemption date to each Holder of Notes, except that redemption notices may be delivered more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture.

If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount of that Note that is to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the Holder of that Note upon cancellation of the original Note. Subject to the terms of the applicable redemption notice (including any conditions contained therein), Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

Certain covenants

Set forth below are summaries of certain covenants that are contained in the Indenture, which bind CDW and its Restricted Subsidiaries.

Incurrence of non-guarantor indebtedness and issuance of non-guarantor preferred stock

CDW shall not permit any of its Restricted Subsidiaries that are not Guarantors to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively “incur”) any Non-Guarantor Indebtedness (including Acquired Debt) and shall not permit any of its Restricted Subsidiaries that are not Guarantors to issue any shares of Preferred Stock (“Non-Guarantor Preferred Stock”); provided, however, that any Restricted Subsidiary that is not a Guarantor may incur Non-Guarantor Indebtedness (including Acquired Debt) and issue Non-Guarantor Preferred Stock if after giving pro forma effect thereto (including the application of proceeds therefrom), either (x) the Consolidated Non-Guarantor Debt Ratio would be no greater than 3.00 to 1.00 or (y) the aggregate principal amount of Non-Guarantor Indebtedness and Non-Guarantor Preferred Stock would be no greater than $2,000.0 million.

The foregoing restriction shall not apply to the following items:

(1)	any Indebtedness of any Restricted Subsidiaries in existence on the Issue Date;

(2)	any Indebtedness of a Person existing at the time such Person is merged into or consolidated with or otherwise acquired by any Restricted Subsidiary or at the time of a sale, lease or other disposition of the properties and assets of such Person (or a division thereof) as an entirety or substantially as an entirety to any Restricted Subsidiary and is assumed by such Restricted Subsidiary; provided that such Indebtedness was not incurred in contemplation thereof and is not guaranteed by any other Restricted Subsidiary (other than any guarantee existing at the time of such merger, consolidation or sale, lease or other disposition of properties and assets and that was not issued in contemplation thereof);

(3)	any Indebtedness of a Person existing at the time such Person becomes a Subsidiary of CDW; provided that such Indebtedness was not incurred in contemplation thereof;

(4)	Indebtedness incurred by any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including without limitation (A) letters of credit in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims, (B) letters of credit in the nature of security deposit (or similar deposit or security) given to a lessor under an operating lease of real property under which such Person is a lessee, or (C) letters of credit in respect of other operating purposes, including customer or vendor obligations; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 45 days following such drawing or incurrence;

(5)	Indebtedness arising from agreements of a Restricted Subsidiary providing for indemnification, adjustment of purchase price, earn-outs or similar obligations, in each case, incurred or assumed in connection with the disposition or acquisition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that (A) such Indebtedness is not reflected on the balance sheet (other than by application of ASC 460-10 as a result of an amendment to an obligation in existence on the Issue Date) of such Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (5)) and (B) in the case of a disposition, the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds, including non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value), actually received by any Restricted Subsidiaries in connection with such disposition;

(6)	Indebtedness of a Restricted Subsidiary owed to and held by CDW or any other Restricted Subsidiary; provided, however, that any subsequent issuance or transfer of any Capital Stock or any other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Indebtedness (except to CDW or a Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien) shall be deemed, in each case, to constitute the incurrence of such Indebtedness not permitted by this clause (6);

(7)	shares of Preferred Stock of a Restricted Subsidiary issued to CDW or a Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to CDW or a Restricted Subsidiary) shall be deemed in each case to be an issuance of such shares of Preferred Stock not permitted by this clause (7);

(8)	Hedging Obligations and/or Cash Management Obligations of any Restricted Subsidiary (excluding Hedging Obligations entered into for speculative purposes);

(9)	obligations in respect of customs, stay, bid, appeal, performance and surety bonds, appeal bonds and other similar types of bonds and performance and completion guarantees and other obligations of a like nature provided by any Restricted Subsidiary or obligations in respect of letters of credit related thereto, in each case in the ordinary course of business or consistent with past practice;

(10)	(x) any guarantee by a Restricted Subsidiary of Indebtedness or other obligations of any Restricted Subsidiary so long as the incurrence of such Indebtedness or other obligations incurred by such Restricted Subsidiary is permitted under the terms of the Indenture, and (y) any guarantee by a Restricted Subsidiary of Indebtedness or other obligations of CDW incurred in accordance with the terms of the Indenture;

(11)	any extension, renewal, replacement, refinancing or refunding of any Indebtedness existing on the date of the Indenture or referred to in clauses (1), (2) and (3); provided that any Indebtedness incurred to so extend, renew, replace, refinance or refund shall be incurred within 360 days of the maturity, retirement or other repayment or prepayment of the Indebtedness referred to in this clause or clauses (1), (2) and (3) above and the principal amount of the Indebtedness incurred to so extend, renew, replace, refinance or refund shall not exceed the principal amount of Indebtedness being extended, renewed, replaced, refinanced or refunded plus any premium or fee (including tender premiums);

(12)	cash management obligations and Indebtedness in respect of netting services, overdraft facilities, employee credit card programs, Cash Pooling Arrangements or similar arrangements in connection with cash management and deposit accounts; provided that, with respect to any Cash Pooling Arrangements, the total amount of all deposits subject to any such Cash Pooling Arrangement at all times equals or exceeds the total amount of overdrafts that may be subject to such Cash Pooling Arrangements;

(13)	Indebtedness representing deferred compensation to employees of CDW or any Restricted Subsidiary incurred in the ordinary course of business; and

(14)	Indebtedness arising from the honoring by a bank or financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within two Business Days of its incurrence.

For purposes of determining compliance with any U.S. dollar restriction on the incurrence of Indebtedness where the Indebtedness incurred is denominated in a different currency, the amount of such Indebtedness will be the U.S. Dollar Equivalent determined on the date of the incurrence of such Indebtedness; provided, however, that if any such Indebtedness denominated in a different currency is subject to a currency agreement with respect to U.S. dollars covering all principal, premium, if any, and interest payable on such Indebtedness, the amount of such Indebtedness expressed in U.S. dollars will be as provided in such currency agreement. The principal amount of any refinancing Indebtedness incurred in the same currency as the Indebtedness being refinanced will be the U.S. Dollar Equivalent of the Indebtedness being refinanced, except to the extent that (1) such U.S. Dollar Equivalent was determined based on a currency agreement, in which case the refinancing Indebtedness will be determined in accordance with the preceding sentence, and (2) the principal amount of the refinancing Indebtedness exceeds the principal amount of the Indebtedness being refinanced, in which case the U.S. Dollar Equivalent of such excess will be determined on the date such refinancing Indebtedness is incurred. The maximum amount of Indebtedness that the Restricted Subsidiaries may incur pursuant to this covenant shall not be deemed to be exceeded, with respect to any outstanding Indebtedness, solely as a result of fluctuations in the exchange rate of currencies.

Liens

CDW will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien (except Permitted Liens) on any Principal Property of CDW or such Restricted Subsidiary securing Indebtedness unless the Notes are equally and ratably secured with (or on a senior basis to, in the case of obligations subordinated in right of payment to the Notes) the obligations so secured until such time as such obligations are no longer secured by a Lien. The preceding sentence will not require CDW or any Restricted Subsidiary to secure the Notes if the Lien consists of a Permitted Lien. Any Lien created for the benefit of the Holders of the Notes pursuant to the preceding paragraph shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the initial Lien that gave rise to the obligation to so secure the Notes.

Sale and lease-back transactions

CDW will not and will not permit any Restricted Subsidiary to, enter into any Sale and Lease-Back Transaction with respect to any Principal Property with another Person (other than with CDW or Restricted Subsidiaries) unless either:

(a)	CDW or such Restricted Subsidiary could incur Indebtedness secured by a Lien on the property to be leased in an amount at least equal to the Attributable Value of such Sale and Lease-Back Transaction without equally and ratably securing the Notes; or

(b)	within 180 days CDW applies the greater of the net proceeds of the sale of the leased property or the fair value of the leased property, net of all Notes delivered under the Indenture, to the voluntary retirement of debt for borrowed money and/or the acquisition or construction of any Principal Property.

Merger, consolidation or sale of assets

CDW may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not CDW is the surviving corporation); or (2) sell, assign, transfer, convey, lease or otherwise dispose of all or substantially all of the properties or assets of CDW and its Restricted Subsidiaries, taken as a whole, in one or more related transactions, to another Person; unless:

(1)	(a) CDW is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than CDW) or to which such sale, assignment, transfer, conveyance, lease or other disposition has been made is a corporation or limited liability company organized or existing under the laws of the United States, any state of the United States, the District of Columbia or any territory thereof (CDW or such Person, including the Person to which such sale, assignment, transfer, conveyance, lease or other disposition has been made, as the case may be, being herein called the “Successor Company”);

(2)	the Successor Company (if other than CDW) assumes all the obligations of CDW under the Notes and the Indenture pursuant to agreements reasonably satisfactory to the Trustee;

(3)	immediately after such transaction, no Default or Event of Default exists; and

(4)	each Guarantor (except if it is the other party to the transactions described above in which case clause (2) above shall apply) shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person’s obligations under the Notes and the Indenture.

Notwithstanding the foregoing, (i) clauses (3) and (4) above will not be applicable to: (a) any Restricted Subsidiary consolidating with, merging into or selling, assigning, transferring, conveying, leasing or otherwise disposing of all or part of its properties and assets to CDW or to another Guarantor; and (b) CDW merging with an Affiliate solely for the purpose of reincorporating CDW, as the case may be, in another jurisdiction; and (ii) any Foreign Subsidiary may consolidate with or merge into or transfer all or part of its properties and assets to any other Foreign Subsidiary; provided that if the Foreign Subsidiary so consolidating, merging or transferring all or part of its properties and assets is a Foreign Subsidiary that is a Guarantor, such Foreign Subsidiary shall, substantially simultaneously with such merger, transfer or disposition, terminate its Guarantee and otherwise be in compliance with the terms of the Indenture.

The predecessor company will be released from its obligations under the Indenture and the Notes and the Successor Company will succeed to, and be substituted for, and may exercise every right and power of, CDW under the Indenture and the Notes, but, in the case of a lease of all or substantially all its assets, the predecessor company will not be released from the obligation to pay the principal of and interest on the Notes.

Subject to certain limitations described in the Indenture governing release of a Guarantee upon the sale, disposition or transfer of a Guarantor, each Guarantor (other than Parent) will not, and CDW will not permit such Guarantor to, (1) consolidate or merge with or into another Person (whether or not such Guarantor is the surviving Person); or (2) sell, assign, transfer, convey, lease or otherwise dispose of all or substantially all of its properties or assets; unless:

(1)	(a) such Guarantor is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, conveyance, lease or other disposition has been made is a corporation or limited liability company organized or existing under the laws of the United States, any state of the United States or the District of Columbia or any territory thereof (such Guarantor or such Person, including the Person to which such sale, assignment, transfer, conveyance, lease or other disposition has been made, as the case may be, being herein called the “Successor Guarantor”);

(2)	the Successor Guarantor (if other than such Guarantor) assumes all the obligations of such Guarantor under any applicable Guarantees and the Indenture pursuant to a supplemental indenture satisfactory to the Trustee; and

(3)	immediately after such transaction, no Default or Event of Default exists.

In case of any such consolidation, merger, sale or conveyance and upon the assumption by the successor Person, by supplemental indenture, executed and delivered, together with an Opinion of Counsel and an Officers’ Certificate to the effect that such consolidation, merger, sale or conveyance was made in accordance with the provisions of the Indenture and all conditions precedent thereto have been complied with, to the Trustee and satisfactory in form to the Trustee, of the Guarantee and the due and punctual performance of all of the covenants and conditions of the Indenture to be performed by the Guarantor, such successor Person shall succeed to and be substituted for the Guarantor with the same effect as if it had been named herein as a Guarantor. All the Guarantees so issued shall in all respects have the same legal rank and benefit under this Indenture as the Guarantees theretofore and thereafter issued in accordance with the terms of this Indenture as though all such Guarantees had been issued at the date of the execution hereof.

Notwithstanding the foregoing, any Guarantor may (A) consolidate with, merge into or sell, assign, transfer, convey, lease or otherwise dispose of all or part of its properties and assets to CDW or to another Guarantor or (B) dissolve, liquidate or windup its affairs if at that time it does not hold any material assets.

The Indenture provides that Parent will not (1) consolidate or merge with or into another Person (whether or not Parent is the surviving corporation); or (2) sell, assign, transfer, convey, lease or otherwise dispose of all or substantially all of its properties or assets; unless:

(1)	(a) Parent is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than Parent) or to which such sale, assignment, transfer, conveyance, lease or other disposition has been made is a corporation or limited liability company organized or existing under the laws of the United States, any state of the United States or the District of Columbia or any territory thereof (Parent or such Person, including the Person to which such sale, assignment, transfer, conveyance, lease or other disposition has been made, as the case may be, being herein called the “Successor Parent Guarantor”);

(2)	the Successor Parent Guarantor (if other than Parent) assumes all the obligations of the Guarantor under each Guarantee to which such Guarantor is a party and the Indenture pursuant to a supplemental indenture reasonably satisfactory to the Trustee; and

(3)	immediately after such transaction, no Default or Event of Default exists.

In case of any such consolidation, merger, sale or conveyance and upon the assumption by the successor Person, by supplemental indenture, executed and delivered, together with an Opinion of Counsel and an Officers’ Certificate to the effect that such consolidation, merger, sale or conveyance was made in accordance with the provisions of the Indenture and all conditions precedent thereto have been complied with, to the Trustee and satisfactory in form to the Trustee, of Parent and the due and punctual performance of all of the covenants and conditions of the Indenture to be performed by Parent, such successor Person shall succeed to and be substituted for Parent with the same effect as if it had been named herein as a Parent. All the Guarantees so issued shall in all respects have the same legal rank and benefit under the Indenture as the Guarantees theretofore and thereafter issued in accordance with the terms of the Indenture as though all such Guarantees had been issued at the date of the execution hereof.

Notwithstanding the foregoing, Parent may consolidate with, merge into or sell, assign, transfer, convey, lease or otherwise dispose of all or part of its properties and assets to CDW or to another Guarantor.

For purposes of this covenant, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more Restricted Subsidiaries of CDW, which properties and assets, if held by CDW instead of such Restricted Subsidiaries, would constitute all or substantially all of the properties and assets of CDW on a consolidated basis, shall be deemed to be the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of CDW.

Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the property or assets of a Person.

Additional guarantees

CDW shall cause (i) each of its Domestic Subsidiaries (other than any Unrestricted Subsidiary) that incurs any Indebtedness in excess of $50.0 million (other than Indebtedness permitted to be incurred pursuant to the second paragraph of the covenant described under “—Incurrence of non-guarantor indebtedness and issuance of non-guarantor preferred stock”) and (ii) each Restricted Subsidiary that guarantees any Indebtedness of CDW or any of the Guarantors, in each case, within ten Business Days of such incurrence of any such Indebtedness or guarantee of such Indebtedness, to execute and deliver to the Trustee a Guarantee (including a supplemental indenture to the Indenture providing for such guarantee), together with an Opinion of Counsel, pursuant to which such Restricted Subsidiary will unconditionally Guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any and interest on the Notes and all other obligations under the Indenture on the same terms and conditions as those set forth in the Indenture.

Each Guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by that Restricted Subsidiary without rendering the Guarantee, as it relates to such Restricted Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

Each Guarantee shall automatically be released in accordance with the provisions of the Indenture described under “—Guarantees.”

Restrictions on activities of CDW Finance Corporation

CDW Finance Corporation may not acquire or hold any material assets, voluntarily take any action to become liable for any material obligations or engage in any business activities or operations; provided that CDW Finance Corporation may be a co-obligor with respect to Indebtedness (including, for the avoidance of doubt, the Notes) if CDW is a primary obligor on such Indebtedness, the net proceeds of such Indebtedness are received by CDW or one or more of the Restricted Subsidiaries and such Indebtedness is otherwise permitted to be incurred under the Indenture.

Reports

Whether or not required by the Commission, so long as any Notes are outstanding, if not filed electronically with the Commission through the Commission’s Electronic Data Gathering, Analysis, and Retrieval System (or any successor system), CDW will furnish to the Trustee and the Holders, without cost to the Trustee, within the time periods specified in the Commission’s rules and regulations for a filer that is a “non-accelerated filer”:

(1)	substantially the same quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K, if CDW were required to file such forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by CDW’s certified independent accountants; and

(2)	substantially the same current reports that would be required to be filed with the Commission on Form 8-K if CDW were required to file such reports.

To the extent any such information is not so filed or furnished, as applicable, within the time periods specified above and such information is subsequently filed or furnished, as applicable, CDW will be deemed to have satisfied its obligations with respect thereto at such time and any Default or Event of Default with respect thereto shall be deemed to have been cured; provided that such cure shall not otherwise affect the rights of the Holders under “—Events of default and remedies” if Holders of at least 25% in principal amount of the then total outstanding Notes have declared the principal, premium, if any, interest and any other monetary obligations on all the then-outstanding Notes to be due and payable immediately and such declaration shall not have been rescinded or cancelled prior to such cure.

In addition, if at any time any direct or indirect parent company (other than Parent) becomes a Guarantor (there being no obligation of any such parent company to do so), holds no material assets other than cash, Cash Equivalents and the Capital Stock of CDW or any other direct or indirect parent of CDW (and performs the related incidental activities associated with such ownership) and complies with the requirements of Rule 3-10 of Regulation S-X promulgated by the Commission (or any successor provision, including, for the avoidance of doubt, Rules 13-01 and 13-02 of Regulation S-X promulgated by the Commission), the reports, information and other documents required to be filed and furnished to Holders of the Notes pursuant to this covenant may, at the option of CDW, be filed by and be those of such parent company rather than CDW; provided that the same are accompanied by consolidating information as required by Rule 3-10 of Regulation S-X (or any successor provision, including, for the avoidance of doubt, Rules 13-01 and 13-02 of Regulation S-X promulgated by the Commission) that explains in reasonable detail the differences between the information relating to Parent and such other parent, on the one hand, and the information relating to CDW and its Restricted Subsidiaries on a standalone basis, on the other hand. For the avoidance of doubt, if Parent has made available through the Commission’s Electronic Data Gathering, Analysis, and Retrieval System (or any successor system) the reports, information and other documents required to be filed and furnished to Holders of Notes pursuant to this covenant, CDW shall be deemed to be in compliance with the provisions of this covenant.

Delivery of the information, documents and other reports described above to the Trustee is for informational purposes only, and the Trustee’s receipt of such shall not constitute constructive or actual notice of any information contained therein or determinable from information contained therein, including the Issuers’ compliance with any of their covenants under the Indenture (as to which the Trustee is entitled to conclusively rely on an Officers’ Certificate). The Trustee shall have no obligation to determine whether or not such information, documents or reports have been filed with the Commission.

Events of default and remedies

The following are each an “Event of Default” under the Indenture:

(1)	the Issuers default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the Notes;

(2)	the Issuers default in the payment when due of interest on or with respect to the Notes and such default continues for a period of 30 days;

(3)	the Issuers default in the performance of, or breach any covenant, warranty or other agreement contained in, the Indenture (other than a default in the performance or breach of a covenant, warranty or agreement which is specifically dealt with in clauses (1) or (2) above) and such default or breach continues for a period of 60 days after the notice specified below or 90 days with respect to the covenant described under “—Reports”;

(4)	a default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Issuers or any Restricted Subsidiary or the payment of which is guaranteed by the Issuers or any Restricted Subsidiary (other than Indebtedness owed to the Issuers or a Restricted Subsidiary), if (A) such default either (1) results from the failure to pay any principal and accrued and unpaid interest, if any, on such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or (2) relates to an obligation other than the obligation to pay principal and accrued and unpaid interest, if any, on any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its maturity date and (B) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregates in excess of $100.0 million (or its foreign currency equivalent) or more at any one time outstanding;

(5)	certain events of bankruptcy affecting the Issuers or any Significant Subsidiary (or any group of Subsidiaries that, taken together as of the date of the most recent audited financial statements of the Issuers, would constitute a Significant Subsidiary);

(6)	the failure by the Issuers or any Significant Subsidiary to pay final judgments aggregating in excess of $100.0 million (other than any judgments covered by indemnities or insurance policies issued by reputable and creditworthy companies and as to which liability coverage has not been denied by the insurance company or indemnifying party), which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after the applicable judgment becomes final and nonappealable; or

(7)	the Guarantee of Parent or a Significant Subsidiary that is a Guarantor or any group of Subsidiaries that are Guarantors and that, taken together as of the date of the most recent audited financial statements of the Issuers, would constitute a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms hereof) or Parent or any Guarantor denies or disaffirms its obligations under any Indenture or Guarantee, other than by reason of the release of the Guarantee in accordance with the terms of any Indenture.

If an Event of Default (other than an Event of Default specified in clause (5) above with respect to the Issuers) shall occur and be continuing, the Trustee acting at the written direction of the Holders of at least 25% in aggregate principal amount of the outstanding Notes under the Indenture may declare the principal of the

Notes and any accrued interest on the Notes to be due and payable by notice in writing to the Issuers and the Trustee specifying the respective Event of Default and that it is a “notice of acceleration,” and the same shall become immediately due and payable.

Upon such declaration of acceleration, the aggregate principal amount of, and accrued and unpaid interest, if any, on all of the outstanding Notes shall ipso facto become and be immediately due and payable in cash without any declaration or other act on the part of the Trustee or any Holder of the Notes. After such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of such outstanding Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal of or interest on such Notes, have been cured or waived as provided in the Indenture.

The Holders of a majority in principal amount of the outstanding Notes may rescind and cancel such declaration and its consequences:

(1)	if the rescission would not conflict with any judgment or decree;

(2)	if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;

(3)	to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

(4)	if the Issuers have paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances; and

(5)	in the event of the cure or waiver of an Event of Default of the type described in clause (5) of the description above of Events of Default, the Trustee shall have received an Officers’ Certificate and an Opinion of Counsel that such Event of Default has been cured or waived.

No such rescission shall affect any subsequent Default or impair any right consequent thereto.

The Holders of a majority in principal amount of the Notes issued and then outstanding under the Indenture may waive any existing Default or Event of Default under the Indenture, and its consequences, except a default in the payment of the principal of or interest on such Notes.

In the event of any Event of Default specified in clause (4) of the first paragraph of this section, such Event of Default and all consequences thereof (excluding, however, any resulting payment default) will be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders of the Notes, if within 30 days after such Event of Default arose the Issuers deliver an Officers’ Certificate to the Trustee stating that (x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged, (y) the Holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (z) the default that is the basis for such Event of Default has been cured, it being understood that in no event shall an acceleration of the principal amount of the Notes as described above be annulled, waived or rescinded upon the happening of any such events.

Holders of the Notes may not enforce the Indenture or such Notes except as provided in such Indenture and under the Trust Indenture Act of 1939, as amended. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders of the Notes, unless such Holders have offered to the Trustee reasonable indemnity satisfactory to the Trustee. Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the then-outstanding Notes issued under the Indenture have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

The Issuers are required to deliver to the Trustee annually a statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, the Issuers are required to promptly deliver to the Trustee a statement specifying such Default or Event of Default (unless such Default or Event of Default has been cured prior to such time).

No personal liability of directors, officers, employees and stockholders

No director, officer, employee, incorporator, stockholder, unitholder or member of the Issuers, any of their Subsidiaries or any of their direct or indirect parent companies, including Parent, as such, has any liability for any obligations of the Issuers or any Guarantor under the Notes, the Indenture, the Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws, and it is the view of the Commission that such waiver is against public policy.

Governing law

Each of the Indenture, the Notes and the Guarantees is governed by, and construed in accordance with, the laws of the State of New York.

Legal defeasance and covenant defeasance

The Issuers may, concurrently and only concurrently, at their option and at any time, elect to have all of their obligations and the obligations of the applicable Guarantors discharged with respect to any outstanding Notes issued under the Indenture (“Legal Defeasance”) except for:

(1)	the rights of Holders of outstanding Notes issued thereunder to receive payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due solely out of the trust referred to below;

(2)	the Issuers’ obligations with respect to the Notes issued thereunder concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)	the rights, powers, trusts, duties and immunities of the Trustee, and Issuers’ obligations in connection therewith; and

(4)	the Legal Defeasance provisions of the Indenture.

In addition, the Issuers may, at their option and at any time, elect to have their obligations and the obligations of the Guarantors released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the Notes issued thereunder. In the event that a Covenant Defeasance occurs, certain events (not including nonpayment, bankruptcy, receivership, rehabilitation and insolvency events of the Issuers but including such events with respect to any Significant Subsidiary) described under “—Events of default and remedies” will no longer constitute an Event of Default with respect to the Notes issued under the Indenture.

In order to exercise either Legal Defeasance or Covenant Defeasance under an Indenture:

(1)	the Issuers must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes issued thereunder, cash in U.S. dollars, non-callable U.S. Government Securities, or a combination of cash in U.S. dollars and non-callable U.S. Government Securities, in such amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, premium, if any, and interest due on the outstanding Notes (calculated on the cash interest rate, if applicable) issued thereunder on the maturity date or on the applicable redemption date, as the case may be, of such principal, premium, if any, or interest on such Notes and the Issuers must specify whether such Notes are being defeased to maturity or to a particular redemption date;

(2)	in the case of Legal Defeasance, the Issuers have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, (a) the Issuers have received from, or there has been published by, the United States Internal Revenue Service a ruling or (b) since the date of the such Indenture, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel will confirm that, subject to customary assumptions and exclusions, the Holders of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes, as applicable, as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)	in the case of Covenant Defeasance, the Issuers have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the Holders of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)	no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to make such deposit and the grant of any Lien securing such borrowings);

(5)	such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any other material agreement or instrument (other than the Indenture) to which the Issuers or any Guarantor is a party or by which the Issuers or any Guarantor is bound;

(6)	the Issuers must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Issuers with the intent of preferring the Holders of the Notes over the other creditors of the Issuers or any Guarantor or defeating, hindering, delaying or defrauding creditors of the Issuers or any Guarantor or others; and

(7)	the Issuers must deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions), each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

Amendment, supplement and waiver

Except as provided in the next two succeeding paragraphs, the Indenture and the Notes may be amended or supplemented with the consent of the applicable Required Holders (including, without limitation, consents obtained in connection with a purchase of, or tender offer for, such Notes), and any existing default or compliance with any provision of the Indenture and the Notes may be waived (except a default in respect of the payment of principal or interest on such Notes) with the consent of the applicable Required Holders (including, with respect to the Holders of Notes, without limitation, consents obtained in connection with a purchase of, or tender offer for, such Notes).

Without the consent of each affected Holder of Notes, an amendment or waiver of the Indenture may not:

(1)	reduce the principal amount of Notes issued thereunder whose Holders must consent to an amendment; or change the definition of “Required Holders”;

(2)	reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes issued thereunder (other than the provisions relating to the covenants described above under “—Repurchase at the option of holders” except as set forth in clause (10) below);

(3)	reduce the rate of or change the time for payment of interest on any Note issued thereunder;

(4)	waive a Default or Event of Default in the payment of principal of, premium, if any, or interest on the Notes issued thereunder (except a rescission of acceleration of the Notes by the Required Holders and a waiver of the payment default that resulted from such acceleration or in respect of a covenant or provision contained in the Indenture or any Guarantee which cannot be amended or modified without the consent of all Holders);

(5)	make any Note payable in money other than that stated in the Notes;

(6)	make any change in the provisions of any Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of, or interest or premium, if any, on the Notes issued thereunder or impair the right of any Holder of Notes to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;

(7)	waive a redemption payment with respect to any Note issued thereunder (other than a payment required by one of the covenants described above under “—Repurchase at the option of holders” except as set forth in clause (10) below);

(8)	make any change to or modify the ranking of the Notes that would adversely affect the Holders of Notes;

(9)	modify the Guarantees in any manner adverse to the Holders of the Notes;

(10)	amend, change or modify in any material respect the obligation of CDW to make and consummate a Change of Control Offer in respect of a Change of Control that has occurred; or

(11)	make any change in the preceding amendment and waiver provisions.

Notwithstanding the preceding, without the consent of any Holder of the Notes, CDW, the Guarantors and the Trustee may amend or supplement the Indenture, any Guarantee and the Notes issued thereunder:

(1)	to cure any ambiguity, mistake, defect or inconsistency, as certified by CDW;

(2)	to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3)	to provide for the assumption by a Successor Company or a successor company of a Guarantor, as applicable, of CDW’s or such Guarantor’s obligations under the Indenture, the Notes or any Guarantee;

(4)	to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under the Indenture of any such Holder; provided that such changes pursuant to this clause shall not adversely affect the interests of the Holders in any material respect, as determined in good faith by the Board of Directors of CDW;

(5)	to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(6)	to provide for the issuance of additional Notes in accordance with the terms of the Indenture (including, without limitation, any changes necessary to facilitate the issuance of additional Notes for resale in transactions pursuant to Rule 144A or Regulation S promulgated under the Securities Act and any subsequent registration);

(7)	to add a Guarantee of the Notes;

(8)	to release a Guarantor upon its sale or designation as an Unrestricted Subsidiary or other permitted release from its Guarantee; provided that such sale, designation or release is in accordance with the applicable provisions of the Indenture;

(9)	to mortgage, pledge, hypothecate or grant any other Lien in favor of the Trustee for the benefit of the Holders of the Notes, as security for the payment and performance of all or any portion of the Obligations, in any property or assets, or otherwise to secure the Notes; or

(10)	to conform the text of the Indenture, the Guarantees or the Notes to any provision of this “Description of notes” to the extent that such provision in this “Description of notes” was intended to be a verbatim recitation of a provision of the Indenture, the Guarantee or Notes, as certified by CDW.

Satisfaction and discharge

The Indenture shall be discharged and will cease to be of further effect as to the Notes issued thereunder, when:

(1)	either:

(a)	all such Notes that have been authenticated and delivered, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Issuers, have been delivered to the Trustee for cancellation; or

(b)	all Notes issued thereunder that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing or electronic delivery of a notice of redemption or otherwise or will become due and payable by reason of the mailing or electronic delivery of a notice of redemption or otherwise within one year and the Issuers have irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable U.S. Government Securities, or a combination thereof, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(2)	no Default or Event of Default shall have occurred and be continuing on the date of the deposit or will occur as a result of the deposit (other than a Default resulting from borrowing of funds to be applied to such deposit and any similar and simultaneous deposit relating to other Indebtedness, and in each case the grant of any Lien securing such borrowing) and the deposit will not result in a breach or violation of, or constitute a default under, any other material instrument to which the Issuers are a party or by which the Issuers are bound;

(3)	the Issuers have paid or caused to be paid all sums payable by them under such Indenture; and

(4)	the Issuers have delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the Notes issued thereunder at maturity or the redemption date, as the case may be.

In addition, the Issuers must deliver an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge with respect to the Indenture have been satisfied.

Concerning the trustee

If the Trustee becomes a creditor of CDW, the Indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest, it must eliminate such conflict within 90 days or resign.

The Holders of a majority in principal amount of the then-outstanding Notes issued under the Indenture will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee under the Indenture, subject to certain exceptions. The Indenture provides that in case an Event of Default occurs and is continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of such person’s own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes issued thereunder, unless such Holder has offered to the Trustee security and indemnity satisfactory to the Trustee against any loss, liability or expense.

Certain definitions

Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a more detailed presentation of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“2024 Senior Notes” means the Issuers’ $575.0 million 5.5% senior notes due 2024.

“2025 Senior Notes” means the Issuers’ $600.0 million 5.0% senior notes due 2025.

“2028 Senior Notes” means the Issuers’ $600.0 million 4.25% senior notes due 2028.

“ABL Facility” means that certain Revolving Loan Credit Agreement, dated as of June 6, 2014, among CDW LLC, JPMorgan Chase Bank, N.A., as Administrative Agent, the lenders party thereto and certain other parties specified therein, providing revolving loans and other extensions of credit, including any related notes, debentures, bonds, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, supplemented, modified, renewed, refunded, replaced (whether at maturity or thereafter) or refinanced from time to time in one or more agreements, indentures, notes, bonds, facilities or other forms of indebtedness in whole or in part (in each case with the same or new agents, lenders or investors), including any agreement adding or changing the borrower or issuer or any guarantor or extending the maturity thereof or otherwise restructuring all or any portion of the Indebtedness thereunder or increasing the amount loaned or issued thereunder or altering the maturity thereof.

“Acquired Debt” means, with respect to any specified Person:

(1)	Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, or to provide all or any portion of the funds or credit support utilized in connection with, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2)	Indebtedness secured by an existing Lien encumbering any asset acquired by such specified Person.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Applicable Premium” means, with respect to any Note on any applicable redemption date, the greater of:

(a)	1% of the then-outstanding principal amount of such Note; and

(b)	the excess, if any, of:

(1)	the present value at such redemption date of (i) the redemption price of the Note at , 2022 (such redemption price being set forth under “—Optional redemption”) plus (ii) all required interest payments due on the Note through , 2022 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(2)	the then-outstanding principal amount of the Note.

“Attributable Value” means, in respect of any Sale and Lease-Back Transaction, as of the time of determination, the lesser of:

(a)	the sale price of the Principal Property so leased multiplied by a fraction, the numerator of which is the remaining portion of the base term of the lease included in such Sale and Lease-Back Transaction and the denominator of which is the base term of such lease; and

(b)	the total obligation (discounted to present value at the rate of interest implicit in the transaction, as determined in good faith by CDW, or, if it is not practicable to determine such rate, the rate of interest specified by the terms of the debt securities, in either case compounded semi-annually) of the lessee for rental payments (other than amounts required to be paid on account of property taxes as well as maintenance, repairs, insurance, water rates and other items that do not constitute payments for property rights) during the remaining portion of the base term of the lease included in such Sale and Lease-Back Transaction.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns,” “Beneficially Owned” and “Beneficial Ownership” have a corresponding meaning.

“Board of Directors” means:

(1)	with respect to a corporation, the board of directors of the corporation;

(2)	with respect to a partnership, the board of directors of the general partner of the partnership; and

(3)	with respect to any other Person, the board or committee of such Person serving a similar function.

“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of CDW or any Restricted Subsidiary to have been duly adopted by the Board of Directors, unless the context specifically requires that such resolution be adopted by a majority of the disinterested directors, in which case by a majority of such directors, and to be in full force and effect on the date of such certification and delivered to the Trustee.

“Business Day” means each day which is not a Legal Holiday.

“Capital Stock” means:

(1)	in the case of a corporation, capital stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock;

(3)	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP (except for temporary treatment of construction-related expenditures under ASC 840-40, “Sale-Leaseback Transactions,” which will ultimately be treated as operating leases or occupancy agreements upon a Sale and Lease-Back Transaction).

“Cash Equivalents” means:

(1)	U.S. dollars;

(2)	(i) Sterling, Canadian Dollars, Euro, or any national currency of any participating member state of the economic and monetary union contemplated by the Treaty on European Union; or

(ii)	in the case of CDW or a Restricted Subsidiary, such local currencies held by them from time to time in the ordinary course of business;

(3)	securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;

(4)	certificates of deposit, time deposits and Eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with (i) any lender under the ABL Facility or the Senior Secured Term Loan or an Affiliate thereof or (ii) any commercial bank having capital and surplus of not less than $250.0 million in the case of U.S. banks and $100.0 million (or the U.S. Dollar Equivalent as of the date of determination) in the case of non-U.S. banks;

(5)	repurchase obligations for underlying securities of the types described in clauses (3) and (4) above entered into with any financial institution meeting the qualifications specified in clause (4) above;

(6)	commercial paper rated P-1 by Moody’s or A-1 by S&P and in each case maturing within 24 months after the date of creation thereof;

(7)	marketable short-term money market and similar securities having a rating of P-1 or A-1 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within 24 months after the date of creation thereof;

(8)	investment funds investing 95% of their assets in securities of the types described in clauses (1) through (7) above;

(9)	readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition;

(10)	Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated A (or the equivalent thereof) or better by S&P or A3 (or the equivalent thereof) or better by Moody’s:

(11)	shares of investment companies that are registered under the Investment Company Act of 1940 and substantially all the investments of which are one or more of the types of securities described in clauses (1) through (10) above; and

(12)	in the case of any Foreign Subsidiary, investments of comparable tenure and credit quality to those described in the foregoing clauses (1) through (11) above or other high quality short term investments, in each case, customarily utilized in countries in which such Foreign Subsidiary operates for short term cash management purposes.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) and (2) above; provided that such amounts are converted into any currency listed in clauses (1) and (2) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

“Cash Management Obligations” means Obligations under any facilities or services related to cash management, including treasury, depository, overdraft, credit or debit card, automated clearing house fund transfer services, purchase card, electronic funds transfer (including non-card e-payables services) and other cash management arrangements and commercial credit card and merchant card services.

“Cash Pooling Arrangements” means a deposit account arrangement among a single depository institution, CDW and one or more Foreign Subsidiaries involving the pooling of cash deposits in and overdrafts in respect of one or more deposit accounts (each located outside of the United States and any States and territories thereof) with such institution by CDW and such Foreign Subsidiaries for cash management purposes.

“Change of Control” means the occurrence of any of the following:

(1)	the sale, lease, transfer or other conveyance, in one or a series of related transactions, of all or substantially all of the assets of CDW and its Subsidiaries, taken as a whole, to any Person other than to a Permitted Holder; provided that (x) so long as CDW is a Subsidiary of any direct or indirect parent company, no Person shall be deemed to have acquired, leased or have been transferred all or substantially all of the assets of CDW and its Subsidiaries unless such Person shall be or become a beneficial owner of more than 50% of the total voting power of the Voting Stock of such parent company (other than a parent company that is a Subsidiary of another parent company) and (y) any Voting Stock of which any Permitted Holder is the beneficial owner shall not in any case be included in any Voting Stock of which any such Person is the beneficial owner;

(2)	the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d5(b)(1) under the Exchange Act), other than the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of Beneficial Ownership, directly or indirectly, of 50% or more of the total voting power of the Voting Stock of CDW or any of its direct or indirect parent entities, including, without limitation, Parent; provided that (x) so long as CDW is a Subsidiary of any direct or indirect parent company, no Person shall be deemed to be or become a beneficial owner of more than 50% of the total voting power of the Voting Stock of CDW unless such Person shall be or become a beneficial owner of more than 50% of the total voting power of the Voting Stock of such parent company (other than a parent company that is a Subsidiary of another parent company) and (y) any Voting Stock of which any Permitted Holder is the beneficial owner shall not in any case be included in any Voting Stock of which any such Person is the beneficial owner; or

(3)	the adoption of a plan relating to the liquidation or dissolution of CDW.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to the Code are to the Code, as in effect on the Issue Date, and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

“Commission” means the U.S. Securities and Exchange Commission.

“Common Stock” of any Person means Capital Stock in such Person that does not rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to Capital Stock of any other class in such Person.

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees, and other non-cash charges (excluding any non-cash item that represents an accrual or reserve for a cash expenditure for a future period) of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(a)	consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income

(including (i) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (ii) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (iii) non-cash interest expense (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (iv) the interest component of Capitalized Lease Obligations, (v) net payments, if any, pursuant to interest rate Hedging Obligations with respect to Indebtedness, (vi) net losses on Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk and (vii) costs of surety bonds in connection with financing activities, and excluding (x) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, (y) any expensing of bridge, commitment and other financing fees and (z) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Receivables Facility); plus

(b)	consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; less

(c)	interest income of such Person and its Restricted Subsidiaries for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by CDW to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that (without duplication),

(a)	any pro forma after-tax effect (using a reasonable estimate based on applicable tax rates) of extraordinary, nonrecurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses, severance, integration costs, relocation costs, transition costs, other restructuring costs, litigation settlement or losses and curtailments or modifications to pension and postretirement employee benefit plans shall be excluded,

(b)	the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period,

(c)	any pro forma after-tax effect (using a reasonable estimate based on applicable tax rates) of income (loss) from disposed or discontinued operations and any net after-tax gains or losses on disposal of disposed, abandoned or discontinued operations shall be excluded,

(d)	any pro forma after-tax effect (using a reasonable estimate based on applicable tax rates) of gains or losses (less all accrued fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business, as determined in good faith by CDW, shall be excluded,

(e)	the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of such Person shall be (A) increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to such Person or a Subsidiary thereof that is CDW or a Restricted Subsidiary in respect of such period (subject in the case of dividends paid or distributions made to a Restricted Subsidiary (other than a Guarantor) to the limitations contained in clause (f) below) and (B) decreased by the amount of any equity of CDW in a net loss of any such Person for such period to the extent CDW has funded such net loss in cash with respect to such period,

(f)	[reserved],

(g)	effects of purchase accounting adjustments (including the effects of such adjustments pushed down to such Person and such Subsidiaries) in component amounts required or permitted by GAAP, resulting from the application of purchase accounting in relation to any consummated acquisition or the amortization or write-up, write-down or write-off of any amounts thereof, net of taxes, shall be excluded,

(h)	any pro forma after-tax effect (using a reasonable estimate based on applicable tax rates) of income (loss) from the early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments, in each case to the extent permitted hereunder, shall be excluded,

(i)	any pro forma after-tax effect (using a reasonable estimate based on applicable tax rates) impairment charge or asset write-off, write-up or write-down (other than write-offs or write-downs of inventory or receivables), in each case, pursuant to GAAP and the amortization of assets or liabilities, including intangibles arising (including goodwill and organizational costs) pursuant to GAAP shall be excluded,

(j)	any pro forma after-tax effect (using a reasonable estimate based on applicable tax rates) of non-cash compensation or other expense recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights shall be excluded,

(k)	[reserved], and

(l)	any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, disposition, dividend or similar payments in respect of equity interests, issuance or repayment of Indebtedness, issuance of Equity Interests, refinancing or recapitalization transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the Issue Date and any such transaction undertaken but not completed) and any charges or nonrecurring merger costs incurred during such period as a result of any such transaction shall be excluded.

“Consolidated Non-Guarantor Debt Ratio” means, as of any date of determination, the ratio of (a) consolidated total Indebtedness of CDW and its Restricted Subsidiaries on the date of determination that constitutes Non-Guarantor Indebtedness or Non-Guarantor Preferred Stock to (b) the aggregate amount of EBITDA for the then most recent four full fiscal quarters for which internal financial statements of CDW and its Restricted Subsidiaries are available.

In the event that CDW or any Restricted Subsidiary incurs, assumes, guarantees or repays any Indebtedness or issues or redeems Disqualified Stock or Preferred Stock, in each case subsequent to the commencement of the period for which the Consolidated Non-Guarantor Debt Ratio is being calculated but prior to the event for which the calculation of the Consolidated Non-Guarantor Debt Ratio is made (the “Calculation Date”), then the Consolidated Non-Guarantor Debt Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee or repayment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period and as if CDW or Restricted Subsidiary had not earned the interest income actually earned during such period in respect of such cash used to repay, repurchase, defease or otherwise discharge such Indebtedness.

If Investments, acquisitions, dispositions, mergers or consolidations have been made by CDW or any Restricted Subsidiary during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date, then the Consolidated Non-Guarantor Debt Ratio shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers or consolidations (and the change in any associated Fixed Charges and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period.

If since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into CDW or any Restricted Subsidiary since the beginning of such period) shall have made any Investment, acquisition, disposition, merger or consolidation that would have required adjustment pursuant to this definition, then the Consolidated Non-Guarantor Debt Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger or consolidation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to an Investment, acquisition, disposition, merger or consolidation and the amount of income or earnings relating thereto, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of CDW and shall comply with the requirements of Rule 11-02 of Regulation S-X promulgated by the Commission, except that such pro forma calculations may include operating expense reductions for such period resulting from the transaction which is being given pro forma effect that (A) have been realized or (B) for which the steps necessary for realization have been taken (or are taken concurrently with such transaction) or (C) for which the steps necessary for realization are reasonably expected to be taken within the 18 month period following such transaction and, in each case, including, but not limited to, (a) reduction in personnel expenses, (b) reduction of costs related to administrative functions, (c) reduction of costs related to leased or owned properties and (d) reductions from the consolidation of operations and streamlining of corporate overhead; provided that in each case such adjustments are set forth in an Officers’ Certificate signed by CDW’s chief financial officer and another Officer which states (i) the amount of such adjustment or adjustments, (ii) in the case of item (B) or (C) above, that such adjustment or adjustments are based on the reasonable good faith beliefs of the Officers executing such Officers’ Certificate at the time of such execution and (iii) that any related incurrence of Indebtedness is permitted pursuant to the Indenture. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if the related hedge has a remaining term in excess of twelve months).

Interest on a Capitalized Lease Obligation shall be deemed to accrue at the interest rate reasonably determined by a responsible financial or accounting officer of CDW to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a Eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as CDW may designate.

“Consolidated Secured Debt Ratio” means, as of any date of determination, the ratio of (a) consolidated total Indebtedness of CDW and its Restricted Subsidiaries on the date of determination that constitutes Secured Indebtedness (other than any Secured Indebtedness that constitutes Non-Guarantor Indebtedness) to (b) the aggregate amount of EBITDA for the then most recent four full fiscal quarters for which internal financial statements of CDW and its Restricted Subsidiaries are available, in each case with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Consolidated Non-Guarantor Debt Ratio.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing or having the economic effect of guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof or (iv) as an account party with respect to any letter of credit, letter of guaranty or bankers’ acceptance.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is putable or exchangeable), or upon the happening of any event, matures or is mandatorily redeemable (other than as a result of a change of control or asset sale), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than as a result of a change of control or asset sale), in whole or in part, in each case prior to the earlier of the final maturity date of the Notes or the date the Notes are no longer outstanding; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of CDW or any of its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by CDW or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations; provided further that any Capital Stock held by any future, current or former employee, director, officer, manager or consultant of CDW, any of its Subsidiaries, any of its direct or indirect parent companies or any other entity in which CDW or a Restricted Subsidiary has an Investment, in each case pursuant to any stock subscription or shareholders’ agreement, management equity plan or stock option plan or any other management or employee benefit plan or agreement, shall not constitute Disqualified Stock solely because it may be required to be repurchased by CDW or its Subsidiaries.

“Domestic Subsidiaries” means, with respect to any Person, any subsidiary of such Person other than a Foreign Subsidiary.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person and its Restricted Subsidiaries for such period:

(a)	increased (without duplication) by:

(i)	provision for taxes based on income or profits or capital (or any alternative tax in lieu thereof), including, without limitation, foreign, state, franchise and similar taxes and foreign withholding taxes of such Person and such subsidiaries paid or accrued during such period deducted (and not added back) in computing Consolidated Net Income, including payments made pursuant to any tax sharing agreements or arrangements among CDW, its Restricted Subsidiaries and any direct or indirect parent company of CDW (so long as such tax sharing payments are attributable to the operations of CDW and its Restricted Subsidiaries); plus

(ii)	Fixed Charges of such Person and such subsidiaries for such period to the extent the same was deducted (and not added back) in calculating such Consolidated Net Income; plus

(iii)	Consolidated Depreciation and Amortization Expense of such Person and such subsidiaries for such period to the extent the same were deducted (and not added back) in computing Consolidated Net Income; plus

(iv)	any fees, costs, commissions, expenses or other charges (other than Depreciation or Amortization Expense) related to any Equity Offering, Investment, acquisition, disposition, recapitalization or the incurrence or repayment of Indebtedness permitted to be incurred under the Indenture or existing on the Issue Date (including a refinancing thereof) (whether or not successful), including (w) any expensing of bridge, commitment or other financing fees, (x) such fees, costs, commissions, expenses or other charges related to this offering of the Notes, (y) any such fees, costs (including call premium), commissions, expenses or other charges related to any amendment, modification, repayment or refinancing of the Notes, the 2024 Senior Notes, the 2025 Senior Notes, the 2028 Senior Notes, the ABL Facility, the Senior Secured Term Loan and the UK Credit Facility and (z) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Receivables Facility, and, in each case, deducted (and not added back) in computing Consolidated Net Income; plus

(v)	any other non-cash charges, expenses or losses including any write offs or write downs and any non-cash expense relating to the vesting of warrants, reducing Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA in such future period to the extent paid, and excluding amortization of a prepaid cash item that was paid in a prior period); plus

(vi)	[reserved]; plus

(vii)	the amount of loss on sale of receivables and related assets to the Receivables Subsidiary in connection with a Receivables Facility deducted (and not added back) in computing Consolidated Net Income; plus

(viii)	costs or expense deducted (and not added back) in computing Consolidated Net Income by such Person or any such subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of CDW or net cash proceeds of an issuance of Equity Interest of CDW (other than Disqualified Stock); plus

(ix)	the amount of net cost savings and acquisition synergies projected by CDW in good faith to be realized during such period (calculated on a pro forma basis as though such cost savings had been realized on the first day of such period) as a result of specified actions taken or initiated in connection with any acquisition or disposition by CDW or any Restricted Subsidiary, net of the amount of actual benefits realized during such period that are otherwise included in the calculation of EBITDA from such actions; provided that (A) such cost savings are reasonably identifiable and factually supportable, (B) such actions are taken within 18 months after the date of such acquisition or disposition and (C) the aggregate amount of costs savings added pursuant to this clause (ix) shall not exceed the greater of (x) $150.0 million and (y) 10% of CDW’s EBITDA for the period of four consecutive fiscal quarters most recently ended prior to the determination date; plus

(x)	any net after-tax nonrecurring, extraordinary or unusual gains or losses (less all fees and expenses relating thereto) or expenses; plus

(xi)

to the extent covered by insurance and actually reimbursed or otherwise paid, or, so long as CDW has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed or otherwise paid by the insurer and only to the extent that such amount is (A) not denied by the applicable carrier in writing within 180 days and (B) in fact reimbursed or otherwise paid within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed or otherwise paid within such 365 days), expenses with respect to liability or casualty events and expenses or losses relating to business interruption; plus

(xii)	expenses to the extent covered by contractual indemnification or refunding provisions in favor of CDW or a Restricted Subsidiary and actually paid or refunded, or, so long as CDW has made a determination that there exists reasonable evidence that such amount will in fact be paid or refunded by the indemnifying party or other obligor and only to the extent that such amount is (A) not denied by the applicable indemnifying party or obligor in writing within 90 days and (B) in fact reimbursed within 180 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within such 180 days); plus

(xiii)	any non-cash increase in expenses (A) resulting from the revaluation of inventory (including any impact of changes to inventory valuation policy methods) or (B) due to purchase accounting associated with any future acquisitions;

(b)	decreased by (without duplication) non-cash gains increasing Consolidated Net Income of such Person and such subsidiaries for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced EBITDA in any prior period; and

(c)	increased or decreased by (without duplication):

(i)	any net gain or loss resulting in such period from Hedging Obligations and the application of Accounting Standards Codification 815 and International Accounting Standard No. 39 and their respective related pronouncements and interpretations; plus or minus, as applicable,

(ii)	any net gain or loss included in calculating Consolidated Net Income resulting in such period from currency translation gains or losses related to currency remeasurements of indebtedness (including any net loss or gain resulting from hedge agreements for currency exchange risk).

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private sale of Common Stock or Preferred Stock of CDW or any of its direct or indirect parent companies (excluding Disqualified Stock of such entity), other than (i) public offerings with respect to Common Stock of CDW or of any of its direct or indirect parent companies registered on Form S-4 or Form S-8 or (ii) an issuance to any Subsidiary of CDW.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Existing Inventory Financing Agreements” means the following agreements, in each case, as amended, supplemented, refinanced, refunded or otherwise modified and in effect from time to time: (i) that certain Inventory Financing Agreement, dated as of June 6, 2014, by and among GE Commercial Distribution Finance Corporation, CDW Logistics LLC, an Illinois limited liability company, CDW Technologies LLC, a Wisconsin limited liability company, CDW Government LLC, an Illinois limited liability company, CDW Direct, LLC, an Illinois limited liability company, and CDW LLC, an Illinois limited liability company, (ii) that certain Inventory Financing Agreement, dated as of October 12, 2007, by and among GE Commercial Distribution Finance Corporation, CDW Logistics LLC, an Illinois limited liability company, CDW Technologies LLC (f/k/a Berbee Information Networks

Corporation), a Wisconsin limited liability company, CDW Government LLC (as successor in interest to CDW Government, Inc.), an Illinois limited liability company and CDW Direct, LLC, an Illinois limited liability company, and (iii) that certain Agreement for Inventory Financing, dated as of the October 12, 2007, by and among IBM Credit LLC, a Delaware limited liability company, CDW Logistics LLC, an Illinois limited liability company, and CDW Technologies LLC, a Wisconsin limited liability company.

“Fixed Charges” means, with respect to any Person for any period, the sum of, without duplication, (a) Consolidated Interest Expense (excluding amortization/accretion of original issue discount (including any original issue discount created by fair value adjustments to Indebtedness in existence as of the Issue Date as a result of purchase accounting)) of such Person for such period and (b) all cash dividends paid during such period (excluding items eliminated in consolidation) on any series of Preferred Stock or Disqualified Stock of such Person and its Subsidiaries.

“Foreign Subsidiary” means, with respect to any Person, (a) any subsidiary of such Person that is organized and existing under the laws of any jurisdiction outside the United States of America or (b) any subsidiary of such Person that has no material assets other than the Capital Stock of one or more subsidiaries described in clause (a) and other assets relating to an ownership interest in any such Capital Stock or subsidiaries.

“GAAP” means generally accepted accounting principles in the United States in effect on the Issue Date, except for any reports required to be delivered under the covenant described under “—Reports,” which shall be prepared in accordance with GAAP in effect on the date thereof. At any time after the Issue Date, CDW may elect to apply International Financial Reporting Standards (“IFRS”) accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP shall thereafter be construed to mean IFRS (except as otherwise provided in the Indenture); provided that any such election, once made, shall be irrevocable; provided, further, any calculation or determination in the Indenture that requires the application of GAAP for periods that include fiscal quarters ended prior to CDW’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP. CDW shall give notice of any such election made in accordance with this definition to the Trustee and the holders of Notes.

For purposes of this “Description of notes,” the term “consolidated” with respect to any Person means such Person consolidated with its Restricted Subsidiaries and does not include any Unrestricted Subsidiary.

“Governmental Authority” means the government of the United States of America or any other nation, any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness or other obligations. When used as a verb, “guarantee” shall have a corresponding meaning.

“Guarantee” means any guarantee of the obligations of CDW under the Indenture and the Notes by a Guarantor in accordance with the provisions of the Indenture. When used as a verb, “Guarantee” shall have a corresponding meaning.

“Guarantor” means any Person that incurs a Guarantee of the Notes; provided that upon the release and discharge of such Person from its Guarantee in accordance with the Indenture, such Person shall cease to be a Guarantor. On the Issue Date, the Guarantors will be Parent and each Domestic Subsidiary of CDW that was a Restricted Subsidiary and a guarantor under the Senior Secured Term Loan.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under:

(1)	currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements; and

(2)	other agreements or arrangements designed to manage, hedge or protect such Person with respect to fluctuations in currency exchange, interest rates or commodity, raw materials, utilities and energy prices.

“holder” means, with reference to any Indebtedness or other Obligations, any holder or lender of, or trustee or collateral agent or other authorized representative with respect to, such Indebtedness or Obligations, and, in the case of Hedging Obligations, any counterparty to such Hedging Obligations.

“Holder” means the Person in whose name a Note is registered, in each case on the registrar’s books.

“Indebtedness” means, with respect to any Person,

(a)	any indebtedness (including principal and premium) of such Person, whether or not contingent:

(i)	in respect of borrowed money,

(ii)	evidenced by bonds, notes, debentures or similar instruments,

(iii)	evidenced by letters of credit (or, without duplication, reimbursement agreements in respect thereof),

(iv)	Capitalized Lease Obligations,

(v)	representing the deferred and unpaid balance of the purchase price of any property (other than Capitalized Lease Obligations), except (A) any such balance that constitutes a trade payable or similar obligation to a trade creditor in each case accrued in the ordinary course of business, (B) liabilities accrued in the ordinary course of business and (C) earn-outs and other contingent payments in respect of acquisitions except to the extent that the liability on account of any such earn-outs or contingent payment becomes fixed,

(vi)	representing any interest rate Hedging Obligations, or

(vii)	all Cash Management Obligations incurred with a lender (or its Affiliates) under a credit agreement,

if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP,

(b)	to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, the Indebtedness of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business),

(c)	Disqualified Stock of such Person, and

(d)	to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset (other than a Lien on Capital Stock of an Unrestricted Subsidiary) owned by such Person (whether or not such Indebtedness is assumed by such Person);

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (A) Contingent Obligations incurred in the ordinary course of business, (B) items that would appear as a liability on a balance sheet prepared in accordance with GAAP as a result of the application of ASC 840-40, “Sale-Leaseback Transactions,” (C) obligations with respect to Receivables Facilities and (D) obligations under or in respect of the Existing Inventory Financing Agreements and other similar inventory financing agreements entered into in the ordinary course of business. The amount of Indebtedness of any person under clause (d) above shall be deemed to equal the lesser of (x) the aggregate unpaid amount of such Indebtedness secured by such Lien and (y) the fair market value of the property encumbered thereby as determined by such person in good faith.

“Interest Payment Date” means                  and                  of each year to the maturity date of the Note.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees or other obligations), advances or capital contributions (including by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others, but excluding accounts receivable, trade credit, advances to customers, commission, travel, entertainment, relocation, payroll and similar advances to officers, directors and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of such Person in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property.

“Issue Date” means                 , 2020.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in the City of New York, the city in which the principal corporate trust office of the Trustee is located or at a place of payment are authorized by law, regulation or executive order to remain closed. If a payment date is a Legal Holiday, payment shall be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in such asset and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction with respect to such asset; provided that in no event shall an operating lease or occupancy agreement be deemed to constitute a Lien.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends or accretion of any Preferred Stock.

“Non-Guarantor Indebtedness” means any Indebtedness of a Restricted Subsidiary that is not a Guarantor.

“Non-Guarantor Preferred Stock” has the meaning provided under “—Certain covenants—Incurrence of non-guarantor indebtedness and non-guarantor preferred stock.”

“Obligations” means any principal, interest, premium, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit), costs, expenses, damages and other liabilities, and guarantees of payment of such principal, interest, premium, penalties, fees, indemnifications, reimbursements, costs, expenses, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Officer” means the Chief Executive Officer, the President, the Chief Financial Officer, the Chief Operating Officer, principal accounting officer, controller, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or Assistant Treasurer or the Secretary or any Assistant Secretary of CDW.

“Officers’ Certificate” means a certificate signed on behalf of CDW, by two Officers of CDW, one of whom is the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of CDW that meets the requirements set forth in the Indenture.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to CDW.

“Parent” means CDW Corporation and any successor thereto.

“Permitted Holders” means (i) any Person who is an Officer or otherwise a member of management of CDW or any of its Subsidiaries on the Issue Date, provided that if such Officers and members of management beneficially own more shares of Voting Stock of either of CDW or any of its direct or indirect parent entities than the number of such shares beneficially owned by all the Officers as of the Issue Date or issued within 90 days thereafter, such excess shall be deemed not to be beneficially owned by Permitted Holders, (ii) any Related Party of any of the foregoing Persons and (iii) any “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members, provided that in the case of such “group” and without giving effect to the existence of such “group” or any other “group,” such Persons specified in clause (i) or (ii) above (subject, in the case of Officers, to the foregoing limitation), collectively, have beneficial ownership, directly or indirectly, of more than 50% of the total voting power of the Voting Stock of CDW or any of its direct or indirect parent entities held by such “group.”

“Permitted Liens” means the following types of Liens:

(1)	deposits of cash or government bonds made in the ordinary course of business to secure surety or appeal bonds to which such Person is a party;

(2)	Liens in favor of issuers of stay, customs, performance, surety, bid, indemnity, warranty, release, appeal or similar bonds or with respect to other regulatory requirements or letters of credit or bankers’ acceptance issued, and completion guarantees provided for, in each case pursuant to the request of and for the account of such Person in the ordinary course of its business or consistent with past practice;

(3)	Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, or to provide all or any portion of the funds or credit support utilized in connection with, such other Person becoming such a Subsidiary; provided further, however, that such Liens may not extend to any other property owned by CDW or any Restricted Subsidiary;

(4)

Liens on property at the time CDW or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into CDW or any of its Restricted Subsidiaries; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, or to provide all or any portion of the funds or credit support utilized for, such acquisition; provided further, however, that such Liens may not extend to any other property owned by CDW or any Restricted Subsidiary;

(5)	Liens securing Hedging Obligations and/or Cash Management Obligations so long as the related Indebtedness is permitted to be incurred under the Indenture and is secured by a Lien on the same property securing such Hedging Obligation and/or Cash Management Obligation;

(6)	Liens existing on the Issue Date;

(7)	Liens in favor of CDW or any Restricted Subsidiary;

(8)	Liens to secure any Indebtedness that is incurred to refinance any Indebtedness that has been secured by a Lien existing on the Issue Date or referred to in clauses (3), (4) and (19)(B) of this definition; provided, however, that such Liens (x) are no less favorable to the Holders of the Notes taken as a whole, and are not more favorable to the lien holders with respect to such Liens than the Liens in respect of the Indebtedness being refinanced, and (y) do not extend to or cover any property or assets of CDW or any of its Restricted Subsidiaries not securing the Indebtedness so refinanced;

(9)	Liens on accounts receivable and related assets incurred in connection with a Receivables Facility;

(10)	Liens for taxes, assessments or other governmental charges or levies not yet overdue or the nonpayment of which in the aggregate would not reasonably be expected to result in a material adverse effect, or which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted or for property taxes on property that CDW or one of its Subsidiaries has determined to abandon if the sole recourse for such tax, assessment, charge, levy or claim is to such property;

(11)	judgment liens in respect of judgments that do not constitute an Event of Default;

(12)	pledges, deposits or security under workmen’s compensation, unemployment insurance and other social security laws or regulations, or deposits to secure the performance of tenders, contracts (other than for the payment of Indebtedness) or leases, or deposits to secure public or statutory obligations, or deposits as security for contested taxes or import or customs duties or for the payment of rent, or deposits or other security securing liabilities to insurance carriers under insurance or self-insurance arrangements or earnest money deposits required in connection with a purchase agreement or other acquisition, in each case incurred in the ordinary course of business or consistent with past practice;

(13)	landlords’, carriers’, warehousemen’s, mechanics’, material-men’s, repairmen’s and other like Liens imposed by applicable law, (i) arising in the ordinary course of business and securing obligations that are not overdue by more than sixty (60) days, (ii) (A) that are being contested in good faith by appropriate proceedings, (B) CDW or a Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (C) such contest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation or (iii) the existence of which would not reasonably be expected to result in a material adverse effect;

(14)	minor survey exceptions, encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of business or to the ownership of properties that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business;

(15)	leases, licenses, subleases, sublicenses or operating agreements (including, without limitation, licenses and sublicenses of intellectual property) granted to others in the ordinary course of business that do not interfere in any material respect with the business of CDW or any of its material Restricted Subsidiaries or which do not by their own terms secure any Indebtedness;

(16)	the rights reserved or vested in any Person by the terms of any lease, license, franchise, grant or permit held by CDW or any of its Restricted Subsidiaries or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(17)	banker’s Liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution;

(18)	Liens arising from Uniform Commercial Code financing statement filings regarding operating leases or consignments entered into by CDW and its Restricted Subsidiaries in the ordinary course of business;

(19)	(A) other Liens securing Indebtedness for borrowed money or other obligations with respect to property or assets with an aggregate fair market value (valued at the time of creation thereof) with a principal amount not exceeding $150.0 million at any time and (B) Liens securing Indebtedness in an amount not to exceed $150.0 million incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property of such Person; provided, however, that (x) the Lien may not extend to any other property (except for accessions to such property) owned by such Person or any of its Restricted Subsidiaries at the time the Lien is incurred, (y) such Liens attach concurrently with or within 270 days after the acquisition, repair, replacement, construction or improvement (as applicable) of the property subject to such Liens and (z) with respect to Capitalized Lease Obligations, such Liens do not at any time extend to or cover any assets (except for accessions to such assets) other than the assets subject to such Capitalized Lease Obligations; provided that individual financings of property provided by one lender may be cross-collateralized to other financings of equipment provided by such lender;

(20)	Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business and (iii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of setoff) and which are within the general parameters customary in the banking industry;

(21)	Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(22)	Liens that are contractual rights of setoff (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of CDW or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of CDW and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into by CDW or any Restricted Subsidiary in the ordinary course of business;

(23)	Liens solely on any cash earnest money deposits made by CDW or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted under the Indenture;

(24)	Liens with respect to the assets of a Restricted Subsidiary that is not a Guarantor securing Indebtedness of such Restricted Subsidiary incurred in accordance with the covenant contained under “—Certain covenants—Incurrence of non-guarantor indebtedness and issuance of non-guarantor preferred stock”;

(25)	Liens arising by operation of law under Article 2 of the Uniform Commercial Code in favor of a reclaiming seller of goods or buyer of goods;

(26)	security given to a public or private utility or any Governmental Authority as required in the ordinary course of business;

(27)	landlords’ and lessors’ Liens in respect of rent not in default for more than sixty days or the existence of which, individually or in the aggregate, would not reasonably be expected to result in a material adverse effect;

(28)	Liens in favor of customs and revenues authorities imposed by applicable law arising in the ordinary course of business in connection with the importation of goods and securing obligations (i) with respect to customs duties in the ordinary course of business, (ii) that are not overdue by more than sixty (60) days, (iii) (A) that are being contested in good faith by appropriate proceedings, (B) CDW or Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (C) such contest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation, or (iv) the existence of which would not reasonably be expected to result in a material adverse effect;

(29)	Liens on securities which are the subject of repurchase agreements incurred in the ordinary course of business;

(30)	Liens on the Capital Stock of Unrestricted Subsidiaries;

(31)	Liens on inventory or equipment of CDW or any of its Restricted Subsidiaries granted in the ordinary course of business to CDW’s or such Restricted Subsidiary’s clients or customers at which such inventory or equipment is located;

(32)	pledges or deposits made in the ordinary course of business to secure liability to insurance carriers and Liens on insurance policies and the proceeds thereof (whether accrued or not), rights or claims against an insurer or other similar asset securing insurance premium financings;

(33)	Liens on cash deposits of CDW and Foreign Subsidiaries subject to a Cash Pooling Arrangement or otherwise over bank accounts of CDW and Foreign Subsidiaries maintained as part of the Cash Pooling Arrangement, in each case securing liabilities for overdrafts of CDW and Foreign Subsidiaries participating in such Cash Pooling Arrangements;

(34)	any encumbrance or retention (including put and call agreements and rights of first refusal) with respect to the Equity Interests of any joint venture or similar arrangement pursuant to the joint venture or similar agreement with respect to such joint venture or similar arrangement;

(35)	Liens consisting of customary contractual restrictions on cash and Cash Equivalents;

(36)	Liens securing the Notes and related Guarantees;

(37)	Liens securing the ABL Facility in an aggregate principal amount not to exceed $1,450.0 million; and

(38)	Liens securing any Indebtedness; provided, however, that, at the time of incurrence of such Liens and after giving pro forma effect thereto (including a pro forma application of the net proceeds therefrom) either (x) the Consolidated Secured Debt Ratio would be no greater than 3.00 to 1.00 or (y) the aggregate principal amount of Secured Indebtedness (other than any Secured Indebtedness that constitutes Non-Guarantor Indebtedness) would be no greater than $2,000.0 million.

“Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends upon liquidation, dissolution or winding up.

“Principal Property” means any tangible asset having fair market value in excess of $5.0 million, other than real property, together with the buildings, structures, facilities and improvements thereon, owned by CDW or any Restricted Subsidiary as of the date of the Indenture.

“Rating Agencies” means Moody’s and S&P or if Moody’s or S&P or both shall not make a rating on the notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Issuers which shall be substituted for Moody’s or S&P or both, as the case may be.

“Receivables Facility” means any of one or more receivables financing facilities as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the obligations of which are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to CDW or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) pursuant to which CDW or any of its Restricted Subsidiaries sells their accounts receivable to either (A) a Person that is not a Restricted Subsidiary or (B) a Receivables Subsidiary that in turn sells its accounts receivable to a Person that is not a Restricted Subsidiary.

“Receivables Subsidiary” means any subsidiary formed for the purpose of, and that solely engages only in, one or more Receivables Facilities and other activities reasonably related thereto.

“Record Date” for the interest payable on any applicable Interest Payment Date means the                  or                  (whether or not on a Business Day) immediately preceding such Interest Payment Date.

“Related Party” means with respect to any officer of CDW or its Subsidiaries, (i) any spouse or lineal descendant (including by adoption and stepchildren) of the officer and (ii) any trust, corporation or partnership or other entity, in each case to the extent not an operating company, of which an 80% or more controlling interest is held by the beneficiaries, stockholders, partners or owners who are the officer, any of the persons described in clause (b)(i) above or any combination of these identified relationships.

“Required Holders” means, as of any date of determination, Holders that hold Notes that, in the aggregate, represent more than 50% of the sum of the principal amount of all Notes outstanding at such time.

“Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of CDW (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided, however, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of Restricted Subsidiary.

“S&P” means S&P Global Ratings, a division of S&P Global, Inc., and any successor to its rating agency business.

“Sale and Lease-Back Transaction” means any arrangement with any Person providing for the leasing by CDW or any Restricted Subsidiary of any real or tangible personal property, which property has been or is to be sold or transferred by CDW or such Restricted Subsidiary to such Person in contemplation of such leasing.

“Secured Indebtedness” means any Indebtedness of CDW or any of its Restricted Subsidiaries secured by a Lien.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Senior Indebtedness” means:

(1)	all Indebtedness of the Issuers or any Guarantor outstanding under the ABL Facility, the 2024 Senior Notes, the 2025 Senior Notes, the 2028 Senior Notes, the Senior Secured Term Loan and the Notes and related Guarantees (including interest accruing on or after the filing of any petition in bankruptcy or similar proceeding or for reorganization of the Issuers or any Guarantor (at the rate provided for in the documentation with respect thereto, regardless of whether or not a claim for post-filing interest is allowed in such proceedings)), and any and all other fees, expense reimbursement obligations, indemnification amounts, penalties, and other amounts (whether existing on the Issue Date or thereafter created or incurred) and all obligations of the Issuers or any Guarantor to reimburse any bank or other Person in respect of amounts paid under letters of credit, acceptances or other similar instruments;

(2)	all Hedging Obligations (and guarantees thereof) and/or Cash Management Obligations (and guarantees thereof) owing to a Lender (as defined in the ABL Facility and the Senior Secured Term Loan) or any Affiliate of such Lender (or any Person that was a Lender or an Affiliate of such Lender at the time the applicable agreement giving rise to such Hedging Obligation and/or Cash Management Obligation was entered into); provided that such Hedging Obligations and/or Cash Management Obligations are permitted to be incurred under the terms of the Indenture;

(3)	any other Indebtedness of the Issuers or any Guarantor permitted to be incurred under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to the Notes or any related Guarantee; and

(4)	all Obligations with respect to the items listed in the preceding clauses (1), (2) and (3); provided, however, that Senior Indebtedness shall not include:

(a)	any obligation of such Person to the Issuers or any of its Subsidiaries;

(b)	any liability for federal, state, local or other taxes owed or owing by such Person;

(c)	any accounts payable or other liability to trade creditors arising in the ordinary course of business;

(d)	any Indebtedness or other Obligation of such Person which is subordinate or junior in any respect to any other Indebtedness or other Obligation of such Person; or

(e)	that portion of any Indebtedness which at the time of incurrence is incurred in violation of the Indenture.

“Senior Secured Term Loan” means that certain amended and restated senior secured term loan, dated as of August 17, 2016, among CDW LLC, Barclays Bank PLC, as Administrative Agent and Collateral Agent, the lenders party thereto and certain other parties specified therein, providing for term loans, including any related notes, debentures, bonds, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, supplemented, modified, renewed, refunded, replaced (whether at maturity or thereafter) or refinanced from time to time in one or more agreements indentures, notes, bonds, facilities or other forms of indebtedness in whole or in part (in each case with the same or new agents, lenders or investors), including any agreement adding or changing the borrower or issuer or any guarantor or extending the maturity thereof or otherwise restructuring all or any portion of the Indebtedness thereunder or increasing the amount loaned or issued thereunder or altering the maturity thereof.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Issue Date.

“Subordinated Indebtedness” means (a) with respect to CDW, any Indebtedness of CDW which is by its terms subordinated in right of payment to the Notes, and (b) with respect to any Guarantor, any Indebtedness of such Guarantor which is by its terms subordinated in right of payment to its Guarantee.

“Subsidiary” means, with respect to any specified Person:

(1)	any corporation, association or other business entity, of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)	any partnership, joint venture, limited liability company or similar entity of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise and (y) such Person or any Wholly Owned Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Treasury Rate” means, as of the applicable redemption date, the weekly average rounded to the nearest 1/100th of a percentage point (for the most recently completed week for which such information is available as of the date that is two Business Days prior to the redemption date or, in the case of a satisfaction and discharge or defeasance, at least two Business Days prior to the date on which the Issuers deposit the amounts required under the Indenture) of the yield to maturity of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) with respect to each applicable day during such week (or, if such Statistical Release is no longer published or no market data appears thereon, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to                  , 2022; provided, however, that if the period from such redemption date to                  , 2022 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“UK Credit Facility” means that certain Amended and Restatement Deed related to the Facilities Agreement, dated November 6, 2014, as amended and restated on August 1, 2016, by and among CDW LLC, CDW Finance Topco Limited, HSBC Bank PLC, as Mandated Lead Arranger and Barclays Bank PLC, as Mandated Lead Arranger, Agent and Security Agent, providing for term loans and revolving loans including any related notes, debentures, bonds, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, supplemented, modified, renewed, refunded, replaced (whether at maturity or thereafter) or refinanced from time to time in one or more agreements, indentures, notes, bonds, facilities or other forms of indebtedness in whole or in part (in each case with the same or new agents, lenders or investors), including any agreement adding or changing the borrower or issuer or any guarantor or extending the maturity thereof or otherwise restructuring all or any portion of the Indebtedness thereunder or increasing the amount loaned or issued thereunder or altering the maturity thereof.

“Unrestricted Subsidiary” means (i) any Subsidiary of CDW that at the time of determination is an Unrestricted Subsidiary (as designated by the Board of Directors of CDW, as provided below) and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors of CDW may designate any Subsidiary of CDW (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, CDW or any Subsidiary of CDW (other than any Unrestricted Subsidiary of the Subsidiary to be so designated); provided that (a) any Unrestricted Subsidiary must be an entity of which shares of the Capital Stock or other equity interests (including partnership interests) entitled to cast at least a majority of the votes that may be cast by all shares or equity interests having ordinary voting power for the election of directors or other governing body are owned, directly or indirectly, by CDW and (b) each of (I) the Subsidiary to be so designated and (II) its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of CDW or any Restricted Subsidiary (other than the Capital Stock of such Subsidiary to be so designated). The Board of Directors of CDW may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation, no Event of Default shall have occurred and be continuing. Any such designation by the Board of Directors of CDW shall be notified by CDW to the Trustee by promptly filing with such Trustee a copy of the Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Dollar Equivalent” means, with respect to any monetary amount in a currency other than U.S. dollars, at any time for determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as published in The Wall Street Journal in the “Exchange Rates” column under the heading “Currency Trading” on the date two Business Days prior to such determination.

Whenever it is necessary to determine whether CDW has complied with any covenant in the Indenture or a Default has occurred and an amount is expressed in a currency other than U.S. dollars, such amount will be treated as the U.S. Dollar Equivalent determined as of the date such amount is initially determined in such currency.

“U.S. Government Securities” means securities that are:

(a)	direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or

(b)	obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Securities or a specific payment of principal of or interest on any such U.S. Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Securities or the specific payment of principal of or interest on the U.S. Government Securities evidenced by such depository receipt.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Wholly Owned Restricted Subsidiary” is any Wholly Owned Subsidiary that is a Restricted Subsidiary.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares and shares issued to foreign nationals under applicable law) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

Book-entry, delivery and form

The notes will be issued in the form of one or more fully registered global notes which will be deposited with, or on behalf of, DTC and registered in the name of the Cede & Co., DTC’s nominee. Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may elect to hold interests in the global notes through DTC, Clearstream Banking, société anonyme, Luxembourg (“Clearstream”), or Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”) if they are participants of such systems, or indirectly through organizations which are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries. Clearstream’s and Euroclear’s depositaries will hold interests in customers’ securities accounts in the depositaries’ names on the books of DTC. Except as set forth below, the global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee.

DTC has advised us that it is (1) a limited purpose trust company organized under the laws of the State of New York, (2) a “banking organization” within the meaning of the New York Banking Law, (3) a member of the Federal Reserve System, (4) a “clearing corporation” within the meaning of the Uniform Commercial Code, as amended and (5) a “clearing agency” registered pursuant to Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitates the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. DTC’s participants include securities brokers and dealers, including the underwriters, banks and trust companies, clearing corporations and certain other organizations. Indirect access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies, referred to as “indirect participants,” that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Investors who are not participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants.

According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind. We make no representation as to the accuracy or completeness of such information.

Clearstream has advised that it is incorporated under the laws of the Grand Duchy of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream participants”). Clearstream facilitates the clearance and settlement of securities transactions between Clearstream participants through electronic book-entry changes in accounts of Clearstream participants, eliminating the need for physical movement of certificates. Clearstream provides to Clearstream participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (CSSF). Clearstream participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream participant, either directly or indirectly.

Distributions, to the extent received by the U.S. Depositary for Clearstream, with respect to the notes held beneficially through Clearstream will be credited to cash accounts of Clearstream participants in accordance with its rules and procedures.

Euroclear has advised that it was created in 1968 to hold securities for its participants (“Euroclear participants”) and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, eliminating the need for physical movement of certificates and eliminating any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

The Euroclear Operator has advised us that it is licensed by the Belgian Banking and Finance Commission to carry out banking activities on a global basis. As a Belgian bank, it is regulated and examined by the Belgian Banking Commission.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants, and has no record of or relationship with persons holding through Euroclear participants.

Distributions, to the extent received by the U.S. Depositary for Euroclear, with respect to notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Terms and Conditions.

If (1) we notify the trustee in writing that DTC, Euroclear or Clearstream is no longer willing or able to act as a depositary or clearing system for the notes or DTC ceases to be registered as a clearing agency under the Exchange Act, and a successor depositary or clearing system is not appointed within 90 days of this notice or cessation, (2) we, at our option, notify the trustee in writing that we elect to cause the issuance of the notes in definitive form under the indenture or (3) upon the occurrence and continuation of an event of default under the indenture with respect to the notes, then, upon surrender by DTC of the global notes, certificated notes will be issued to each person that DTC identifies as the beneficial owner of the notes represented by the global notes. Upon any such issuance, the trustee is required to register the certificated notes in the name of the person or persons or the nominee of any of these persons and cause the same to be delivered to these persons. Neither we nor the trustee shall be liable for any delay by DTC or any participant or indirect participant in identifying the beneficial owners of the related notes and each such person may conclusively rely on, and shall be protected in relying on, instructions from DTC for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the notes to be issued.

Title to book-entry interests in the global notes will pass by book-entry registration of the transfer within the records of DTC, Clearstream or Euroclear in accordance with their respective procedures. Book-entry interests in the global notes may be transferred within DTC in accordance with procedures established for this purpose by DTC. Book-entry interests in the notes may be transferred within Euroclear and within Clearstream and between Euroclear and Clearstream in accordance with procedures established for these purposes by Euroclear and Clearstream. Transfers of book-entry interests in the notes between Euroclear and Clearstream and DTC may be effected in accordance with procedures established for this purpose by Euroclear, Clearstream and DTC.

Global clearance and settlement procedures

Subject to compliance with the transfer restrictions applicable to the notes, cross-market transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in the system in accordance with the rules and procedures and within the established deadlines (Brussels time) of the system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.

Because of time-zone differences, credits of notes received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent notes settlement processing and dated the business day following the DTC settlement date. Credits or any transactions of the type described above settled during subsequent notes settlement processing will be reported to the relevant Euroclear or Clearstream participants on the business day that the processing occurs. Cash received in Clearstream or Euroclear as a result of sales of the notes by or through a Clearstream participant or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of the notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform these procedures. The foregoing procedures may be changed or discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certain U.S. federal income tax considerations

The following is a general discussion of certain U.S. federal income tax considerations relating to the purchase, ownership and disposition of the notes. This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect or in existence on the date hereof, and all of which are subject to change or different interpretation, possibly with retroactive effect. No rulings have been sought or are expected to be sought from the Internal Revenue Service (the “IRS”) with respect to any of the tax consequences discussed below, and no assurance can be given that the IRS will not successfully assert contrary positions.

This discussion only addresses U.S. federal income tax considerations for beneficial owners of the notes who hold the notes as “capital assets,” within the meaning of the Code and who purchase them in this offering at the “issue price” (i.e. the first price at which a substantial amount of notes is sold for cash (excluding sales to underwriters or persons acting in a similar capacity).

This discussion is for general information only and does not address all of the U.S. federal income tax considerations that may be relevant to specific beneficial owners of the notes in light of their particular circumstances (such as beneficial owners that are treated as being related to us for U.S. federal income tax purposes) or to beneficial owners of the notes that are subject to special treatment under U.S. federal income tax laws (such as banks or other financial institutions, insurance companies, partnerships or S corporations for U.S. federal income tax purposes (or investors in such entities), tax-exempt entities, retirement plans, dealers in securities or currencies, brokers, traders in securities that have elected the mark-to-market method of accounting for their securities, holders that have made an election to include in gross income all interest on a note under the constant yield method, real estate investment trusts, regulated investment companies, persons who hold their notes as part of a straddle, hedge, conversion transaction or other integrated investment, U.S. holders (as defined below) whose functional currency is not the U.S. dollar, persons subject to special tax accounting rules as a result of any item of gross income with respect to the notes being taken into account in an applicable financial statement (as defined in section 451 of the Code), controlled foreign corporations, passive foreign investment companies, U.S. holders that hold notes through non-U.S. brokers or other non-U.S. intermediaries, or U.S. expatriates). This discussion does not address alternative minimum taxes, the base erosion and anti-abuse tax, U.S. state or local tax considerations, U.S. federal tax laws other than income tax laws (such as the Medicare tax on certain investment income or estate and gift tax laws), or non-U.S. tax considerations. Further this discussion does not address any consequences that may result pursuant to Treasury regulations promulgated under section 385 of the Code with respect to any holder that is considered related to the Issuers for the purposes of such regulations.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds the notes, the tax treatment of such partnership and each partner will depend upon the status and the activities of the partnership and the partner. If you are a partnership or a partner in a partnership considering an investment in the notes, we urge you to consult your tax advisors.

WE URGE PROSPECTIVE BENEFICIAL OWNERS TO CONSULT THEIR TAX ADVISORS FOR ANALYSIS OF THE PARTICULAR TAX CONSIDERATIONS APPLICABLE TO THEM AS A RESULT OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE APPLICABILITY OF ANY U.S. FEDERAL, STATE, AND LOCAL TAX LAWS OR NON-U.S. TAX LAWS, ANY CHANGES IN APPLICABLE TAX LAWS, AND ANY PENDING OR PROPOSED LEGISLATION OR REGULATIONS.

Effect of certain additional payments

In certain circumstances, including certain changes of control, we are required to make payments on the notes in addition to stated principal and interest or to make payments in advance of their scheduled times. See “Description of notes—repurchase at the option of holders—Change of control.” Such contingencies may cause the notes to be treated as contingent payment debt instruments, in which case the timing and amount of income inclusions and the character of income recognized may be different from the consequences discussed herein. The Treasury regulations regarding debt instruments that provide for one or more contingent payments state that, for purposes of determining whether a debt instrument is a contingent payment debt instrument, remote or incidental contingencies (and certain other contingencies) are ignored. We believe that the foregoing contingencies, in the aggregate, are remote or incidental (or that certain other exceptions apply), and, accordingly, we intend to take the position that the notes are not contingent payment debt instruments. Our determination will be binding on all holders, except a holder that discloses its differing position in a statement attached to its timely filed U.S. federal income tax return for the taxable year during which a note was acquired. Our determination is not, however, binding on the IRS, and if the IRS were to challenge such determination, a holder might be required to accrue ordinary income on the notes at a rate in excess of the stated interest rate, and to treat as ordinary income, rather than capital gain, any income recognized on the taxable disposition of a note. In the event a contingency actually occurs, it may affect the amount and timing (and possibly character) of the income that a holder will recognize. The discussion below assumes that our determination that these contingencies are remote or incidental is correct and assumes that the notes will not be treated as contingent payment debt instruments.

Certain U.S. federal income tax considerations for U.S. holders

For purposes of this discussion, “U.S. holder” means a beneficial owner of a note that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States, any State thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of the source thereof; or

•

a trust, if (i) a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all of its substantial decisions, or (ii) the trust was in existence on August 19, 1996 and was treated as a domestic trust on that date and has made a valid election to continue to be treated as a United States person.

Taxation of stated interest

Generally, payments of stated interest on the notes will be taxable as ordinary income as received or accrued in accordance with the U.S. holder’s regular method of accounting for U.S. federal income tax purposes.

Sale, exchange, retirement, redemption or other taxable disposition of the notes

Upon the sale, exchange, retirement, redemption or other taxable disposition of a note, a U.S. holder generally will recognize gain or loss equal to the difference, if any, between (A) the amount of cash and the fair market value of all other property received on the disposition (other than any such amount attributable to accrued and unpaid stated interest, which will be taxed as ordinary income to the extent not previously so taxed) and (B) the

U.S. holder’s “adjusted tax basis” in the note. A U.S. holder’s adjusted tax basis in a note generally will equal the amount paid for the note determined at the time of purchase.

Any gain or loss that a U.S. holder recognizes upon the sale, exchange, retirement, redemption or other taxable disposition of a note generally will be capital gain or loss and will be long-term capital gain or loss if, at the time of the disposition, the U.S. holder’s holding period for the note is more than one year. Long-term capital gains recognized by an individual or other non-corporate U.S. holder generally are subject to a reduced rate of U.S. federal income tax. Capital losses are subject to limits on deductibility.

Information reporting and backup withholding

Information reporting will apply to stated interest paid on, and the proceeds of the sale, exchange, retirement, redemption or other taxable disposition of, a note held by a U.S. holder unless such holder establishes an exemption from information reporting. Backup withholding may also apply (currently, at a rate of 24%) unless such holder establishes an exemption by providing the appropriate intermediary with a taxpayer identification number, certified under penalties of perjury, as well as certain other information (generally, on IRS Form W-9) or otherwise establishes an exemption. Any amount withheld under the backup withholding rules is allowable as a credit against a U.S. holder’s U.S. federal income tax liability, if any, and a refund may be obtained if the amounts withheld exceed such holder’s actual U.S. federal income tax liability and such holder timely provides the required information or appropriate claim form to the IRS.

Certain U.S. federal income tax considerations for non-U.S. holders

For purposes of this discussion, “non-U.S. holder” means a beneficial owner of a note that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust that is not a U.S. holder.

For purposes of the following discussion, interest on the notes, and gain on the sale, exchange, retirement, redemption or other taxable disposition of the notes, will be considered “U.S. trade or business income” of a non-U.S. holder if such income or gain is effectively connected with the conduct of a trade or business in the United States by such non-U.S. holder.

Taxation of interest

Subject to the discussion below concerning backup withholding and FATCA legislation, a non-U.S. holder will not be subject to U.S. federal income or withholding tax in respect of interest paid on the notes if the interest qualifies for the “portfolio interest exemption.” This will be the case if each of the following requirements is satisfied:

•	the interest is not U.S. trade or business income of the non-U.S. holder;

•	the non-U.S. holder does not actually or constructively own stock possessing 10% or more of the combined voting power of all classes of stock of CDW Corporation;

•	the non-U.S. holder is not a controlled foreign corporation, within the meaning of the Code, that is actually or constructively related to CDW Corporation through sufficient stock ownership;

•	the non-U.S. holder is not a bank whose receipt of interest on the notes is described in section 881(c)(3)(A) of the Code; and

•	the non-U.S. holder complies with the certification requirement described below.

The certification requirement generally will be satisfied if the non-U.S. holder provides the withholding agent with a statement on IRS Form W-8BEN or IRS Form W-8BEN-E (or suitable substitute form), together with all appropriate attachments, signed under penalties of perjury, identifying the non-U.S. holder and stating, among other things, that the non-U.S. holder is not a United States person. Prospective non-U.S. holders should consult their tax advisors regarding alternative methods for satisfying the certification requirement.

If the requirements of the portfolio interest exemption are not satisfied with respect to a non-U.S. holder, a 30% U.S. federal income withholding tax will apply to interest paid on the notes to such non-U.S. holder, unless another exemption is applicable. For example, an applicable income tax treaty may reduce or eliminate such tax, in which event a non-U.S. holder claiming the benefit of such treaty must provide the withholding agent with a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E (or suitable substitute form). Alternatively, an exemption applies if the interest is U.S. trade or business income of the non-U.S. holder and the non-U.S. holder provides the withholding agent with a properly executed IRS Form W-8ECI (or suitable substitute form). If the interest is U.S. trade or business income of a non-U.S. holder, such non-U.S. holder generally will be subject to U.S. federal income tax with respect to all interest on the notes in the same manner as U.S. holders, as described above, unless an applicable income tax treaty provides otherwise. Additionally, non-U.S. holders that are corporations generally will be subject to a branch profits tax with respect to any earnings and profits attributable to such U.S. trade or business (subject to adjustments) at a rate of 30% (or at a reduced rate under an applicable income tax treaty).

Sale, exchange, retirement, redemption or other taxable disposition of the notes

Subject to the discussion below concerning backup withholding and FATCA legislation, generally, a non-U.S. holder will not be subject to U.S. federal income tax on any gain recognized on the sale, exchange, retirement, redemption or other taxable disposition of a note, unless (i) such non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the sale, exchange, retirement, redemption or other taxable disposition and certain other conditions are met or (in which case such gain will be subject to U.S. federal income tax at a rate of 30% (or lower applicable treaty rate)) or (ii) the gain is U.S. trade or business income of the non-U.S. holder. If the gain is U.S. trade or business income of the non-U.S. holder, the non-U.S. holder generally will be subject to U.S. federal income tax with respect to such gain in the same manner as U.S. holders, as described above, unless an applicable income tax treaty provides otherwise. Additionally, non-U.S. holders that are corporations generally will be subject to a branch profits tax with respect to any earnings and profits attributable to such U.S. trade or business (subject to adjustments) at a rate of 30% (or at a reduced rate under an applicable income tax treaty).

To the extent the proceeds from the sale, exchange, retirement, redemption or other taxable disposition of a note represent accrued and unpaid interest, the non-U.S. holder generally will be subject to U.S. federal income tax with respect to such accrued and unpaid interest in the same manner as described above under “Taxation of interest.”

Information reporting and backup withholding

Amounts of interest paid to a non-U.S. holder on a note, and amounts withheld from such payments, if any, generally will be required to be reported to the IRS and to such holder.

U.S. backup withholding (currently at a rate of 24%) generally will not apply to payments of interest on a note to a non-U.S. holder if the statement described above under “Taxation of interest” is duly provided by such holder or such holder otherwise establishes an exemption.

Payments to a non-U.S. holder of the proceeds of a sale, exchange, retirement, redemption or other taxable disposition of a note effected by the U.S. office of a U.S. or foreign broker will be subject to information reporting requirements and backup withholding unless such holder properly certifies under penalties of perjury as to such holder’s non-U.S. status and certain other conditions are met or such holder otherwise establishes an exemption. Backup withholding generally will not apply to any payment to a non-U.S. holder of the proceeds of the disposition of a note effected outside the United States by a non-U.S. office of a broker. However, unless such a broker has documentary evidence in its records as to such non-U.S. holder’s non-U.S. status and certain other conditions are met, or such holder otherwise establishes an exemption, information reporting will apply to a payment of the proceeds of the disposition of a note effected outside the United States by such a broker if the broker:

•	is a United States person;

•	derived 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States;

•	is a controlled foreign corporation for U.S. federal income tax purposes; or

•

is a foreign partnership that, at any time during its taxable year, has more than 50% of its income or capital interests owned by United States persons or is engaged in the conduct of a U.S. trade or business.

Any amount withheld under the backup withholding rules is allowable as a credit against a non-U.S. holder’s U.S. federal income tax liability, if any, and a refund may be obtained if amounts withheld exceed such holder’s actual U.S. federal income tax liability and if the proper information is timely provided to the IRS.

Legislation affecting taxation of notes held by or through foreign entities

Sections 1471 through 1474 of the Code (the “FATCA legislation”) generally impose a U.S. federal withholding tax of 30% on interest income paid on a debt obligation to (i) a foreign financial institution (as the beneficial owner or as an intermediary for the beneficial owner), unless such institution enters into an agreement with the U.S. government to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which would include certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners), and (ii) a foreign entity that is not a financial institution (as the beneficial owner or as an intermediary for the beneficial owner), unless such entity provides the withholding agent with a certification identifying the substantial U.S. owners of the entity, which generally includes any U.S. person who directly or indirectly owns more than 10% of the entity. The FATCA legislation initially imposed a withholding tax on gross proceeds from a sale, exchange, retirement, redemption or other taxable disposition of the notes. However, proposed Treasury Regulations, which state that taxpayers may rely on the proposed regulations until final regulations are issued, provide that this withholding tax shall not apply to gross proceeds from a sale or other taxable disposition of the Notes. An intergovernmental agreement between the U.S. and the applicable foreign country, or future Treasury regulations or other guidance, may modify these requirements. Investors are strongly encouraged to consult with their own tax advisors regarding the implications of this FATCA legislation on their investment in our notes.

Underwriting

J.P. Morgan Securities LLC is acting as representative of each of the underwriters named below. Subject to the terms and conditions in the underwriting agreement dated the date of this prospectus supplement between us and the underwriters, we have agreed to sell, and the underwriters named below have severally and not jointly agreed to purchase, the following respective principal amounts of the notes.

Underwriter	Principal amount of the notes
J.P. Morgan Securities LLC	$
Morgan Stanley & Co. LLC	$
Goldman Sachs & Co. LLC	$
Barclays Capital Inc.	$
MUFG Securities Americas Inc.	$
BofA Securities, Inc.	$
Capital One Securities, Inc.	$
RBC Capital Markets, LLC	$
U.S. Bancorp Investments, Inc.	$

Total		$500,000,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the notes sold under the underwriting agreement if any of the notes are purchased. The underwriting agreement provides that if an underwriter defaults with respect to the notes the purchase commitments of non-defaulting underwriters may be increased or the offering of the notes may be terminated.

The underwriters initially propose to offer the notes for resale at the issue price that appears on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price and any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price. After the initial offering, the underwriters may change the offering price and any other selling terms. The underwriters may offer and sell notes through certain of their affiliates.

We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act of 1933 (the “Securities Act”) relating to, any additional debt securities, or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing, without the prior written consent of J.P. Morgan Securities LLC until 60 days following the settlement date for the notes.

We have agreed to pay our out-of-pocket expenses related to the offering, which we estimate will be approximately $    .

We have agreed to indemnify the several underwriters against liabilities under the Securities Act, or contribute to payments which the underwriters may be required to make in that respect.

The notes are a new issue of securities with no established trading market. One or more of the underwriters intend to make a secondary market for the notes. However, they are not obligated to do so and may discontinue making a secondary market for the notes at any time without notice. No assurance can be given as to how liquid the trading market for the notes will be.

In connection with the offering, the underwriters may engage in stabilizing transactions, over-allotment transactions and syndicate covering transactions in accordance with Regulation M under the Exchange Act.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•

Over-allotment transactions involve sales by the underwriters of notes in excess of the principal amount of the notes the underwriters are obligated to purchase, which create a syndicate short position.

•

Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

These stabilizing transactions and syndicate covering transactions may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result the price of the notes may be higher than the price that might otherwise exist in the open market. These transactions, if commenced, may be discontinued at any time.

Conflicts of interest; other relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they may receive customary fees and expenses. In particular, certain of the underwriters and/or their respective affiliates are parties to and lenders under our ABL Facility and Term Loan Facility. Each of our ABL Facility and Term Loan Facility was negotiated on an arm’s length basis and contains customary terms pursuant to which the lenders receive customary fees. In addition, U.S. Bancorp Investments, Inc., one of the underwriters, is an affiliate of the trustee.

In the ordinary course of their various business activities, the underwriters and their respective affiliates have made or held, and may in the future make or hold, a broad array of investments including serving as counterparties to certain derivative and hedging arrangements, and may have actively traded, and, in the future may actively trade, debt and equity securities (or related derivative securities), and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investment and securities activities may have involved, and in the future may involve, securities and instruments of our company. If any of the underwriters or their affiliates has a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and the accompanying prospectus (including any amendment thereto) contain a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

European economic area and United Kingdom

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”) or in the United Kingdom. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (the “Prospectus Regulation”). No key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA or in the United Kingdom has been prepared. Offering or selling the notes or otherwise making them available to any retail investor in the EEA or the United Kingdom may be unlawful under the PRIIPs Regulation. This offering memorandum has been prepared on the basis that any offer of notes in any Member State of the EEA or the United Kingdom will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of notes. This prospectus supplement is not a prospectus for the purposes of the Prospectus Regulation.

References to Regulations or Directives include, in relation to the UK, those Regulations or Directives as they form part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018 or have been implemented in UK domestic law, as appropriate.

The above selling restriction is in addition to any other selling restrictions set out below.

United Kingdom

Each underwriter has represented, warranted and agreed that:

(a)	in relation to any notes having a maturity of less than one year:

(i)	it is a person whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business; and:

(ii)	it has not offered or sold and will not offer or sell any notes other than to persons:

(A)	whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses; or

(B)	who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses,

where the issue of the notes would otherwise constitute a contravention of Section 19 of the Financial Services Markets Act 2000 (“FSMA”) by the issuers or the guarantors;

(b)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) received by it in connection with the issue or sale of any Notes in circumstances in which section 21(1) of the FSMA does not apply to the issuers or the guarantors; and

(c)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to any Notes in, from or otherwise involving the United Kingdom.

Switzerland

This prospectus supplement is not intended to constitute an offer or solicitation to purchase or invest in the notes described herein. The notes may not be publicly offered, sold or advertised, directly or indirectly, in, into or from Switzerland and will not be listed on the SIX Swiss Exchange or on any other exchange or regulated trading facility in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the notes constitutes a prospectus as such term is understood pursuant to article 652a or article 1156 of the Swiss Code of Obligations, and neither this prospectus supplement nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.

Japan

The notes have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the notes nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Markets Rules 2012 of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Markets Rules 2012 of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for this prospectus supplement. The notes to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the notes offered should conduct their own due diligence on the notes. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

In relation to its use in the Dubai International Financial Centre (“DIFC”), this prospectus supplement is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the notes may not be offered or sold directly or indirectly to the public in the DIFC.

Hong Kong

The notes (i) have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the laws of Hong Kong) (the “SFO”) and any rules made thereunder; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (the “CO”) or which do not constitute an offer to the public within the meaning of the CO; and (ii) has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the notes, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.

Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement or any other document or material in connection with the offer or sale, or invitation for subscription or purchase of the notes, may not be circulated or distributed nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to any person in Singapore other than:

(a)	to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA;

(b)	to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA; or

(c)	otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

Securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except:

(i)	to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(ii)	where no consideration is or will be given for the transfer;

(iii)	where the transfer is by operation of law;

(iv)	as specified in Section 276(7) of the SFA; or

(v)	as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

Singapore SFA Product Classification—In connection with Section 309B of the SFA and the CMP Regulations 2018, unless otherwise specified before an offer of notes, the Issuer has determined, and hereby notifies all relevant persons (as defined in Section 309A(1) of the SFA), that the notes are ‘‘prescribed capital markets products’’ (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Legal matters

The validity of the notes and the guarantees offered hereby and certain other legal matters will be passed upon for us by Kirkland & Ellis LLP, Chicago, Illinois. Certain matters under Wisconsin law will be passed upon by Foley & Lardner LLP, Milwaukee, Wisconsin. Certain legal matters related to the notes offered hereby will be passed upon for the underwriters by Cahill Gordon & Reindel LLP, New York, New York.

Experts

The consolidated financial statements of the Company and subsidiaries appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, including the schedule appearing therein have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the report of Ernst & Young LLP pertaining to such financial statements (to the extent covered by consents filed with the SEC) given on the authority of such firm as experts in accounting and auditing.

Where you can find more information

We file annual, quarterly and special reports and other information with the SEC. In addition, we have filed with the SEC a Registration Statement on Form S-3 relating to the securities covered by this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus, which form a part of the registration statement, do not contain all the information that is included in the registration statement. You will find additional information about us in the registration statement and the exhibits and schedules filed therewith and in our reports and other information incorporated by reference herein. Any statements made in this prospectus supplement and the accompanying prospectus concerning the provisions of legal documents are not necessarily complete and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter.

Our SEC filings are available on the SEC’s website at http://www.sec.gov. You may access our recent Registration Statements on Form S-3 and our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed pursuant to Sections 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. We also maintain a website at http://www.cdw.com. Except for the information incorporated by reference as noted below, our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus supplement or the accompanying prospectus.

Incorporation of certain information by reference

The SEC allows the “incorporation by reference” of the information filed by us with the SEC into this prospectus supplement and the accompanying prospectus, which means that important information can be disclosed to you by referring you to those documents and those documents will be considered part of this prospectus supplement and the accompanying prospectus. Information that we file later with the SEC will automatically update and supersede the previously filed information. The documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than portions of these documents deemed to be “furnished” or not deemed to be “filed,” including the portions of these documents that are either (1) described in paragraphs (d)(1), (d)(2), (d)(3) or (e)(5) of Item 407 of Regulation S-K

promulgated by the SEC or (2) furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, including any exhibits included with such Items) are incorporated by reference herein:

•	Our Annual Report on Form 10-K for the year ended December 31, 2019 filed on February 28, 2020.

•

The portions of our Definitive Proxy Statement on Schedule 14A filed on April 10, 2020 that are incorporated by reference into Part III of our Annual Report on Form 10-K for the year ended December 31, 2019.

•	Each of our Current Reports on Form 8-K filed since December 31, 2019, except to the extent portions of these documents are deemed “furnished” and not “filed.”

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus supplement or the accompanying prospectus will be deemed to be modified or superseded for purposes of this prospectus supplement and the accompanying prospectus to the extent that a statement contained in this prospectus supplement or the accompanying prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus supplement or the accompanying prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement or the accompanying prospectus. Our Commission File Number is 001-35985.

If you make a request for such information in writing or by telephone, we will provide you, without charge, a copy of any or all of the information incorporated by reference into this prospectus supplement or the accompanying prospectus. Any such request should be directed to:

CDW Corporation

75 Tri-State International

Lincolnshire, Illinois 60069

(847) 465-6000

Attention: Investor Relations

Prospectus

CDW CORPORATION

Common stock

Preferred stock

Depositary shares

Warrants

Subscription rights

Debt securities

Guarantees of debt securities

Share purchase contracts

Share purchase units

CDW LLC

CDW FINANCE CORPORATION

Debt securities

Guarantees of debt securities

CDW Corporation, CDW LLC and CDW Finance Corporation may offer and sell, from time to time, in one or more offerings, any combination of securities we describe in this prospectus. This prospectus also covers guarantees, if any, of our obligations under any debt securities, which may be given by CDW Corporation and/or one or more of our subsidiaries. In addition, any selling stockholders to be named in a prospectus supplement may offer and sell, from time to time, in one or more offerings, shares of our common stock. The securities may be offered and sold to or through one or more underwriters, dealers and agents, or directly to purchasers, on a delayed or continuous basis.

This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. The specific terms of any securities to be offered, and the specific manner in which they may be offered, will be described in one or more supplements to this prospectus.

To the extent that any selling stockholder resells any securities, the selling stockholder may be required to provide you with the prospectus and a prospectus supplement identifying and containing specific information about the selling stockholder and the terms of the securities being offered.

Before investing, you should carefully read this prospectus and any related prospectus supplement.

Our common stock is listed on the Nasdaq Global Select Market under the symbol “CDW.” If we decide to list or seek a quotation for any other securities, the prospectus supplement relating to those securities will disclose the exchange or market on which those securities will be listed or quoted.

Investing in our securities involves risks. You should refer to “ Risk factors” beginning on page 1 of this prospectus and the risk factors included in our Annual Report on Form 10-K for the year ended December 31, 2016 filed with the Securities and Exchange Commission on March 1, 2017 (which document is incorporated by reference herein), our other periodic reports and other information that we file with the Securities and Exchange Commission incorporated by reference in this prospectus and the applicable prospectus supplement and carefully consider that information before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 16, 2017.

About this prospectus

This prospectus is a part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under this shelf registration process, we and/or any selling stockholders may sell any combination of the securities described in this prospectus in one or more offerings from time to time. This prospectus provides you with a general description of the securities we and/or any selling stockholders may offer. Each time we and/or any selling stockholders sell securities under this shelf registration, a prospectus supplement will be provided that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. Therefore, if there is any inconsistency between the information contained or incorporated by reference in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement (including any information incorporated by reference therein). You should read both this prospectus and any prospectus supplement together with additional information described under the headings “Where you can find more information” and “Incorporation of certain information by reference.”

We and/or any selling stockholders have not authorized any dealer, salesperson or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and the accompanying supplement to this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or the accompanying prospectus supplement. This prospectus and the accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do

i

this prospectus and the accompanying prospectus supplement constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus and the accompanying prospectus supplement is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus and any accompanying prospectus supplement is delivered or securities are sold on a later date.

Unless the context otherwise requires or as otherwise expressly stated, references in this prospectus to the “Company,” “we,” “us” and “our” and similar terms refer to CDW Corporation and its consolidated subsidiaries. References to our “common stock” or our “preferred stock” refer to the common stock or preferred stock of CDW Corporation.

Where you can find more information

We file annual, quarterly and special reports, proxy statements and other information with the SEC. In addition, we have filed with the SEC a Registration Statement on Form S-3 relating to the securities covered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all the information that is included in the registration statement. You will find additional information about us in the registration statement and the exhibits and schedules filed therewith and in our reports and proxy statements and other information incorporated by reference herein. Any statements made in this prospectus concerning the provisions of legal documents are not necessarily complete and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter. You can inspect and copy our reports, proxy statements and other information filed with the SEC, the Registration Statement on Form S-3 and the exhibits thereto at the Public Reference Room of the SEC, 100 F Street, N.E., Washington, D.C. 20549. You can obtain copies of these materials from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings will also be available to you on the SEC’s website at http://www.sec.gov and through the Nasdaq Global Select Market, 165 Broadway, New York, New York 10006, on which our common stock is listed.

We maintain a website at http://www.cdw.com. You may access our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. Except for the information incorporated by reference as noted below, our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus.

Incorporation of certain information by reference

The SEC allows the “incorporation by reference” of the information filed by us with the SEC into this prospectus, which means that important information can be disclosed to you by referring you to those documents and those documents will be considered part of this prospectus. Information that we file later with the SEC will automatically update and supersede the previously filed information. The documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than portions of these documents deemed to be “furnished” or not deemed to be “filed,” including the portions of these documents that are either (1) described in paragraphs (d)(1), (d)(2), (d)(3) or (e)(5) of Item 407 of

Regulation S-K promulgated by the SEC or (2) furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, including any exhibits included with such Items) after the date of this prospectus and prior to the termination of the offerings under this prospectus are incorporated by reference herein:

•	Our Annual Report on Form 10-K for the year ended December 31, 2016 filed on March 1, 2017.

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2017 filed on May 4, 2017.

•	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2017 filed on August 4, 2017.

•

Our Current Reports on Form 8-K filed on March 1, 2017, March 2, 2017, March 31, 2017, May 23, 2017, August 25, 2017, September 22, 2017, October 11, 2017, and, with respect to Item 8.01 only, February 7, 2017, May 3, 2017 and August 3, 2017.

•

The description of our common stock, par value $0.01 per share, as contained in the Registration Statement on Form S-1 (File No. 333-187472), originally filed with the SEC on March 22, 2013 including any amendment or report filed for the purpose of updating such description.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Our Commission File Number is 001-35985.

If you make a request for such information in writing or by telephone, we will provide you, without charge, a copy of any or all of the information incorporated by reference into this prospectus. Any such request should be directed to:

CDW Corporation

75 Tri-State International

Lincolnshire, Illinois 60069

(847) 465-6000

Attention: Investor Relations

You should rely only on the information contained in, or incorporated by reference in, this prospectus. We have not authorized anyone else to provide you with different or additional information. This prospectus does not offer to sell or solicit any offer to buy any notes in any jurisdiction where the offer or sale is unlawful. You should not assume that the information in this prospectus or in any document incorporated by reference is accurate as of any date other than the date on the front cover of the applicable document.

Forward-looking statements

This prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein and therein may contain forward-looking statements within the meaning of the federal securities laws. All statements other than statements of historical fact included in this prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein and therein are forward-looking statements. These statements relate to analyses and other information, which are based on forecasts of future results and estimates of amounts not yet determinable. These statements also relate to our future prospects, developments and business strategies. We claim the protection of The Private Securities Litigation Reform Act of 1995 for all forward-looking statements in this prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein and therein.

These forward-looking statements are identified by the use of terms and phrases such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will” and similar terms and phrases, including references to assumptions. However, these words are not the exclusive means of identifying such statements. Although we believe that our plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, we cannot assure you that we will achieve those plans, intentions or expectations. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that we expected.

Important factors that could cause actual results to differ materially from our expectations, or cautionary statements, are disclosed under the sections entitled “Risk factors” and “Management’s discussion and analysis of financial condition and results of operations” in our most recent Annual Report on Form 10-K and in our other periodic and current reports. All written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements contained in our most recent Annual Report on Form 10-K and in our other periodic reports under the heading “Risk factors,” as well as other cautionary statements that are made from time to time in our other SEC filings and public communications. You should evaluate all forward-looking statements made in this prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein and therein in the context of these risks and uncertainties.

We caution you that the important factors referenced above may not contain all of the factors that are important to you. In addition, we cannot assure you that we will realize the results or developments we expect or anticipate or, even if substantially realized, that they will result in the consequences or affect us or our operations in the way we expect. Forward-looking statements are made only as of the date they were made. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

Our company

We are a Fortune 500 company and a leading provider of integrated information technology (“IT”) solutions in the United States, Canada, and the United Kingdom. We help over 250,000 small, medium and large business, government, education and healthcare customers by delivering solutions to meet their increasingly complex IT needs. Our broad array of offerings ranges from discrete hardware and software products to integrated IT solutions such as mobility, security, data center, virtualization and digital workspace. We are technology “agnostic,” with a solutions portfolio including more than 100,000 products and services from more than 1,000 leading and emerging brands. Our solutions are delivered in physical, virtual and cloud-based environments through over 5,500 customer-facing coworkers, including field sellers, highly-skilled technology specialists and advanced service delivery engineers.

CDW Corporation is a Delaware corporation. Our principal executive offices are located at 75 Tri-State International, Lincolnshire, Illinois 60069, and our telephone number at that address is (847) 465-6000. Our website is located at http://www.cdw.com. The information on our website is not part of this prospectus.

Risk factors

Our business is subject to uncertainties and risks. You should carefully consider and evaluate all of the information included and incorporated by reference in this prospectus, including the risk factors incorporated by reference from our most recent Annual Report on Form 10-K. Our business, financial condition, liquidity or results of operations could be materially adversely affected by any of these risks.

Use of proceeds

Unless otherwise indicated in the applicable prospectus supplement, we will use the net proceeds from the sale of the securities for general corporate purposes, which may include capital expenditures, working capital, acquisitions, investments and the repayment of indebtedness. Pending these uses, the net proceeds may also be temporarily invested in short- and medium-term investments, including, but not limited to, marketable securities.

We will not receive any proceeds from the sale of common stock by any selling stockholders.

Ratio of earnings to fixed charges

The following table sets forth our historical ratios of earnings to fixed charges for the periods indicated. This information should be read in conjunction with the consolidated financial statements and the accompanying notes incorporated by reference in this prospectus.

	Six Months Ended June 30, 2017	Fiscal Year
		2016	2015	2014	2013	2012
Ratio of Earnings to Fixed Charges (unaudited)	4.5x	5.4x	5.0x	2.9x	1.8x	1.6x

For purposes of calculating the ratio of earnings to fixed charges, earnings consist of earnings before income taxes minus income from equity investments plus fixed charges. Fixed charges consist of interest expense and the portion of rental expense we believe is representative of the interest component of rental expense. This summary is qualified by the more detailed information appearing in the computation table found in Exhibit 12.1 to the registration statement of which this prospectus is a part.

Because we have not issued any preferred stock to date, the ratios of earnings to fixed charges and preferred stock dividend requirements are identical to the ratios shown above.

Description of capital stock

The following summary of certain provisions of our capital stock does not purport to be complete and is subject to our amended and restated certificate of incorporation, our amended and restated bylaws and provisions of applicable law. Copies of our amended and restated certificate of incorporation and amended and restated bylaws are incorporated by reference into the registration statement, of which this prospectus is a part.

Authorized capitalization

As of the date of this prospectus, our authorized capital stock consists of 1,000,000,000 shares of common stock, par value $0.01 per share, and 100,000,000 shares of undesignated preferred stock, par value $0.01 per share. As of September 30, 2017, we have 152,942,551 shares of common stock and no shares of preferred stock outstanding. The number of shares of our common stock authorized will be unaffected by the offerings under this prospectus.

Common stock voting rights

Each holder of our common stock is entitled to one vote per share on each matter submitted to a vote of stockholders. Our amended and restated bylaws provide that the presence, in person or by proxy, of holders of shares representing a majority of the outstanding shares of capital stock entitled to vote at a stockholders’ meeting shall constitute a quorum. When a quorum is present, the affirmative vote of a majority of the votes cast is required to take action, unless otherwise specified by law or our amended and restated certificate of incorporation. There are no cumulative voting rights.

Common stock dividend rights

Each holder of shares of our capital stock is entitled to receive such dividends and other distributions in cash, stock or property as may be declared by our board of directors from time to time out of our assets or funds legally available for dividends or other distributions. These rights are subject to the preferential rights of any other class or series of our preferred stock that we may designate and issue in the future.

The General Corporation Law of the State of Delaware (the “DGCL”) permits a corporation to declare and pay dividends out of “surplus” or, if there is no “surplus,” out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. “Surplus” is defined as the excess of the net assets of the corporation over the amount determined to be the capital of the corporation by the board of directors. The capital of the corporation is typically calculated to be (and cannot be less than) the aggregate par value of all issued shares of capital stock. Net assets equals the fair value of the total assets minus total liabilities. The DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, remaining capital would be less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

Declaration and payment of any dividend will be subject to the discretion of our board of directors. The time and amount of dividends will be dependent upon our results of operations, financial condition, business prospects, capital requirements, contractual restrictions, any potential indebtedness we may incur, the provisions of Delaware law affecting the payment of distributions to stockholders, tax considerations and other factors that our board of directors deems relevant. In addition, our ability to pay dividends on our common stock will be limited by restrictions on our ability to pay dividends or make distributions to our stockholders and on the ability of our subsidiaries to pay dividends or make distributions to us, in each case, under the terms of our current and any future agreements governing our indebtedness.

Since the fourth quarter of 2013, we have paid a quarterly cash dividend on our common stock and we currently expect to continue to pay a cash dividend on our common stock. However, any determination to pay dividends in the future will be at the discretion of our board of directors.

Other rights

Each holder of common stock is subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock that we may designate and issue in the future. Holders of common stock will have no preemptive, conversion or other rights to subscribe for additional shares.

Liquidation rights

In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, holders of our common stock would be entitled to share ratably in our assets that are legally available for distribution to stockholders after payment of our debts and other liabilities. If we have any preferred stock outstanding at such time, holders of the preferred stock may be entitled to distribution and/or liquidation preferences. In either such case, we must pay the applicable distribution to the holders of our preferred stock before we may pay distributions to the holders of our common stock.

Preferred stock

Our board of directors has the authority to issue shares of preferred stock from time to time on terms it may determine, to divide shares of preferred stock into one or more series and to fix the designations, preferences, privileges and restrictions of preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preference, sinking fund terms and the number of shares constituting any series or the designation of any series to the fullest extent permitted by the DGCL. The issuance of our preferred stock could have the effect of decreasing the trading price of our common stock, restricting dividends on our capital stock, diluting the voting power of our common stock, impairing the liquidation rights of our capital stock, or delaying or preventing a change in control of our company. At present, we have no plans to issue preferred stock.

Anti-takeover effects of our amended and restated certificate of incorporation and amended and restated bylaws

Our amended and restated certificate of incorporation and our amended and restated bylaws contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give the board of directors the power to discourage acquisitions that some stockholders may favor.

Undesignated preferred stock

The ability to authorize undesignated preferred stock will make it possible for our board of directors to issue preferred stock with super voting, special approval, dividend or other rights or preferences on a discriminatory basis that could impede the success of any attempt to acquire us. These and other provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of our company.

Classified board of directors

Our amended and restated certificate of incorporation provides that our board of directors will be divided into three classes, with each class serving three-year staggered terms. In addition, directors serving on our classified board of directors may only be removed from the board of directors with cause and by an affirmative vote of two-thirds of our common stock. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of our company.

Stockholder action by written consent

Our amended and restated certificate of incorporation provides that any action required or permitted to be taken by our stockholders may be effected only at a duly called annual or special meeting of the stockholders and cannot be taken by written consent in lieu of a meeting.

Special meeting of stockholders and advance notice requirements for stockholder proposals

Our amended and restated certificate of incorporation and amended and restated bylaws provide that, except as otherwise required by law, special meetings of the stockholders can only be called by or at the direction of our board of directors pursuant to a written resolution adopted by the affirmative vote of the majority of the total number of directors that we would have if there were no vacancies.

In addition, our amended and restated bylaws require advance notice procedures for stockholder proposals to be brought before an annual meeting of the stockholders, including the nomination of directors. Stockholders at an annual meeting may only consider the proposals specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors, or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered a timely written notice, in proper form to our secretary, of the stockholder’s intention to bring such business before the meeting.

These provisions could have the effect of delaying until the next stockholder meeting any stockholder actions, even if they are favored by the holders of a majority of our outstanding voting securities.

Amendment to certificate of incorporation and bylaws

The DGCL provides generally that the affirmative vote of a majority of the outstanding stock entitled to vote on amendments to a corporation’s certificate of incorporation or bylaws is required to approve such amendment, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our amended and restated bylaws may be amended or repealed by a majority vote of our board of directors or, in addition to any other vote otherwise required by law, the affirmative vote of at least a majority of the voting power of our outstanding shares of common stock. Our amended and restated certificate of incorporation provides that the affirmative vote of at least two-thirds of the voting power of the outstanding shares of capital stock entitled to vote on the adoption, alteration, amendment or repeal of our amended and restated certificate of incorporation, voting as a single class, is required to amend or repeal or to adopt any provision inconsistent with the “Stockholder action by written consent,” “Special meetings of stockholders and advance notice requirements for stockholder proposals,” “Amendments to certificate of incorporation and bylaws” and “Business combinations with interested stockholders” provisions contained in our amended and restated certificate of incorporation. These provisions may have the effect of deferring, delaying or discouraging the removal of any anti-takeover defenses provided for in our amended and restated certificate of incorporation and our amended and restated bylaws. Our amended and restated certificate of incorporation also provides that the provision of our amended and restated certificate of incorporation that deals with corporate opportunity may only be amended, altered or repealed by a vote of 80% of the voting power of our then-outstanding capital stock entitled to vote generally in the election of directors, voting as a single class.

Business combinations with interested stockholders

We elect in our amended and restated certificate of incorporation not to be subject to Section 203 of the DGCL, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with a person or group owning 15% or more of the corporation’s voting stock for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Accordingly, we will not be subject to any anti-takeover effects of Section 203. However, our amended and restated certificate of incorporation contains provisions that have substantially the same effect as Section 203.

Corporate opportunity

Our amended and restated certificate of incorporation provides that we renounce any interest or expectancy in, or in being offered an opportunity to participate in, any business opportunity that may from time to time be presented to our former sponsors or any of their officers, directors, agents, stockholders, members, partners, affiliates and subsidiaries (other than us and our subsidiaries) and that may be a business opportunity for our former sponsors, even if the opportunity is one that we might reasonably have pursued or had the ability or desire to pursue if granted the opportunity to do so. No such person will be liable to us for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such person, acting in good faith, pursues or acquires any such business opportunity, directs any such business opportunity to another person or fails to present any such business opportunity, or information regarding any such business opportunity, to us unless, in the case of any such person who is our director or officer, any such business opportunity is expressly offered to such director or officer solely in his or her capacity as our director or officer. Neither our former sponsors nor any of their representatives has any duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as us or any of our subsidiaries.

Exclusive jurisdiction of certain actions

Our amended and restated certificate of incorporation requires, to the fullest extent permitted by law, that derivative actions brought in our name, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers. The enforceability of similar exclusive jurisdiction provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with any action, a court could find the exclusive jurisdiction provision contained in our amended and restated certificate of incorporation to be inapplicable or unenforceable in such action.

Transfer agent and registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A. Its address is 250 Royall Street, Canton, Massachusetts 02021.

Listing

Our shares of common stock are listed on the Nasdaq Global Select Market under the trading symbol “CDW.”

Description of depositary shares

The following description of the depositary shares and the terms of the deposit agreement is a summary. It summarizes only those aspects of the depositary shares and those portions of the deposit agreement that we believe will be most important to your decision to invest in our depositary shares. There may be other provisions in the deposit agreement that are also important to you. You should read the deposit agreement for a full description of the terms of the depositary shares. The form of the deposit agreement will be filed or incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

The particular terms of the depositary shares offered by any prospectus supplement and the extent to which the general provisions described below may apply to such depositary shares will be outlined in the applicable prospectus supplement.

General

We may elect to offer fractional interests in preferred shares, rather than offer whole preferred shares. If we choose to do this, we will provide for the issuance by a depositary to the public of receipts for depositary shares. Each depositary share will represent fractional interests of a particular series of preferred shares.

The shares of any series of preferred shares underlying the depositary shares will be deposited under a separate deposit agreement between us and a bank or trust company, which we will select. The bank or trust company must have its principal office in the United States and a combined capital and surplus of at least $50,000,000. The prospectus supplement relating to a series of depositary shares will state the name and address of the depositary. Unless otherwise provided by the deposit agreement, each owner of depositary shares will be entitled, in proportion to the applicable fractional interests in preferred shares underlying the depositary shares, to all the rights and preferences of the preferred stock underlying the depositary shares including dividend, voting, redemption, conversion and liquidation rights.

The depositary shares will be evidenced by depositary receipts issued under the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional interests in shares of the related series of preferred shares in accordance with the terms of the offering described in the related prospectus supplement.

Dividends and other distributions

The depositary will distribute all cash dividends or other cash distributions received in respect of preferred shares to the record holders of depositary shares relating to the preferred shares in proportion to the numbers of the depositary shares owned by the holders on the relevant record date. The depositary will distribute only an amount, however, that can be distributed without attributing to any holder of depositary shares a fraction of one cent, and any balance not so distributed will be added to and treated as part of the next sum received by the depositary for distribution to record holders of depositary shares.

If there is a non-cash distribution, the depositary will distribute property received by it to the record holders of depositary shares entitled to it, unless the depositary determines that it is not feasible to make the distribution. If this happens, the depositary may, with our approval, sell the property and distribute the net sale proceeds to the holders. The deposit agreement will also contain provisions relating to the manner in which any subscription or similar rights that we offer to holders of the preferred stock will be made available to the holders of depositary shares.

Redemption of depositary shares

If a series of the preferred shares underlying the depositary shares is redeemed in whole or in part, the depositary shares will be redeemed from the redemption proceeds received by the depositary. The depositary will mail notice of redemption not less than 30, and not more than 60, days before the date fixed for redemption to the record holders of the depositary shares to be redeemed at their addresses appearing in the depositary’s books. The redemption price for each depositary share will be equal to the applicable fraction of the redemption price for each share payable with respect to the series of the preferred shares. Whenever we redeem preferred shares held by the depositary, the depositary will redeem on the same redemption date the number of depositary shares relating to the preferred shares so redeemed. If less than all of the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or proportionally as may be determined by the depositary.

After the date fixed for redemption, the depositary shares called for redemption will no longer be considered outstanding and all rights of the holders of the depositary shares will cease, except the right to receive the cash, securities or other property payable upon the redemption and any cash, securities or other property to which the holders of the redeemed depositary shares were entitled upon surrender to the depositary of the depositary receipts evidencing the depositary shares.

The amount distributed in any of the foregoing cases will be reduced by any amount required to be withheld by us or the depositary on account of any taxes.

Voting the preferred shares

Upon receipt of notice of any meeting at which the holders of the preferred shares are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary shares relating to the preferred shares. Each record holder of depositary shares on the record date, which will be the same date as the record date for the preferred shares, will be entitled to instruct the depositary how to exercise the voting rights pertaining to the number of preferred shares underlying the holder’s depositary shares. The depositary will endeavor, to the extent practicable, to vote the number of preferred shares underlying the depositary shares in accordance with these instructions, and we will agree to take all action which the depositary may consider necessary in order to enable the depositary to vote the shares. The depositary will abstain from voting preferred shares to the extent it does not receive specific instructions from the holders of depositary shares representing such preferred shares.

Amendment and termination of depositary agreement

We may enter into an agreement with the depositary at any time to amend the form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement. However, the holders of a majority of the depositary shares must approve any amendment which materially and adversely alters the rights of the existing holders of depositary shares. We or the depositary may terminate the deposit agreement only if (a) all outstanding depositary shares issued under the agreement have been redeemed or (b) a final distribution in connection with any liquidation, dissolution or winding up has been made to the holders of the depositary shares.

Charges of depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will also pay charges of the depositary in connection with the initial deposit of the preferred shares and any redemption of the preferred shares. Holders of depositary shares will pay transfer and other taxes and governmental charges and such other charges as are expressly provided in the deposit agreement to be for their accounts.

Resignation and removal of depositary

The depositary may resign at any time by delivering to us notice of its election to resign, and we may at any time remove the depositary. Any resignation or removal will take effect when a successor depositary has been appointed and has accepted the appointment. Appointment must occur within 60 days after delivery of the notice of resignation or removal. The successor depositary must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Miscellaneous

The depositary will forward to the holders of depositary shares all reports and communications that we deliver to the depositary and that we are required to furnish to the holders of the preferred shares. Neither the depositary nor we will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the deposit agreement. The obligations of us and the depositary under the deposit agreement will be limited to performance in good faith of their duties under the agreement and they will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred shares unless the holders provide them with satisfactory indemnity. They may rely upon written advice of counsel or accountants, or information provided by persons presenting preferred stock for deposit, holders of depositary shares or other persons believed to be competent and on documents they believe to be genuine.

Description of warrants

The following description of the warrants and terms of the warrant agreement is a summary. It summarizes only those aspects of the warrants and those portions of the warrant agreement which we believe will be most important to your decision to invest in our warrants. There may be other provisions in the warrant agreement and the warrant certificate relating to the warrants which are also important to you. You should read these documents for a full description of the terms of the warrants. The forms of the warrant agreement and the warrant certificate will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

General

We may issue warrants to purchase debt or equity securities. We may issue warrants independently or together with any offered securities. The warrants may be attached to or separate from those offered securities. We will issue the warrants under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all as described in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

The prospectus supplement relating to any warrants that we may offer will contain the specific terms of the warrants. These terms may include, but are not limited to, the following:

•	the title of the warrants;

•	the designation, amount and terms of the securities for which the warrants are exercisable;

•	the designation and terms of the other securities, if any, with which the warrants are to be issued and the number of warrants issued with each other security;

•	the price or prices at which the warrants will be issued;

•	the aggregate number of warrants;

•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

•	the price or prices at which the securities purchasable upon exercise of the warrants may be purchased;

•	the terms of any mandatory or optional redemption provisions relating to the warrants;

•	the terms of any right we have to accelerate the exercise of the warrants upon the occurrence of certain events;

•	if the warrants will be sold with any other securities, and the date, if any, on and after which those warrants and any other securities will be transferable;

•	the identity of the warrant agent;

•	if applicable, the date on and after which the warrants and the securities purchasable upon exercise of the warrants will be separately transferable;

•	if applicable, a discussion of the material United States federal income tax considerations applicable to the exercise of the warrants;

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants;

•	the date on which the right to exercise the warrants will commence, and the date on which the right will expire;

•	the maximum or minimum number of warrants which may be exercised at any time; and

•	information with respect to book-entry procedures, if any.

Exercise of warrants

Each warrant will entitle the holder of warrants to purchase for cash the amount of debt or equity securities, at the exercise price stated or determinable in the prospectus supplement for the warrants. Warrants may be exercised at any time up to the close of business on the expiration date shown in the prospectus supplement relating to the warrants, unless otherwise specified in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void. Warrants may be exercised as described in the prospectus supplement relating to the warrants. When the warrant holder makes the payment and properly completes and signs the warrant certificate at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as possible, forward the debt or equity securities that the warrant holder has purchased. If the warrant holder exercises the warrant for less than all of the warrants represented by the warrant certificate, we will issue a new warrant certificate for the remaining warrants.

Description of subscription rights

This section describes the general terms of the subscription rights to purchase common stock or other securities that we may offer to stockholders using this prospectus. The following description is only a summary and does not purport to be complete. You must look at the applicable forms of subscription agent agreement and subscription certificate for a full understanding of all terms of any series of subscription rights. The forms of the subscription agent agreement and the subscription certificate will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

General

Subscription rights may be issued independently or together with any other security and may or may not be transferable. As part of the rights offering, we may enter into a standby underwriting or other arrangement under which the underwriters or any other person would purchase any securities that are not purchased in such rights offering. If we issue subscription rights, they may be governed by a separate subscription agent agreement that we will sign with a bank or trust company, as rights agent, that will be named in the applicable prospectus supplement. The rights agent will act solely as our agent and will not assume any obligation to any holders of rights certificates or beneficial owners of rights.

In general, a right entitles the holder to purchase for cash a specific number of shares of common stock or other securities at a specified exercise price. The rights are normally issued to stockholders as of a specific record date, may be exercised only for a limited period of time and become void following the expiration of such period. If we determine to issue subscription rights, we will accompany this prospectus with a prospectus supplement that will describe, among other things:

•	the record date for stockholders entitled to receive the rights;

•	the number of shares of common stock or other securities that may be purchased upon exercise of each right;

•	the exercise price of the rights;

•	whether the rights are transferable;

•	the period during which the rights may be exercised and when they will expire;

•	the steps required to exercise the rights;

•	the price, if any, for the subscription rights;

•	the number of subscription rights issued;

•	the terms of the shares of common stock or shares of preferred stock or depositary shares;

•	the extent to which the subscription rights are transferable;

•	if applicable, the material terms of any standby underwriting or other arrangement entered into by us in connection with the offering of subscription rights;

•	the other terms of the subscription rights, including the terms, procedures and limitations relating to the exercise of the subscription rights;

•	whether the rights include “oversubscription rights” so that the holder may purchase more securities if other holders do not purchase their full allotments;

•

whether we intend to sell the shares of common stock or other securities that are not purchased in the rights offering to an underwriter or other purchaser under a contractual “standby” commitment or other arrangement; and

•	any applicable United States federal income tax considerations.

If fewer than all of the rights issued in any rights offering are exercised, we may offer any unsubscribed securities directly to persons other than stockholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby arrangements, as described in the applicable prospectus supplement.

Description of debt securities and guarantees

The following description discusses the general terms and provisions of the debt securities that we may offer under this prospectus. The debt securities may be issued as senior debt securities or subordinated debt securities. The indebtedness represented by the senior debt securities will rank equally with all of our other unsecured and unsubordinated debt. The senior debt securities will, however, be subordinated in right of payment to all of our secured indebtedness to the extent of the value of the assets securing that indebtedness. The indebtedness represented by the subordinated debt securities will rank junior and be subordinate in right of payment to the prior payment in full of our senior debt, to the extent and in the manner set forth in the applicable prospectus supplement for the securities.

Unless otherwise specified in the applicable prospectus supplement, the senior debt securities and the subordinated debt securities will be issued by CDW LLC and CDW Finance Corporation and will be guaranteed by CDW Corporation and/or one or more of our U.S. subsidiaries. The senior debt securities and the subordinated debt securities will be issued under indenture(s) between us and one or more United States banking institutions. Unless otherwise specified in the applicable prospectus supplement, the trustee under the indentures will be U.S. Bank National Association.

The form of the indenture is filed as an exhibit to the registration statement of which this prospectus is a part. The indenture is subject to and governed by the Trust Indenture Act of 1939, as amended, or the Trust Indenture Act, and may be supplemented or amended from time to time following its execution. The form of the indenture gives us broad authority to set the particular terms of each series of debt securities, including the right to modify certain of the terms contained in the indenture. The particular terms of a series of debt securities and the extent, if any, to which the particular terms of the issue modify the terms of the form of indenture will be described in the prospectus supplement relating to such series of debt securities.

CDW LLC and CDW Finance Corporation may also issue additional senior debt securities under the indenture governing their 5.0% Senior Notes due 2023 (the “2023 Senior Notes”), the indenture governing their 5.5% Senior Notes due 2024 (the “2024 Senior Notes”) or the indenture governing their 5.0% Senior Notes due 2025 (the “2025 Senior Notes’), which will have terms substantially identical in all material respects to the 2023 Senior Notes, 2024 Senior Notes or the 2025 Senior Notes, respectively, and which will be guaranteed by CDW Corporation and our domestic subsidiaries that are guarantors under our senior secured term loan facility. The 2023 Senior Notes and any additional notes issued under the indenture governing the 2023 Senior Notes will be treated as a single class for all purposes under the indenture governing the 2023 Senior Notes. The 2024 Senior Notes and any additional notes issued under the indenture governing the 2024 Senior Notes will be treated as a single class for all purposes under the indenture governing the 2024 Senior Notes. The 2025 Senior Notes and any additional notes issued under the indenture governing the 2025 Senior Notes will be treated as a single class for all purposes under the indenture governing the 2025 Senior Notes. The indentures governing the 2023 Senior Notes, 2024 Senior Notes and the 2025 Senior Notes are filed as exhibits to the registration statement of which this prospectus is a part.

The following summary describes selected provisions of the form of indenture. This summary does not describe every aspect of the debt securities or the indenture and is subject to, and qualified in its entirety by reference to, all the provisions of the indenture, including the terms defined in the indenture. We urge you to read the indenture in its entirety. This summary is also subject to, and qualified in its entirety by reference to, the description of the particular debt securities in the applicable prospectus supplement.

General

The indenture provides that we will be able to issue an unlimited aggregate principal amount of debt securities under the indentures, in one or more series, and in any currency or currency units. We are not required to issue all debt securities of one series at the same time and, unless otherwise provided, we may reopen a series, without the consent of the holders of the debt securities of that series, for issuances of additional debt securities of that series.

Prior to the issuance of each series of debt securities, the terms of the particular securities will be specified in a supplemental indenture or a resolution of our board of directors or in one or more officers’ certificates pursuant to a board resolution. We will describe in the applicable prospectus supplement the terms of the debt securities being offered, including:

•	the title, and the price at which we will sell, the offered debt securities;

•	whether the offered debt securities are senior debt securities or subordinated debt securities;

•	the aggregate principal amount of the offered debt securities;

•	the date or dates on which principal will be payable or how to determine such date or dates;

•	the rate or rates or method of determination of interest;

•	the date from which interest will accrue;

•	the dates on which interest will be payable and any record dates for the interest payable on the interest payment dates;

•	the place of payment on the offered debt securities;

•

any obligation or option we have to redeem, purchase or repay the offered debt securities, or any option of the registered holder to require us to redeem, repurchase or repay offered debt securities, and the terms and conditions upon which the offered debt securities will be redeemed, purchased or repaid;

•

the currency or currencies, including composite currencies or currency units, in which payment of the principal of (or premium, if any) or interest, if any, on any of the offered debt securities will be payable if other than the currency of the United States of America;

•	whether the securities are to be guaranteed and the terms of any guarantees;

•	any index, formula or other method used to determine the amount of principal, premium, if any, or interest;

•	applicable material federal income tax considerations;

•	our right, if any, to defer payment of interest and the maximum length of this deferral period;

•	whether the offered debt securities are defeasible;

•	any addition to or change in the events of default;

•	any addition to or change in the covenants in the indenture;

•	the terms of any right to convert the offered debt securities into common shares; and

•	any other terms of the offered debt securities not inconsistent with the provisions of the indenture.

The general provisions of the indentures do not contain any provisions that would limit our ability or the ability of our subsidiaries to incur indebtedness or that would afford holders of our debt securities protection in the event of a highly leveraged or similar transaction involving us or any of our subsidiaries. Please refer to the applicable prospectus supplement for information with respect to any deletions from, modifications of or additions to, the events of default described below that are applicable to the offered debt securities or any covenants or other provisions providing event risk or similar protection.

Payment

Unless we state otherwise in the applicable prospectus supplement, we will pay interest on a debt security on each interest payment date to the person in whose name the debt security is registered as of the close of business on the regular record date relating to the interest payment date.

Unless we state otherwise in the applicable prospectus supplement, we will pay principal of and any premium on the debt securities at stated maturity, upon redemption or otherwise, upon presentation of the debt securities at the office of the trustee, as our paying agent, or at other designated places. Any other paying agent initially designated for the debt securities of a particular series will be identified in the applicable prospectus supplement.

Forms, transfers and exchanges

The debt securities of each series will be issued only in fully registered form, without interest coupons. Unless we state otherwise in the applicable prospectus supplement, the debt securities will be issued in denominations of $2,000 each and integral multiples of $1,000 in excess of $2,000.

Subject to the terms of the indenture and the limitations applicable to global securities, you may exchange or transfer debt securities at the corporate trust office of the trustee or at any other office or agency maintained by us for that purpose, without the payment of any service charge, except for any tax or governmental charge.

Global securities

The debt securities of any series may be issued, in whole or in part, by one or more global certificates that will be deposited with the depositary identified in the applicable prospectus supplement.

No global security may be exchanged in whole or in part for the debt securities registered in the name of any person other than the depositary for that global security or any nominee of that depositary except in the following circumstances or as otherwise provided in the applicable prospectus supplement. The depositary may discontinue providing its services as depositary with respect to the securities at any time by giving reasonable notice to us. Under such circumstances, in the event that a successor depositary is not obtained, certificates are required to be printed and delivered. In addition, we may decide to discontinue use of the system of book-entry-only transfers through a depositary. In that event, certificates will be printed and delivered to the depositary.

Unless otherwise stated in any prospectus supplement, The Depository Trust Company (“DTC”) will act as depositary. Beneficial interests in global certificates will be shown on, and transfers of global certificates will be effected only through records maintained by DTC and its participants.

Events of default

Unless otherwise specified in the applicable prospectus supplement, an event of default occurs with respect to debt securities of any series if:

•	we default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the debt securities;

•	we default in the payment when due of interest on or with respect to the debt securities and such default continues for a period of 30 days;

•

we default in the performance of, or breach any covenant, warranty or other agreement contained in, the indenture (other than a default in the performance or breach of a covenant, warranty or agreement which is specifically dealt with in the immediately preceding two bullets) and such default or breach continues for a period of 60 days after the notice specified below or 90 days with respect to the covenant described under Section 4.03 of the indenture;

•	certain events of bankruptcy affecting us;

•

if Article X of the indenture is made applicable with respect to such debt securities, the guarantee of CDW Corporation ceases to be in full force and effect (except as contemplated by the terms hereof); or

•	CDW Corporation denies or disaffirms its obligations under any indenture or guarantee, other than by reason of the release of the guarantee in accordance with the terms of any indenture.

If an event of default (other than an event of default with respect to certain events of bankruptcy affecting us) shall occur and be continuing, the trustee acting at the written direction of the holders of at least 25% in aggregate principal amount of the then total outstanding debt securities of an affected series may declare the principal of the debt securities and any accrued interest on the debt securities to be due and payable by notice in writing to us and the trustee specifying the respective event of default and that it is a “notice of acceleration,” and the same shall become immediately due and payable.

Upon such declaration of acceleration, the aggregate principal amount of, and accrued and unpaid interest, if any, on all of the outstanding debt securities shall ipso facto become and be immediately due and payable in cash without any declaration or other act on the part of the trustee or any holder of the debt securities. After such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of such outstanding debt securities may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the nonpayment of accelerated principal of or interest on such debt securities, have been cured or waived as provided in the indenture.

The holders of a majority in principal amount of the debt securities then outstanding may rescind and cancel such declaration and its consequences:

•	if the rescission would not conflict with any judgment or decree;

•	if all existing events of default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;

•

to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

•	if we have paid the trustee its reasonable compensation and reimbursed the trustee for its expenses, disbursements and advances; and

•

in the event of the cure or waiver of an event of default of the type related to certain events of bankruptcy affecting us, the trustee shall have received an officers’ certificate and an opinion of counsel that such event of default has been cured or waived.

No such rescission shall affect any subsequent default or impair any right consequent thereto.

The holders of a majority in principal amount of the debt securities of the affected series issued and then outstanding under the indenture may waive any existing default or event of default under the indenture, and its consequences, except a default in the payment of the principal of or interest on such debt securities.

Holders of the debt securities may not enforce the indenture or such debt securities except as provided in such indenture and under the Trust Indenture Act. Subject to the provisions of the indenture relating to the duties of the trustee, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request, order or direction of any of the holders of the debt securities, unless such holders have offered to the trustee reasonable indemnity satisfactory to the trustee. Subject to all provisions of the indenture and applicable law, the holders of a majority in aggregate principal amount of the then outstanding debt securities of a series issued under the Indenture have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

We are required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any default or event of default, we are required to promptly deliver to the trustee a statement specifying such default or event of default (unless such default or event of default has been cured prior to such time).

Merger or consolidation

The indenture provides that we may not consolidate or merge with or into another person, whether or not we are the surviving entity, and that we may not sell, assign, transfer, convey, lease or otherwise dispose of all or substantially all of our properties and assets, unless:

•

we are the surviving corporation; or the person formed by or surviving such consolidation or merger (if other than us) or to which such sale, assignment, transfer, conveyance, lease or other disposition has been made is a corporation or limited liability company organized or existing under the laws of the United States, any state of the United States, the District of Columbia or any territory thereof;

•	the successor company (if other than us) assumes all of our obligations under the debt securities and the indenture pursuant to agreements reasonably satisfactory to the trustee;

•	immediately after such transaction, no default or event of default exists; and

•

each guarantor (except if it is party to the transactions described above, in which case the second bullet above shall apply) shall have by supplemental indenture confirmed that its guarantee shall apply to such person’s obligations under the debt securities and the indenture.

Modification or waiver

Without the consent of any holder, we and the trustee may modify the indenture for any of the following purposes:

•	to cure any ambiguity, mistake, defect or inconsistency, as certified by us;

•	to provide for uncertificated debt securities in addition to or in place of certificated debt securities;

•

to provide for the assumption by a successor company or a successor company of a guarantor, as applicable, of our or such guarantor’s obligations under the indenture, the debt securities or any guarantee;

•

to make any change that would provide any additional rights or benefits to the holders of debt securities or that does not adversely affect the legal rights under the indenture of any such holder; provided that such changes pursuant to this clause shall not adversely affect the interests of the holders in any material respect, as determined in good faith by our board of directors;

•	to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

•	to evidence and provide for the acceptance and appointment of a successor trustee;

•	to provide for the issuance of exchange notes or private exchange notes, which are identical to exchange notes except they are not freely transferable;

•	to add a guarantee of the debt securities;

•

to mortgage, pledge, hypothecate or grant any other lien in favor of the trustee for the benefit of the holders of the debt securities, as security for the payment and performance of all or any portion of the obligations, in any property or assets, or otherwise to secure the debt securities;

•

to conform the text of the indenture, the guarantees or the debt securities to any provision of the “Description of new securities” to the extent that such provision in such “Description of new securities” was intended to be a verbatim recitation of a provision of the indenture, the guarantee or debt securities, as certified by us; or

•

to establish any form of security or guarantee, to provide for the issuance of any series of securities or guarantees thereof, and to set forth the terms thereof and/or add to the rights of the holders of the securities or guarantees of any series.

We and the trustee may, with some exceptions, amend or modify either indenture with the consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of all series affected by the amendment or modification. However, no amendment or modification may, without the consent of the holder of each outstanding debt security affected thereby:

•	reduce the principal amount of debt securities issued thereunder whose holders must consent to an amendment;

•	reduce the principal of or change the fixed maturity of any debt security or alter the provisions with respect to the redemption of any debt security;

•	reduce the rate of or change the time for payment of interest on any debt security issued thereunder;

•

waive a default or event of default in the payment of principal of, premium, if any, or interest on the debt securities issued thereunder (except a rescission of acceleration of the debt securities by the holders of at least a majority in aggregate principal amount of the debt securities of the applicable series then outstanding and a waiver of the payment default that resulted from such acceleration or in respect of a covenant or provision contained in the indenture or any guarantee which cannot be amended or modified without the consent of all holders);

•	make any debt security payable in money other than that stated therein;

•

make any change in the provisions of any indenture relating to waivers of past defaults or the rights of holders of debt securities to receive payments of principal of, or interest or premium, if any, on the debt securities issued thereunder or impair the right of any holder of debt securities to institute suit for the enforcement of any payment on or with respect to such holder’s debt securities;

•	make any change to or modify the ranking of the debt securities that would adversely affect either the holders of debt securities;

•	modify the guarantees in any manner adverse to the holders of the debt securities; or

•	make any change in the preceding amendment and waiver provisions.

Legal defeasance and covenant defeasance

The indenture provides that we may, at our option and at any time, elect to have all of our obligations and the obligations of the applicable guarantors discharged with respect to any outstanding debt securities issued under the indenture, subject to the terms and conditions as specified in the applicable prospectus supplement, except for:

•

the rights of holders of outstanding debt securities issued thereunder to receive payments in respect of the principal of, premium, if any, and interest on such debt securities when such payments are due solely out of the trust referred to below;

•

our obligations with respect to the debt securities issued thereunder concerning issuing temporary debt securities, registration of debt securities, mutilated, destroyed, lost or stolen debt securities and the maintenance of an office or agency for payment and money for security payments held in trust;

•	the rights, powers, trusts, duties and immunities of the trustee, and our obligations in connection therewith; and

•	the legal defeasance provisions of the indenture.

In addition, we may, at our option and at any time, elect to have our obligations and the obligations of the guarantors released with respect to certain covenants that are described in the indenture and thereafter any omission to comply with those covenants will not constitute a default or event of default with respect to the debt securities issued thereunder. In the event that a covenant defeasance occurs, certain events (not including nonpayment, bankruptcy, receivership, rehabilitation and insolvency events of ours) described under “—Events of default” will no longer constitute an event of defaults with respect the debt securities issued under the indenture.

In order to exercise either legal defeasance or covenant defeasance under the indenture:

•

we must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the debt securities of such series, cash in U.S. dollars, non-callable U.S. government securities, or a combination of cash in U.S. dollars and non-callable U.S. government securities, in such amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, premium, if any, and interest due on the outstanding debt securities of such series (calculated on the cash interest rate, if applicable) issued thereunder on the stated maturity date or on the applicable redemption date, as the case may be, of such principal, premium, if any, or interest on such debt securities and we must specify whether such debt securities are being defeased to maturity or to a particular redemption date;

•

in the case of legal defeasance, we shall have delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that, subject to customary assumptions and exclusions, (a) we have received from, or there has been published by, the United States Internal Revenue Service a ruling or (b) since the issuance of the debt securities of such series, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, subject to customary assumptions and exclusions, the holders of the outstanding debt securities of such series will not recognize income, gain or loss for U.S. federal income tax purposes, as applicable, as a result of such legal defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance had not occurred;

•

in the case of covenant defeasance, we have delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that, subject to customary assumptions and exclusions, the holders of the outstanding debt securities of such series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred;

•

no default or event of default has occurred and is continuing on the date of such deposit (other than a default or event of default resulting from the borrowing of funds to be applied to make such deposit and the grant of any lien securing such borrowings);

•

such legal defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under any other material agreement or instrument (other than the indenture) to which we or any guarantor is a party or by which we or any guarantor is bound;

•

we must deliver to the trustee an officers’ certificate stating that the deposit was not made by us with the intent of preferring the holders of the debt securities over the other creditors of ours or any guarantor or defeating, hindering, delaying or defrauding creditors of ours or any guarantor or others; and

•

we must deliver to the trustee an officers’ certificate and an opinion of counsel (which opinion of counsel may be subject to customary assumptions and exclusions), each stating that all conditions precedent provided for or relating to the legal defeasance or the covenant defeasance, as the case may be, have been complied with.

Senior debt securities

The senior debt securities will be unsecured senior obligations and will rank equally with all other senior unsecured and unsubordinated debt. The senior debt securities will, however, be subordinated in right of payment to all of our secured indebtedness to the extent of the value of the assets securing that indebtedness. Except as provided in the senior indenture or specified in any authorizing resolution or supplemental indenture relating to a series of senior debt securities to be issued, no senior indenture will limit the amount of additional indebtedness that may rank equally with the senior debt securities or the amount of indebtedness, secured or otherwise, that may be incurred or preferred shares that may be issued by any of our subsidiaries.

Subordinated debt

Subordinated debt securities will be subordinate and junior in right of payment, to the extent and in the manner set forth in the indenture, to all of our “senior indebtedness.” The indenture defines “senior indebtedness” as all obligations or indebtedness of, or guaranteed or assumed by, us for borrowed money whether or not represented by bonds, notes, debentures or other similar instruments, and amendments, renewals, extensions, modifications and refundings of any such indebtedness or obligation, in each case, whether outstanding on the date hereof or the date the debt securities are issued or created, incurred, or thereafter guaranteed or assumed. “Senior indebtedness” does not include any subordinated debt securities or any other obligations specifically designated as being subordinate in right of payment to senior indebtedness.

In general, the holders of all senior indebtedness are first entitled to receive payment of the full amount unpaid on senior indebtedness before the holders of any of the subordinated debt securities are entitled to receive a payment on account of the principal or interest on the indebtedness evidenced by the subordinated debt securities in certain events. Because the subordinated debt securities will be our unsecured obligations, our secured debt and other secured obligations will also be effectively senior to the subordinated debt securities to the extent of the value of the assets securing such debt or other obligations.

Corporate existence

Subject to the terms of the indenture, we will do or cause to be done all things necessary to preserve and keep in full force and effect our corporate (and in the case of CDW LLC, limited liability company) existence, charter and statutory rights and franchises; provided, however, that we will not be required to preserve any right or franchise if we determine that the preservation thereof is no longer desirable in the conduct of our business.

Governing law

The indentures and our debt securities will be governed by, and construed in accordance with, the law of the State of New York.

Guarantees

If the applicable prospectus supplement relating to a series of debt securities provides that those debt securities will have the benefit of a guarantee by CDW Corporation and/or any of its then existing or future domestic subsidiaries, then the debt securities will be fully and unconditionally guaranteed by such guarantors. Unless otherwise specified in the applicable prospectus supplement, we expect that the debt securities will be guaranteed by the guarantors under our existing indentures and our existing senior credit facilities. The guarantees will be general obligations of each guarantor. The guarantees will be joint and several obligations of the guarantors. If a series of debt securities is so guaranteed, the indenture or a supplemental indenture to the base indenture will be executed by each guarantor. The obligations of each guarantor under its guarantee will be limited as necessary to prevent that guarantee from constituting a fraudulent conveyance under applicable law. The terms of any guarantee and the conditions upon which any guarantor may be released from its obligations under that guarantee will be set forth in the applicable prospectus supplement.

Description of share purchase contracts and share purchase units

We may issue share purchase contracts, including contracts obligating holders to purchase from us, and us to sell to the holders, a specified number of shares of common stock at a future date or dates. The price per share of common stock and the number of shares of common stock may be fixed at the time the share purchase contracts are issued or may be determined by reference to a specific formula stated in the share purchase contracts.

The share purchase contracts may be issued separately or as part of units that we call “share purchase units.” Share purchase units consist of a share purchase contract and either our debt securities or debt obligations of third parties, including United States treasury securities, securing the holders’ obligations to purchase the common stock under the share purchase contracts.

The share purchase contracts may require us to make periodic payments to the holders of the share purchase units or vice versa, and these payments may be unsecured or refunded on some basis. The share purchase contracts may require holders to secure their obligations in a specified manner.

The applicable prospectus supplement will describe the terms of the share purchase contracts or share purchase units. The description in the prospectus supplement will only be a summary, and you should read the share purchase contracts, and, if applicable, collateral or depositary arrangements, relating to the share purchase contracts or share purchase units. Material United States federal income tax considerations applicable to the share purchase units and the share purchase contracts will also be discussed in the applicable prospectus supplement.

Each share purchase contract or share purchase unit and any related agreement will be governed by, and construed in accordance with, the laws of the State of New York.

Selling stockholders

Selling stockholders are persons or entities that, directly or indirectly, have acquired or will from time to time acquire from us, shares of common stock in various private transactions. Such selling stockholders may be parties to registration rights agreements with us, or we otherwise may have agreed or will agree to register their securities for resale. The initial purchasers of our securities, as well as their transferees, pledges, donees or successors, all of whom we refer to as “selling stockholders,” may from time to time offer and sell the securities pursuant to this prospectus and any applicable prospectus supplement.

The applicable prospectus supplement will set forth the name of each of the selling stockholders and the number of shares of our common stock beneficially owned by such selling stockholders that are covered by such prospectus supplement. The applicable prospectus supplement will also disclose whether any of the selling stockholders has held any position or office with, has been employed by or otherwise has had a material relationship with us during the three years prior to the date of the prospectus supplement.

Plan of distribution

We may offer and sell the securities described in this prospectus, and certain stockholders may sell common stock, in one or more of the following ways from time to time in one or more transactions:

•	to underwriters or dealers for resale to the public or to institutional investors;
•	directly to institutional investors;
•	directly to a limited number of purchasers or to a single purchaser;
•	through agents to the public or to institutional investors; or
•	through a combination of any of these methods of sale.

The prospectus supplement with respect to each series of securities will state the terms of the offering of the securities, including:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of the securities and the net proceeds to be received by us and any selling stockholders from the sale;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange or market on which the securities may be listed.

If we or any selling stockholders use underwriters or dealers in the sale, the securities will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions, including:

•	privately negotiated transactions;
•	at a fixed public offering price or prices, which may be changed;
•	in “at the market offerings” within the meaning of Rule 415(a)(4) of the Securities Act;
•	at prices related to prevailing market prices; or
•	at negotiated prices.

Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If underwriters are used in the sale of any securities, the securities may be offered either to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the securities if they purchase any of the securities.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement or a post-effective amendment to this registration statement.

If indicated in an applicable prospectus supplement, we and any selling stockholders may sell the securities through agents from time to time. The applicable prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions paid to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment. We and any selling stockholders may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from us and any selling stockholders at the public offering price set forth in the applicable prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The delayed delivery contracts will be subject only to those conditions set forth in the applicable prospectus supplement, and the applicable prospectus supplement will set forth any commissions paid for solicitation of these delayed delivery contracts.

Offered securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us or any selling stockholders. Any remarketing firm will be identified and the terms of its agreements, if any, with us or any selling stockholders and its compensation will be described in the applicable prospectus supplement.

Agents, underwriters and other third parties described above may be entitled to indemnification by us or any selling stockholders against certain civil liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents, underwriters and such other third parties may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

Each series of securities will be a new issue of securities and may not have an established trading market, other than our common stock, which is listed on the Nasdaq Global Select Market. The securities other than the common stock may or may not be listed on a national securities exchange and no assurance can be given that there will be a secondary market for any such securities or liquidity in the secondary market if one develops. Any underwriters to whom securities are sold by us or any selling stockholders for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice.

Fees and commissions

In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission or agency fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of any offering pursuant to this prospectus and any applicable prospectus supplement or pricing supplement, as the case may be; however, it is anticipated that the maximum commission or discount to be received in any particular offering of securities will be significantly less than this amount.

Legal matters

Certain legal matters with regard to the validity of the securities will be passed upon for us by Kirkland & Ellis LLP, Chicago, Illinois. Certain matters under Wisconsin law will be passed upon by Foley & Lardner LLP. Any underwriters or agents will be advised about other issues relating to any offering by counsel named in the applicable prospectus supplement.

Experts

The consolidated financial statements of the Company and its subsidiaries appearing in the Company’s Current Report on Form 8-K filed with the SEC on August 25, 2017, including the schedule appearing therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the report of Ernst & Young LLP pertaining to such financial statements (to the extent covered by consents filed with the SEC) given on the authority of such firm as experts in accounting and auditing.